                                                Filed pursuant to Rule 424(b)(2)
                                                under the Securities Act of 1933
                                                      Registration No. 333-28081

                                 [PINNACLE LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

         BancorpSouth, Inc. and Pinnacle Bancshares, Inc. have entered into an agreement and plan of merger which provides that, subject to shareholder and regulatory approval and other conditions, Pinnacle will merge into BancorpSouth. In connection with that transaction, Pinnacle's subsidiary bank, Pinnacle Bank, will merge into BancorpSouth Bank, a subsidiary of BancorpSouth. The combined company will have banking operations in Mississippi, Tennessee, Alabama, Arkansas, Louisiana and Texas, and, based upon the companies' most recent balance sheets, total assets of about $9.5 billion, deposits of about $7.9 billion and shareholders' equity of about $805.3 million.

         If the merger is completed, each shareholder of Pinnacle will be able to elect to receive cash, shares of BancorpSouth common stock or a combination of both for his or her shares of Pinnacle common stock, subject to the election proceedings described in this Prospectus Supplement/Proxy Statement and the related election form. However, you will not receive any fractional shares of BancorpSouth common stock. Instead, you will receive cash for any fraction of a share of BancorpSouth common stock.

         The merger cannot be completed without the approval of Pinnacle's shareholders. Pinnacle has scheduled a special meeting of its shareholders to vote on the agreement and plan of merger. In order for the agreement and plan of merger to be approved, at least a majority of the outstanding shares of Pinnacle common stock must be voted in favor of the agreement and plan of merger. The date, time and place of Pinnacle's special meeting is as follows:

                                February 28, 2002
                            10:00 a.m. (Central Time)
                       425 West Capitol Avenue, Suite 1100
                           Little Rock, Arkansas 72201

         Pinnacle's Board of Directors recommends that Pinnacle shareholders vote "FOR" approval of the agreement and plan of merger.

         The attached Prospectus Supplement/Proxy Statement provides you with detailed information about the proposed merger and the companies involved. We encourage you to read it carefully. You can also obtain information about BancorpSouth from documents it has filed with the Securities and Exchange Commission.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote your proxy by completing and mailing the enclosed proxy card to us. If your proxy is properly given and not revoked without indicating how you want to vote, your proxy will be counted as a vote in favor of the agreement and plan of merger. If you do not vote your proxy, the effect will be a vote against the agreement and plan of merger. If you attend the shareholders meeting, you may vote in person if you wish, even though you previously voted your proxy.

                                       Very truly yours,

                                       /s/ Robert M. Althoff

                                       Robert M. Althoff
                                       President and Chief Executive Officer
                                       Pinnacle Bancshares, Inc.

                                 [PINNACLE LOGO]

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 28, 2002

TO THE SHAREHOLDERS OF PINNACLE BANCSHARES, INC.:

         This serves as notice to you that a special meeting of shareholders of Pinnacle Bancshares, Inc. will be held on February 28, 2002 at 10:00 a.m., Central Time, at 425 West Capitol Avenue, Suite 1100, Little Rock, Arkansas 72201, for the purpose of considering and voting upon the following:

         - Approval of the Agreement and Plan of Merger, dated as of November 14, 2001, between Pinnacle Bancshares, Inc. and BancorpSouth, Inc., which provides for the merger of Pinnacle Bancshares, Inc. with and into BancorpSouth, Inc.

         Only holders of record of Pinnacle common stock at the close of business on January 28, 2002 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. In order for the agreement and plan of merger to be approved, at least a majority of the outstanding shares of Pinnacle common stock must be voted in favor of the agreement and plan of merger.

         If the agreement is approved and the merger is completed, each share of Pinnacle common stock, other than shares held by Pinnacle shareholders who properly exercise their rights to dissent from the merger, will be converted into the right to receive, at the election of the holder, $1,134.10 in cash, a number of shares of BancorpSouth common stock as determined by the exchange ratio (together with the related rights of BancorpSouth shareholders that are exercisable under certain circumstances) or a combination of cash and shares of BancorpSouth common stock, with cash to be paid in lieu of any remaining fractional share interest of BancorpSouth common stock. The exchange ratio will fluctuate, depending on the market price of BancorpSouth common stock. The exchange ratio will be 85.8516 shares of BancorpSouth common stock for each share of Pinnacle common stock if the average closing price per share of BancorpSouth common stock for the 10 consecutive trading days ending on the fifth trading day immediately preceding the merger is less than or equal to $13.209. The exchange ratio will be 63.4639 shares of BancorpSouth common stock for each share of Pinnacle common stock if the average closing price per share of BancorpSouth common stock for this time period is greater than or equal to $17.871. If the average closing price per share of BancorpSouth common stock for this time period is between $13.209 and $17.871, the number of shares of BancorpSouth common stock exchangeable for each share of Pinnacle common stock will be determined by dividing $1,134.10 by the average closing price per share of BancorpSouth common stock.

         Pinnacle and BancorpSouth have agreed that 49% of the total merger consideration to be received by Pinnacle shareholders will be cash and 51% of the total merger consideration to be received by Pinnacle shareholders will be shares of BancorpSouth common stock. The percentage of shares of Pinnacle common stock that will be convertible into the right to receive cash is therefore fixed at 49%, and the percentage of shares of Pinnacle common stock that will be convertible into the right to receive BancorpSouth common stock is fixed at 51%. In the event that more than 49% of the outstanding shares of Pinnacle common stock elect or otherwise are to receive cash consideration, the amount of cash that you will have the right to receive upon exchange of your shares of Pinnacle common stock will be adjusted on a pro rata basis so that, in the aggregate, 49% of the shares of Pinnacle common stock will be converted into the right to receive cash and the remaining 51% of the shares of Pinnacle common stock will be converted into the right to receive BancorpSouth common stock. In the event that more than 51% of the outstanding shares of Pinnacle common stock elect to receive stock consideration, the amount of BancorpSouth common stock that you will have the right to receive upon exchange of your shares of Pinnacle common stock will be adjusted on a pro rata basis so that, in the aggregate, 51% of the shares of Pinnacle common stock will be converted into the right to receive shares of BancorpSouth common stock and the remaining 49% of the shares of Pinnacle common stock will be converted into the right to receive cash. As a result, you may receive a different combination of consideration than you elected, based on the choices made by other Pinnacle shareholders or other circumstances. The federal income tax consequences of the merger to Pinnacle shareholders will depend on whether they receive cash, BancorpSouth common stock or a combination of cash and BancorpSouth common stock.

         PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AND THE ENCLOSED ELECTION FORM TO SUNTRUST BANK IN THE ENCLOSED ENVELOPE ON OR BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 26, 2002 AT THE ADDRESS LISTED ON THE ELECTION FORM AND LETTER OF TRANSMITTAL, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. ALSO, PLEASE SIGN, DATE AND RETURN THE ENCLOSED LETTER OF TRANSMITTAL, ALONG WITH ALL OF YOUR PINNACLE STOCK CERTIFICATES, IN THE SAME ENVELOPE, TO SUNTRUST BANK. IF YOUR ELECTION FORM IS NOT RECEIVED BY SUNTRUST BANK BY 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 26, 2002, YOU WILL BE DEEMED TO HAVE MADE NO ELECTION AND YOU WILL RECEIVE CONSIDERATION CONSISTING OF 51% BANCORPSOUTH COMMON STOCK AND 49% CASH IN EXCHANGE FOR YOUR SHARES. All Pinnacle shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail the enclosed proxy card in the enclosed return envelope. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. You may revoke your proxy at any time before it is voted. Please review the Prospectus Supplement/Proxy Statement attached to this notice for more complete information regarding the proposed merger and the special meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Robert M. Althoff

                                       Robert M. Althoff
                                       President and Chief Executive Officer
January 25, 2002

THE BOARD OF DIRECTORS OF PINNACLE UNANIMOUSLY RECOMMENDS THAT PINNACLE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 25, 2002)
AND PROXY STATEMENT

                               [BANCORPSOUTH LOGO]

                                  COMMON STOCK

         This Prospectus Supplement/Proxy Statement provides you with detailed information about a proposed merger between BancorpSouth, Inc. and Pinnacle Bancshares, Inc. This document also contains information about BancorpSouth and Pinnacle. If the merger is completed, Pinnacle will merge into BancorpSouth and Pinnacle shareholders, other than Pinnacle shareholders who properly exercise their rights to dissent from the merger, will receive, at the holder's election, in exchange for each share of Pinnacle common stock, $1,134.10 in cash, a number of shares of BancorpSouth common stock as determined by the exchange ratio, or a combination of cash and shares of BancorpSouth common stock, with cash to be paid in lieu of any remaining fractional share interest of BancorpSouth common stock. The merger consideration to be received by Pinnacle shareholders is subject to adjustment under certain circumstances described in this Prospectus Supplement/Proxy Statement.

         The exchange ratio will fluctuate, depending on the market price of BancorpSouth common stock. The exchange ratio will be 85.8516 shares of BancorpSouth common stock for each share of Pinnacle common stock if the average closing price per share of BancorpSouth common stock for the 10 consecutive trading days ending on the fifth trading day immediately preceding the merger is less than or equal to $13.209. The exchange ratio will be 63.4639 shares of BancorpSouth common stock for each share of Pinnacle common stock if the average closing price per share of BancorpSouth common stock for this time period is greater than or equal to $17.871. If the average closing price per share of BancorpSouth common stock for this time period is between $13.209 and $17.871, the number of shares of BancorpSouth common stock exchangeable for each share of Pinnacle common stock will be determined by dividing $1,134.10 by the average BancorpSouth common stock price. In connection with this transaction, Pinnacle Bank, a wholly-owned subsidiary of Pinnacle, will merge into BancorpSouth Bank, a subsidiary of BancorpSouth. We encourage you to carefully read and consider this Prospectus Supplement/Proxy Statement in its entirety.

         You can obtain additional information about BancorpSouth from documents that it has filed with the Securities and Exchange Commission. For information on how to obtain copies of these documents, you should refer to the section of this document entitled "WHERE YOU CAN FIND MORE INFORMATION," which begins on page 76.

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS." On January 25, 2002, the closing price per share of BancorpSouth common stock reported on the New York Stock Exchange was $17.97.

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN ITEM 7 OF BANCORPSOUTH'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF BANCORPSOUTH COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------

         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

            The date of this Prospectus Supplement/Proxy Statement is
                               January 25, 2002.

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
QUESTIONS AND ANSWERS ABOUT THE MERGER........................................................................... 1

SUMMARY.......................................................................................................... 5

SELECTED FINANCIAL DATA......................................................................................... 14

THE SPECIAL MEETING............................................................................................. 17
         General................................................................................................ 17
         Proxies................................................................................................ 17
         Solicitation of Proxies................................................................................ 18
         Record Date and Voting Rights.......................................................................... 18
         Recommendation of the Board of Directors............................................................... 19
         Dissenters' Rights..................................................................................... 19

THE MERGER...................................................................................................... 24
         Description of the Merger.............................................................................. 24
         Background of the Merger............................................................................... 26
         Pinnacle's Reasons for the Merger; Recommendation of the Board of Directors............................ 27
         Analysis of Pinnacle's Financial Advisor............................................................... 29
         BancorpSouth's Reasons For The Merger.................................................................. 32
         Regulatory Approval.................................................................................... 33
         Certain U.S. Federal Income Tax Consequences........................................................... 34
         Interests of Certain Persons in the Merger............................................................. 38
         Comparison of Rights of Shareholders................................................................... 39
         Restrictions on Resales by Affiliates.................................................................. 40

THE AGREEMENT AND PLAN OF MERGER................................................................................ 41
         Exchange of Certificates; Cash Election................................................................ 41
         Conditions to the Merger............................................................................... 43
         Termination of the Agreement and Plan of Merger........................................................ 43
         Conduct of Business Prior to the Merger and Other Covenants............................................ 44
         Indemnification........................................................................................ 46
         Amendment of the Agreement and Plan of Merger.......................................................... 46
         Waiver................................................................................................. 47
         Expenses............................................................................................... 47

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER.................................................................. 47

PRICE RANGE OF COMMON STOCK AND DIVIDENDS....................................................................... 48

PINNACLE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................. 49
         General................................................................................................ 49
         Analysis of Results of Operations...................................................................... 50
         Analysis of Financial Condition........................................................................ 54
         Interest Rate Sensitivity.............................................................................. 61
         Liquidity and Capital Resources........................................................................ 62
         Effects Of Inflation And Changing Prices............................................................... 64

INFORMATION ABOUT BANCORPSOUTH.................................................................................. 65

INFORMATION ABOUT PINNACLE...................................................................................... 66
         General................................................................................................ 66
         Supervision And Regulation............................................................................. 67
         Employees.............................................................................................. 71
         Certain Relationships and Related Transactions......................................................... 71
         Legal Proceedings...................................................................................... 71
         Principal Shareholders and Management.................................................................. 72

COMPARISON OF RIGHTS OF SHAREHOLDERS............................................................................ 74
         Change of Control...................................................................................... 74
         Shareholder Nominations and Proposals.................................................................. 75
         Board of Directors..................................................................................... 75
         Removal of Directors................................................................................... 76
         Authorized Capital Stock............................................................................... 76
         Rights of Shareholders to Call Special Meetings........................................................ 76

WHERE YOU CAN FIND MORE INFORMATION............................................................................. 77

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION..................................................... 79

LEGAL MATTERS................................................................................................... 80

EXPERTS......................................................................................................... 80

UNAUDITED FINANCIAL STATEMENTS OF PINNACLE BANCSHARES, INC. ................................................... F-1

PROSPECTUS DATED JANUARY 25, 2002 ............................................................................. P-1

ANNEX A - AGREEMENT AND PLAN OF MERGER ........................................................................ A-1

ANNEX B - PROVISIONS OF SUBCHAPTER 13 OF THE ARKANSAS BUSINESS
          CORPORATION ACT OF 1987, RELATING TO DISSENTERS' RIGHTS.............................................. B-1

         THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON ORAL OR WRITTEN REQUEST TO CATHY S. FREEMAN, VICE PRESIDENT AND CORPORATE SECRETARY OF BANCORPSOUTH, INC., ONE MISSISSIPPI PLAZA, TUPELO, MISSISSIPPI, 38804, (662) 680-2000. TO ENSURE TIMELY DELIVERY OF THE REQUESTED INFORMATION, YOU SHOULD MAKE YOUR REQUEST BY FEBRUARY 21, 2002, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE UPON WHICH YOU MUST MAKE THE INVESTMENT DECISION.

                    ----------------------------------------

         THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OTHER THAN SHARES OF BANCORPSOUTH COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER.

                              QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:       WHAT DO I NEED TO DO NOW?

A: Whether or not you plan to attend the special meeting of Pinnacle shareholders, please vote your proxy promptly by indicating on the enclosed proxy card how you want to vote, and fill out your election form and letter of transmittal according to their instructions. Please sign and mail the proxy card, the election form and the letter of transmittal, along with all of your Pinnacle stock certificates, in the enclosed return envelope which is addressed to SunTrust Bank as soon as possible so that your shares may be represented at the special meeting of shareholders and so that we may know the amount of each type of consideration you wish to receive. If your proxy is properly given and not revoked without indicating how you want to vote, your proxy will be counted as a vote in favor of the agreement and plan of merger between Pinnacle and BancorpSouth. If you do not vote on the agreement and plan of merger or if you abstain, the effect will be a vote against the agreement and plan of merger.

         You are invited to the special meeting of shareholders to vote your shares in person. If you do vote your proxy, you can take back your proxy at any time until shareholders vote at the special meeting of shareholders and either change your vote or attend the special meeting and vote in person.

         You may change your vote in any of the following ways:

                  - by sending written notice to SunTrust Bank prior to 5:00 p.m., Eastern Standard Time, on February 26, 2002 stating that you would like to revoke your proxy;

                  - by completing, signing and dating another proxy card and returning it by mail to SunTrust Bank prior to 5:00 p.m., Eastern Standard Time, on February 26, 2002;

                  - by delivering at the special meeting a duly executed proxy; or

                  - by attending the special meeting and voting in person.

         Regardless of whether you plan to attend the special meeting in person, we encourage you to vote your proxy promptly. This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

         THE BOARD OF DIRECTORS OF PINNACLE UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

Q:       WHAT IS THE PURPOSE OF THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT?

A: This document serves as Pinnacle's proxy statement and as BancorpSouth's prospectus. As a proxy statement, this document is being provided to Pinnacle shareholders because Pinnacle's Board of Directors is soliciting their proxy to vote to approve the agreement and plan of merger. As a prospectus, this document is being provided to Pinnacle shareholders by BancorpSouth because BancorpSouth is offering them shares of BancorpSouth common stock, in addition to cash, in exchange for their shares of Pinnacle common stock if the merger is completed, as possible consideration for the merger.

Q:       IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about BancorpSouth that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by reference to documents separately filed by BancorpSouth with the Securities and Exchange Commission. This means that BancorpSouth may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 76 for a list of documents that BancorpSouth has incorporated by reference into this Prospectus Supplement/Proxy Statement and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:       WHAT IF I CHOOSE NOT TO READ THE DOCUMENTS INCORPORATED BY REFERENCE?

A: Information contained in a document that is incorporated into this Prospectus Supplement/Proxy Statement by reference is part of this Prospectus Supplement/Proxy Statement, unless it is superseded by information contained directly in this Prospectus Supplement/Proxy Statement or in documents filed by BancorpSouth with the SEC after the date of this Prospectus Supplement/Proxy Statement. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

Q:       WHAT WILL I RECEIVE IN CONNECTION WITH THE MERGER?

A: You may elect to receive cash, shares of BancorpSouth common stock or a combination of cash and shares of BancorpSouth common stock by indicating your preference on the enclosed election form. The Prospectus Supplement/Proxy Statement explains in more detail what amount of cash and/or BancorpSouth common stock each shareholder of Pinnacle is entitled to receive. The percentage of shares of Pinnacle common stock that will be convertible into the right to receive cash is fixed at 49%. In the event that more than 49% of the outstanding shares of Pinnacle common stock elect or otherwise receive cash consideration, the amount of cash that you will have the right to receive upon exchange of your shares of Pinnacle common stock will be adjusted on a pro rata basis so that, in the aggregate, 49% of the shares of Pinnacle common stock will be converted into the right to receive cash and the remaining 51% of the shares of Pinnacle common stock will be converted into the right to receive BancorpSouth common stock. The percentage of shares of Pinnacle common stock that will be convertible into the right to receive BancorpSouth common stock is fixed at 51%. In the event that more than 51% of the outstanding shares of Pinnacle common stock elect to receive stock consideration, the amount of BancorpSouth common stock that you will have the right to receive upon exchange of your shares of Pinnacle common stock will be adjusted on a pro rata basis so that, in the aggregate, 51% of the shares of Pinnacle common stock will be converted into the right to receive shares of BancorpSouth common stock and the remaining 49% of the shares of Pinnacle common stock will be converted into the right to receive cash. As a result, you may receive a different combination of consideration than you elected, based on the choices made by other Pinnacle shareholders or other circumstances.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: If you exchange your shares of Pinnacle common stock solely for BancorpSouth common stock, you should not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you exchange your shares of Pinnacle common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of Pinnacle common stock for a combination of BancorpSouth common stock and cash, you should recognize gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange.

         THIS TAX TREATMENT MAY NOT APPLY TO ALL PINNACLE SHAREHOLDERS. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

Q:       WHY HAVE I BEEN SENT AN ELECTION FORM?

A: If the agreement is approved and the merger is completed, unless you exercise your right to dissent from the merger, each share of Pinnacle common stock held by you will be converted into the right to receive, at your election, $1,134.10 in cash, a number of shares of BancorpSouth common stock as determined by the exchange ratio or a combination of cash and shares of BancorpSouth common stock, with cash to be paid in lieu of any remaining fractional share interest. The election form is the document provided to you to select the amount of each type of consideration you wish to receive. The form is divided into four sections. There are corresponding instructions for completing each of these sections.

Q:       WHAT HAPPENS IF I DO NOT SEND IN MY ELECTION FORM?

A: If you do not respond, you will receive consideration of 51% BancorpSouth common stock and 49% cash in exchange for your shares of Pinnacle common stock.

Q:       WHAT HAPPENS IF I MISS THE ELECTION DEADLINE?

A: Missing the election deadline is the same as not responding - you will receive consideration of 51% BancorpSouth common stock and 49% cash in exchange for your shares of Pinnacle common stock. The election deadline is 5:00 p.m., Eastern Standard Time, on February 26, 2002.

Q:       WHAT HAPPENS IF I MISS THE PROXY DEADLINE?

A: Missing the proxy deadline will invalidate the proxy granted by the enclosed proxy card and is therefore the same as not voting on the agreement and plan of merger unless you do one of the following:

         -    vote by proxy at the special meeting; or

         -    attend the special meeting and vote in person.

Q:       AM I GUARANTEED TO RECEIVE WHAT I ASK FOR ON THE ELECTION FORM?

A: No. If more than 49% of the outstanding shares of Pinnacle common stock elect or otherwise receive cash consideration, the amount of cash that you will have the right to receive upon exchange of your shares of Pinnacle common stock will be adjusted on a pro rata basis so that, in the aggregate, 49% of the shares of Pinnacle common stock will be converted into the right to receive cash and the remaining 51% of the shares of Pinnacle common stock will be converted into the right to receive BancorpSouth common stock. If more than 51% of the outstanding shares of Pinnacle common stock elect to receive stock consideration, the amount of BancorpSouth common stock that you will have the right to receive upon exchange of your shares of Pinnacle common stock will be adjusted on a pro rata basis so that, in the aggregate, 51% of the shares of Pinnacle common stock will be converted into the right to receive shares of BancorpSouth common stock and the remaining 49% of the shares of Pinnacle common stock will be converted into the right to receive cash. As a result, you may not receive the combination of cash and/or shares you elected, based on the choices made by other Pinnacle shareholders or other circumstances.

Q:       SHOULD I SEND IN MY PINNACLE STOCK CERTIFICATES NOW?

A: Yes. Enclosed is an election form and letter of transmittal with instructions on how to exchange your shares of Pinnacle common stock for cash, shares of BancorpSouth common stock or some combination of cash and BancorpSouth common stock. You should follow the written instructions included with the election form and letter of transmittal and return it, along with all of your Pinnacle stock certificates, to SunTrust Bank at the address listed in the instructions.

Q.       WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE MERGER?

A:       If you have more questions about the merger, you should contact:

         Pinnacle Bancshares, Inc.
         2610 Cantrell Road
         Little Rock, Arkansas 72202
         Attention: Robert M. Althoff, President
              and Chief Executive Officer
         Phone Number: (501) 614-5000

Q.       ARE BANCORPSOUTH SHAREHOLDERS REQUIRED TO APPROVE THE MERGER?

A:       No, BancorpSouth shareholders are not required to approve the merger.

Q.       DO I HAVE DISSENTERS' RIGHTS?

A: Yes, if you so choose, you are entitled to exercise dissenters' rights in connection with the merger.

Q.       WHEN WILL THE MERGER BE COMPLETED?

A: We expect to complete the merger in the first quarter of 2002, promptly after the Pinnacle shareholders approve the agreement and plan of merger, provided that all of the other conditions to the merger have been satisfied at such time.

                                     SUMMARY

         This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which it refers you in order to understand fully the merger and to obtain a more complete description of the companies and the legal terms of the merger. For information on how to obtain copies of documents referred to in this document, you should read the section of this document entitled "WHERE YOU CAN FIND MORE INFORMATION." Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES P-1, 65, AND 66)

BANCORPSOUTH, INC.
One Mississippi Plaza
Tupelo, Mississippi 38804
(662) 680-2000

         BancorpSouth is a Mississippi corporation and a bank holding company with commercial banking and financial services operations in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. Its principal subsidiary is BancorpSouth Bank. At September 30, 2001, BancorpSouth had total assets of about $9.4 billion, deposits of about $7.8 billion, and shareholders' equity of about $796.4 million. For a more detailed description of BancorpSouth's business, please see "Information on BancorpSouth" on page 64 and the attached Prospectus, on page P-1, dated as of January 25, 2002.

PINNACLE BANCSHARES, INC.
2610 Cantrell Road
Little Rock, Arkansas 72202
(501) 614-5000

         Pinnacle is incorporated in Arkansas and a bank holding company. It is based in Little Rock, Arkansas and conducts its operations through its subsidiary bank, Pinnacle Bank. Pinnacle Bank has two subsidiaries, Pinnacle Bank Home Loan Company and Pinnacle Capital Resources, Inc. Pinnacle's subsidiaries conduct commercial banking operations through a total of three offices in Little Rock, Pulaski County, Arkansas. As of December 31, 2001, Pinnacle had total assets of about $135.2 million, deposits of about $101.8 million and shareholders' equity of about $8.9 million.

THE MERGER (PAGE 24)

         BancorpSouth and Pinnacle have entered into an agreement and plan of merger whereby Pinnacle will merge into BancorpSouth, subject to the approval of Pinnacle's shareholders, regulatory approval and other conditions. The agreement and plan of merger is attached to this Prospectus Supplement/Proxy Statement as Annex A. You should read it carefully.

         If this merger is completed, the businesses and operations of BancorpSouth and Pinnacle will be combined into a single, larger company, and Pinnacle's subsidiary bank will be combined with BancorpSouth Bank into a single, larger bank. BancorpSouth and Pinnacle hope to complete the merger during the first quarter of 2002.

WHAT PINNACLE SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGE 24)

         If the merger is completed, Pinnacle shareholders, except for Pinnacle shareholders who properly exercise their rights to dissent from the merger, will receive, at the holder's election, $1,134.10 in cash, the number of shares of BancorpSouth common stock as determined by the exchange ratio or some combination of cash and shares of BancorpSouth common stock in exchange for each of their shares of Pinnacle common stock. Pinnacle and BancorpSouth have agreed that 49% of the total merger consideration to be paid by BancorpSouth to the Pinnacle shareholders will be cash and the remaining 51% of the total merger consideration will be shares of BancorpSouth common stock. The percentage of shares of Pinnacle common stock that will be convertible into the right to receive cash is therefore fixed at 49%, and the percentage of shares of Pinnacle common stock that will be convertible into the right to receive BancorpSouth common stock is fixed at 51%. In the event that more than 49% of the outstanding shares of Pinnacle common stock elect or otherwise receive cash consideration, the amount of cash that a given Pinnacle shareholder will have the right to receive upon exchange of his or her shares of Pinnacle common stock will be adjusted on a pro rata basis so that, in the aggregate, 49% of the shares of Pinnacle common stock will be converted into the right to receive cash and the remaining 51% of the shares of Pinnacle common stock will be converted into the right to receive BancorpSouth common stock. In the event that more than 51% of the outstanding shares of Pinnacle common stock elect to receive stock consideration, the amount of BancorpSouth common stock that a given Pinnacle shareholder will have the right to receive upon exchange of his or her shares of Pinnacle common stock will be adjusted on a pro rata basis so that, in the aggregate, 51% of the shares of Pinnacle common stock will be converted into the right to receive shares of BancorpSouth common stock and the remaining 49% of the shares of Pinnacle common stock will be converted into the right to receive cash. As a result, a Pinnacle shareholder may receive a different combination of consideration than he or she elected, based on the choices made by other Pinnacle shareholders or other circumstances.

         BancorpSouth will not issue any fractional shares of BancorpSouth common stock. Instead, a Pinnacle shareholder will receive cash equal to the product of the average of the last reported sale prices per share of BancorpSouth common stock as reported on the New York Stock Exchange for the 10 consecutive trading days ending on the fifth day immediately before the date on which the merger is completed, times the fraction of a share of BancorpSouth common stock to which the shareholder otherwise would be entitled.

         The exchange ratio will be adjusted to reflect changes in the market price of BancorpSouth common stock. The exchange ratio will be 85.8516 shares of BancorpSouth common stock for each share of Pinnacle common stock if the average price per share of BancorpSouth common stock for the 10 consecutive trading days ending on the fifth trading day immediately preceding the merger is less than or equal to $13.209. The exchange ratio will be 63.4639 shares of BancorpSouth common stock for each share of Pinnacle common stock if the average price per share of BancorpSouth common stock for this period is greater than or equal to $17.871. If the average price per share of BancorpSouth common stock for this period is between $13.209 and $17.871, the number of shares of BancorpSouth common stock exchangeable for each share of Pinnacle common stock will be determined by dividing $1,134.10 by the average price per share.

         If the merger is completed, each outstanding and unexercised option to purchase shares of Pinnacle common stock will no longer represent a right to acquire shares of Pinnacle common stock and will be replaced promptly following the merger by an option to purchase shares of BancorpSouth common stock. The number of shares underlying each new option will be adjusted to provide for a number of shares of BancorpSouth common stock (rounded to the nearest whole number) to which the option holder would have been entitled had such options been exercised in full immediately prior to the effective time of the merger and had such holder received only stock consideration in the merger. The exercise price will be adjusted to reflect an exercise price equal to the quotient (rounded to the nearest whole number) of the aggregate exercise price of Pinnacle common stock under the original options, divided by the number of shares of BancorpSouth common stock issuable under the new options.

BANCORPSOUTH'S STOCK PRICE WILL FLUCTUATE (PAGE 26)

         BancorpSouth expects the market price of its common stock to fluctuate due to market factors beyond its control before and following the merger. Because the exchange ratio fluctuates only if the average closing price per share of BancorpSouth common stock for the ten consecutive days ending on the fifth trading day preceding the merger is between $13.209 and $17.871 and is otherwise fixed and the market price of BancorpSouth common stock may fluctuate, if the average closing price per share of BancorpSouth common stock for such period is less than $13.209 or greater than $17.871, the value of the shares of BancorpSouth common stock that Pinnacle shareholders will receive in the merger may increase or decrease prior to completion of the merger. BancorpSouth cannot assure you that the market price of BancorpSouth common stock will not decrease before or after completion of the merger.

SPECIAL SHAREHOLDERS MEETING (PAGE 17)

         A special meeting of the shareholders of Pinnacle will be held on February 28, 2002 at the following time and place:

                               February 28, 2002
                           10:00 a.m. (Central Time)
                      425 West Capitol Avenue, Suite 1100
                          Little Rock, Arkansas 72201

         At the special meeting, shareholders of Pinnacle will be asked to approve the agreement and plan of merger between Pinnacle and BancorpSouth.

THE BOARD OF DIRECTORS OF PINNACLE RECOMMENDS THAT ITS SHAREHOLDERS APPROVE THE AGREEMENT AND PLAN OF MERGER (PAGE 27)

         The Board of Directors of Pinnacle believes that the merger between Pinnacle and BancorpSouth is in the best interests of Pinnacle shareholders, and unanimously recommends that Pinnacle shareholders vote "FOR" the proposal to approve the agreement and plan of merger. This belief is based on a number of factors described in this document.

VOTE REQUIRED TO COMPLETE MERGER (PAGE 18)

         In order for the merger to be approved, at least a majority of the outstanding shares of Pinnacle common stock must be voted in favor of the agreement and plan of merger. Pinnacle expects that its executive officers and directors will vote all of their shares of Pinnacle common stock in favor of the agreement and plan of merger.

         The following chart describes the Pinnacle shareholder vote required to approve the agreement and plan of merger:

         Number of shares of common stock of Pinnacle outstanding
              on January 28, 2002.......................................         17,137

         Number of votes necessary to approve the agreement and plan
              of merger.................................................          8,570

         Percentage of outstanding shares of Pinnacle common stock
              necessary to approve the agreement and plan of merger.....          50.01%

         Number of votes that executive officers and directors of
              Pinnacle and their affiliates can cast as of January
              28, 2002..................................................          5,969

         Percentage of votes that executive officers and
              directors of Pinnacle and their affiliates can cast
              as of January 28, 2002....................................          34.83%

RECORD DATE; VOTING POWER (PAGE 18)

         You can vote at the special meeting of Pinnacle shareholders if you owned Pinnacle common stock as of the close of business on January 28, 2002, the record date set by Pinnacle's Board of Directors. Each share of Pinnacle common stock is entitled to one vote. On January 28, 2002, there were 17,137 shares of Pinnacle common stock outstanding and entitled to vote on the agreement and plan of merger.

BACKGROUND OF THE MERGER (PAGE 26)

         In late August, 2001, management and the Board of Directors of Pinnacle began initial discussions with representatives of Stephens Inc., an investment banking firm, regarding the alternatives available to Pinnacle to maximize shareholder value. Pinnacle's Board of Directors retained Stephens to assist the Board in establishing a reasonable value for Pinnacle and in soliciting expressions of interest from third parties regarding a potential business combination.

         On October 19, 2001, BancorpSouth informed Stephens that it would like to make a bid for Pinnacle. Based upon the favorable price proposed by BancorpSouth and upon the advice of Stephens, Pinnacle informed BancorpSouth that it would deal exclusively with BancorpSouth for an unspecified limited period of time, if Pinnacle representatives believed, in their discretion, that the parties were making substantial progress towards the execution of a definitive agreement.

         Pinnacle's Board met on November 9, 2001 to discuss and consider the proposed transaction with BancorpSouth. Stephens made a presentation regarding the financial rationale supporting the transaction, which included a detailed financial analysis concerning Pinnacle and a detailed review of the potential transaction values and likelihood of success of pursuing a combination with other potential merger partners. Although no fairness opinion was rendered by Stephens, Stephens indicated to the board that, as a result of these analyses, it believed it unlikely that another potential merger candidate would be willing to propose a transaction that was financially superior to the transaction proposed by BancorpSouth, and that, if requested, it was prepared to render an opinion as to the fairness of the transaction from a financial point of view. Pinnacle's Board also considered the timing and prospects for completion of the BancorpSouth transaction and the significant risk of jeopardizing the transaction if it pursued other alternatives.

         After a review of all aspects of the proposed transaction and considerable discussion, Pinnacle's Board authorized some of Pinnacle's officers and directors to complete the final negotiations with BancorpSouth and enter into a definitive merger agreement. On November 14, 2001, Pinnacle and BancorpSouth executed the agreement and plan of merger.

WHY BANCORPSOUTH AND PINNACLE ARE SEEKING TO MERGE (PAGES 27 AND 32)

         The merger will combine the strengths of BancorpSouth and Pinnacle and their subsidiary banks. The combined company resulting from the merger should eventually be able to achieve superior financial performance compared to each company operating independently. By merging with BancorpSouth, Pinnacle will have access to the substantially larger capital base and lending limits of BancorpSouth, as well as a broader array of financial products to offer its current and potential customers. The combined company is also expected to be able to reduce costs by eliminating overlap in the companies' operations and by applying BancorpSouth's investments in technology to Pinnacle's operations. The competitiveness of the financial services industry is increasing continually, and the greater strength realized through combining the companies is expected to enable them to provide superior products and services to their customers and benefits to their shareholders.

         In determining whether to approve the merger, the Board of Directors of Pinnacle consulted with its senior management and legal and financial advisors and considered the strategic, financial and other consideration referred to under "The Merger - Pinnacle's Reasons for the Merger; Recommendation of the Board of Directors," starting at page 27.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 34)

         Your U.S. federal income tax consequences will depend primarily on whether you exchange your Pinnacle common stock solely for BancorpSouth common stock, solely for cash or for a combination of BancorpSouth common stock and cash. If you exchange your Pinnacle shares solely for BancorpSouth common stock, you should not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you exchange your Pinnacle shares solely for cash, you should recognize gain or loss on the exchange. If you exchange your Pinnacle shares for a combination of BancorpSouth common stock and cash, you should recognize a gain, but not any loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. The actual U.S. federal income tax consequences to you of electing to receive cash, BancorpSouth common stock or a combination of both will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply.

         THIS TAX TREATMENT MAY NOT APPLY TO ALL PINNACLE SHAREHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

         BancorpSouth and Pinnacle will not be obligated to complete the merger unless they each receive an opinion from their respective legal counsel, dated the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that BancorpSouth and Pinnacle will each be a party to that reorganization. If such opinions are rendered, the U.S. federal income tax treatment of the merger should be as described above. The opinions of the parties' respective counsel, however, do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 38)

         Directors and executive officers of Pinnacle will be issued shares of BancorpSouth common stock in the merger on the same basis as other shareholders of Pinnacle. The following chart shows the number of shares of BancorpSouth common stock that may be issued to directors and executive officers of Pinnacle in the merger assuming that each such officer and director elects to receive all of his or her consideration in the form of BancorpSouth common stock:

                  Shares of Pinnacle common stock beneficially owned, including stock options that may be exercised within 60 days, by its executive officers and directors on January 28, 2002.....7,289

                  Maximum number of shares of BancorpSouth common stock that may be received in the merger by executive officers and directors based upon this beneficial ownership...................625,772

         Mr. Robert M. Althoff, who is currently the President and Chief Executive Officer and a Director of Pinnacle, will become a Vice President of BancorpSouth Bank and President or a comparable officer, as determined by BancorpSouth Bank, of the Little Rock, Arkansas community bank of BancorpSouth Bank after the merger. Mr. Dabbs Cavin, currently the Executive Vice President and Chief Lending Officer and a Director of Pinnacle, will become a Vice President of BancorpSouth Bank and assistant branch manager or a comparable officer, as determined by BancorpSouth Bank, of the Little Rock, Arkansas community bank of BancorpSouth Bank, after the merger. Both Mr. Althoff and Mr. Cavin have entered into agreements with BancorpSouth that are effective upon completion of the merger. Messrs. Althoff's and Cavin's new agreements with BancorpSouth provide for stock bonuses, which vest fully upon their termination without cause or a change of control of BancorpSouth or BancorpSouth Bank. These agreements replace and supersede these officers' existing severance agreements with Pinnacle, which provide for, among other things, severance payments upon termination of employment without cause or following a change of control of Pinnacle.

         Ms. Beth Harvey, Senior Vice President of Pinnacle, and Mr. Thomas C. Evans, Executive Vice President and Chief Financial Officer of Pinnacle, are each party to an employment agreement with Pinnacle which provides for the payment of severance benefits upon termination of employment without cause or a change of control of Pinnacle. Ms. Harvey has agreed to terminate her employment agreement in exchange for a payment of $25,000. Also, nine non-executive officers are parties to a bonus agreement in the event of a change of control of Pinnacle Bank pursuant to which Pinnacle Bank has agreed to pay each of the officers a bonus payment equal to three months base salary if the officer continues to be employed by Pinnacle Bank or any successor company for 180 days from the date of the change of control or upon termination without cause following a change of control. It is anticipated that the merger would constitute a change of control for purposes of these agreements.

         The following executive officers will receive an aggregate bonus of $565,000 upon the closing of the merger: Robert M. Althoff, Dabbs Cavin, Thomas
C. Evans and Beth Harvey.

         Robert C. Nolan, a director of BancorpSouth, owns around 2.4% of the issued and outstanding shares of Pinnacle.

YOU MAY DISSENT FROM THE MERGER (PAGE 19)

         Arkansas law permits Pinnacle shareholders to dissent from the merger and to receive the fair value of their shares of Pinnacle common stock in cash. To do this, a Pinnacle shareholder must follow certain procedures, including filing certain notices with Pinnacle and refraining from voting their shares in favor of the merger. If they properly dissent from the merger, their shares of Pinnacle common stock will not be exchanged for shares of BancorpSouth common stock in the merger, and their only right will be to receive the appraised fair value of their shares of Pinnacle common stock in cash. A copy of the Arkansas statutes describing these dissenters' rights and the procedures for exercising them is attached as Annex B to this Prospectus Supplement/Proxy Statement. Pinnacle shareholders who perfect their dissenters' rights and receive cash in exchange for their shares of Pinnacle common stock may recognize gain or loss for U.S. federal income tax purposes.

WE MUST OBTAIN REGULATORY APPROVALS TO COMPLETE THE MERGER (PAGE 33)

         We cannot complete the merger unless we obtain the approval of the Federal Deposit Insurance Corporation. The U.S. Department of Justice has input into the FDIC's approval process. Once the FDIC has approved the merger, federal law requires that we wait for 15 to 30 days to complete the merger in order to give the Department of Justice the opportunity to review and object to the merger. BancorpSouth expects to obtain approval of the merger from the FDIC on February 5, 2002 and expects that the waiting period for the Department of Justice will expire on February 20, 2002, 15 days after receipt of the FDIC approval.

         In addition, the merger is subject to the approval of the Mississippi Department of Banking and Consumer Finance and the Arkansas State Bank Department. BancorpSouth and Pinnacle have filed all of the required notices and applications, as appropriate, with these federal and state regulatory authorities, and approval of the merger is expected to be received prior to the approval of the agreement and plan of merger by the shareholders of Pinnacle.

         While we believe that we will obtain the remaining regulatory approvals in a timely manner, we cannot be certain if or when we will obtain them.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 43)

         The completion of the merger depends on a number of conditions being met, including the following:

         - Shareholders of Pinnacle approving the agreement and plan of merger;

         - Receipt of all required regulatory approvals, including that of the FDIC, and the expiration of any regulatory waiting periods;

         - The absence of any governmental order blocking completion of the merger, or of any proceedings by a government body trying to block it; and

         - Receipt of opinions of legal counsel to each company that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that BancorpSouth and Pinnacle will each be a party to that reorganization.

         In cases where the law permits, a party to the agreement and plan of merger could elect to waive a condition that has not been satisfied and complete the merger although the party is entitled not to complete the merger. We cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE AGREEMENT AND PLAN OF MERGER (PAGE 43)

         We can agree at any time to terminate the agreement and plan of merger without completing the merger, even if the shareholders of Pinnacle have already voted to approve it.

         BancorpSouth may terminate the agreement and plan of merger if the Pinnacle shareholders fail to approve the agreement and plan of merger or if Pinnacle's Board of Directors has withdrawn or changed in a manner adverse to BancorpSouth its approval of the merger, or its recommendation to its shareholders that such shareholders approve the agreement and plan of merger and the transactions contemplated in the agreement and plan of merger. In addition, BancorpSouth may terminate the agreement and plan of merger if Pinnacle enters into any letter of intent, agreement in principle, or acquisition or similar agreement related to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Pinnacle or any of its subsidiaries or any proposal, inquiry or offer to acquire in any manner all or a 10% or greater interest in, or all or a substantial portion of the assets of, Pinnacle or any of its subsidiaries, other than the transactions described in this Prospectus Supplement/Proxy Statement. In the event the agreement and plan of merger is terminated for any reason other than BancorpSouth's failure to perform its obligations, after the expiration of any applicable cure periods, and if any such offer or proposal has been made or is made at any time within a six month period after such termination of the agreement and plan of merger, Pinnacle shall pay $500,000 in cash to BancorpSouth on demand.

         In addition, either of us can terminate the agreement and plan of merger in the following circumstances:

         - After a final decision by a governmental authority to prohibit the merger, or 60 days after the rejection of an application for a required governmental approval;

         -        If the merger is not completed by April 30, 2002; or

         - If the other party violates, in a significant way, any of its representations, warranties, covenants or obligations contained in the agreement and plan of merger.

         Generally, a party can only terminate the agreement and plan of merger in one of these situations if that party is not in violation of the agreement and plan of merger or if its violations of the agreement and plan of merger are not the cause of the event permitting termination.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 48)

         Shares of BancorpSouth common stock are listed on the New York Stock Exchange. On November 13, 2001, the last full trading day prior to the public announcement of the merger, BancorpSouth common stock closed at $15.54 per share. On January 25, 2002, BancorpSouth common stock closed at $17.97 per share. Of course, the market price of BancorpSouth common stock will fluctuate prior to and after completion of the merger. You should obtain current stock price quotations for BancorpSouth common stock.

         There is no established trading market for shares of Pinnacle common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of Pinnacle common stock have been bought and sold.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 79)

         This document, and other documents to which you are referred in this document, contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about the anticipated performance of the combined companies after the merger. Forward-looking statements generally refer to a future period and/or include any of the words "believes," "expects," "anticipates," "should," "will," "estimates," "plans" or "intends" or similar expressions. Many possible events or factors could affect each of our future financial results and performance and that of the combined company after the merger and could cause those results or performance to differ materially from those expressed in forward-looking statements. These possible events or factors include the following:

         - Problems or delays in bringing us together, either before or after the merger is completed;

         -        Legal and regulatory risks and uncertainties;

         - Economic, political and competitive forces affecting our businesses, markets, constituencies or securities; and

         - Inaccuracies in our analyses of these risks and forces, and lack of success of strategies developed to deal with them.

                             SELECTED FINANCIAL DATA

         The following tables show summarized unaudited historical consolidated financial data for BancorpSouth. The information set forth for the nine-month period ended September 30, 2001 does not indicate what the results will be for the full 2001 fiscal year.

         The information in the following tables is based on the historical financial information of BancorpSouth that has been presented in its prior filings with the Securities and Exchange Commission (and which have been incorporated by reference into this Prospectus Supplement/Proxy Statement). All of the summary financial information provided in the following tables should be read in connection with this historical financial information. For information on how to obtain BancorpSouth's historical financial information presented in its prior filings, you should refer to the section of this document captioned "Where You Can Find More Information." The financial information as of and for the interim periods ended September 30, 2001 and 2000 has not been audited and in the opinion of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                               BANCORPSOUTH, INC.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                                                                 For the Nine
                                                                                                                 Months Ended
                                                                                                                September 30,
                                                       For the Years Ended December 31,                          (Unaudited)
                                     ------------------------------------------------------------------    ------------------------
                                         2000         1999          1998          1997          1996          2001          2000
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                             (Dollars in thousands, except per share amounts)
EARNINGS SUMMARY:
  Interest revenue ...............   $  674,035    $  596,670    $  574,414    $  523,770    $  476,862    $  508,799    $  495,640
  Interest expense ...............      346,883       280,150       277,104       246,945       222,806       261,839       251,287
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
      Net interest revenue .......      327,152       316,520       297,310       276,825       254,056       246,960       244,353
  Provision for credit losses ....       26,166        17,812        19,310        15,682        11,643        15,718        20,669
  Other revenue ..................       85,578       100,321        85,418        77,835        71,388        86,674        75,526
  Other expense ..................      274,227       251,882       232,928       225,199       198,360       219,363       204,561
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
      Income before income tax ...      112,337       147,147       130,490       113,779       115,441        98,553        94,649
  Applicable income taxes ........       37,941        44,736        42,249        34,141        37,031        31,405        32,528
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Net income .....................   $   74,396    $  102,411    $   88,241    $   79,638    $   78,410    $   67,148    $   62,121
                                     ==========    ==========    ==========    ==========    ==========    ==========    ==========

PER SHARE DATA:
  Basic earnings .................   $     0.88    $     1.20    $     1.04    $     0.96    $     0.98    $     0.81    $     0.73
  Diluted earnings ...............         0.88          1.19          1.03          0.96          0.98          0.80          0.73
  Cash dividends .................         0.53          0.49          0.45          0.40          0.35          0.42          0.39
  Book value (end of period) .....         9.40          8.84          8.44          7.72          7.08          8.74          8.25

BALANCE SHEET DATA (PERIOD END):
  Total assets ...................   $9,044,034    $8,441,697    $7,899,655    $7,207,205    $6,398,872    $9,388,462    $9,301,602
  Loans, net of unearned income ..    6,095,315     5,541,961     4,935,668     4,400,643     3,909,003     6,061,146     5,922,564
  Allowance for credit losses ....       81,730        74,232        68,385        61,932        56,657        82,605        78,100
  Securities .....................    2,046,529     2,111,597     2,147,609     2,032,644     1,793,779     2,314,856     2,674,783
  Deposits .......................    7,480,920     7,066,645     6,720,906     6,102,882     5,553,941     7,810,741     7,388,072
  Long-term debt .................      152,049       166,247       182,720           n/a           n/a       141,223       165,803
  Total stockholders' equity .....   $  789,576    $  757,111    $  723,162    $  639,012    $  566,183    $  796,441    $  766,827

BALANCE SHEET DATA (AVERAGES):
  Total assets ...................   $8,756,454    $8,139,196    $7,574,870    $6,780,305    $6,166,162    $9,232,750    $8,653,681
  Total stockholders' equity .....   $  761,884    $  737,526    $  681,483    $  614,105    $  530,489    $  793,014    $  758,044
  Average number of diluted shares
     outstanding .................       84,811        86,008        85,680        83,000        79,443        83,437        84,993

SELECTED RATIOS (ANNUALIZED):
  Return on average assets .......         0.85%         1.26%         1.16%         1.17%         1.27%         0.97%         0.96%
  Return on average stockholders'
     equity ......................         9.76         13.89         12.95         12.97         14.78         11.32         10.93
  Net interest margin ............         4.14          4.32          4.35           n/a           n/a          3.97          4.18
  Net charge-offs to average
     loans .......................         0.34          0.25          0.30          0.28          0.27          0.33          0.39
  Tier 1 capital to risk-weighted
     assets ......................        11.31         12.75           n/a           n/a           n/a         10.33         11.85
  Total capital to risk-weighted
     assets ......................        12.56         14.02           n/a           n/a           n/a         11.52         13.10
  Leverage ratio .................         8.10          8.83           n/a           n/a           n/a          7.88          8.35

---------------

"n/a" - not available for the period indicated.

         The following table shows summarized unaudited historical consolidated financial data for Pinnacle, which should be read in conjunction with the unaudited financial statements of Pinnacle included in pages F-1 through F-4 of this Prospectus Supplement/Proxy Statement. The information has been prepared by Pinnacle and has not been audited or reviewed by outside accountants. Because the Pinnacle unaudited financial statements and information have not been prepared in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that they fairly present the financial position or historical results of operations of Pinnacle as of the dates or for the periods indicated.

                            PINNACLE BANCSHARES, INC.

                        SELECTED UNAUDITED FINANCIAL DATA

                                                                        For the Years ended December 31,
                                                                                  (Unaudited)
                                                    -----------------------------------------------------------------------
EARNINGS SUMMARY:                                      2001            2000            1999           1998          1997
                                                    ----------      ----------      ---------      ---------      ---------
                                                                 (Dollars in Thousands, except per share amounts)
    Interest revenue ..........................     $    9,294      $    8,247      $   5,717      $   3,185      $   1,148
    Interest expense ..........................          4,907           4,907          3,156          1,666            410
                                                    ----------      ----------      ---------      ---------      ---------
      Net interest revenue ....................          4,387           3,340          2,561          1,519            738
    Provision for loan losses .................            275             288            448            195            286
    Other revenue .............................          1,649             571            345             99             24
    Other expense .............................          3,477           2,452          2,003          1,352            834
                                                    ----------      ----------      ---------      ---------      ---------
      Income (loss) before income tax .........          2,284           1,171            455             71           (358)
    Applicable income taxes ...................            839             396             --             --             --
                                                    ----------      ----------      ---------      ---------      ---------
    Net income (loss) .........................     $    1,445      $      775      $     455      $      71      $    (358)
                                                    ==========      ==========      =========      =========      =========

PER SHARE DATA:
    Basic earnings (loss) .....................     $    82.59      $    43.10      $   25.29      $   03.95      $  (21.56)
    Diluted earnings (loss) ...................          75.32           39.47          23.24          03.68         (20.45)
    Cash dividends ............................              0               0              0              0              0
    Book value ................................         511.92          442.38         393.02         376.57         373.59

BALANCE SHEET DATA (PERIOD END):
    Total assets ..............................     $  135,218      $  115,066      $  93,265      $  62,719      $  26,120
    Loans, net of unearned income .............        122,804          95,931         75,702         46,828         18,791
    Allowance for loan losses .................          1,228           1,079            844            481            286
    Securities ................................          4,888          14,970         15,693         10,777          5,233
    Deposits ..................................        101,770          87,129         78,049         54,914         19,074
    Total stockholders' equity ................     $    8,936      $    7,957      $   7,070      $   6,774      $   6,720

BALANCE SHEET DATA (AVERAGES):
    Total assets ..............................     $  123,603      $  104,399      $  77,844      $  41,876      $  16,835
    Total stockholders' equity ................     $    8,332      $    7,403      $   6,906      $   6,739      $   6,430
    Average number of diluted shares
      outstanding .............................         19,184          19,637         19,578         19,299         17,505

SELECTED RATIOS (ANNUALIZED):
    Return on average assets ..................           1.17%           0.74%          0.58%          0.17%         (2.13)%
    Return on average stockholders'
      equity ..................................          17.34           10.47           6.59           1.05          (5.57)
    Net interest margin .......................           3.68            3.27           3.38           3.77           4.97
    Net charge-offs to average loans ..........           0.11            0.06           0.14              0              0
    Tier 1 capital to risk-weighted
      assets...................................           7.92            7.27           7.57          11.29          26.81
    Total capital to risk-weighted
      assets ..................................           9.01            8.25           8.45          12.10          27.96
    Leverage ratio ............................           6.85            7.32           8.13          12.49          28.38

                               THE SPECIAL MEETING

GENERAL

         This Prospectus Supplement/Proxy Statement is first being mailed, on or about January 29, 2002, to all persons who were Pinnacle shareholders on January 28, 2002.

         Along with this Prospectus Supplement/Proxy Statement, Pinnacle shareholders are being provided with a Notice of Special Meeting, a form of proxy card that is solicited by Pinnacle's Board of Directors for use at the special meeting of Pinnacle shareholders and at any adjournments or postponements of that meeting, and an election form and letter of transmittal for the return of Pinnacle shares.

         At the special meeting, Pinnacle shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 14, 2001, between Pinnacle and BancorpSouth, which provides for the merger of Pinnacle with and into BancorpSouth.

         The special meeting of Pinnacle shareholders will be held at the following time and place:

                                February 28, 2002
                            10:00 a.m. (Central Time)
                       425 West Capitol Avenue, Suite 1100
                           Little Rock, Arkansas 72201

PROXIES

         We encourage Pinnacle shareholders to promptly vote their proxies by completing, signing, dating and returning the enclosed proxy card solicited by Pinnacle's Board of Directors if they are unable to attend the special meeting in person or wish to have their shares of Pinnacle common stock voted by proxy even if they do attend the meeting.

         A Pinnacle shareholder may revoke any proxy given in connection with this solicitation by:

         - Delivering to SunTrust Bank prior to 5:00 p.m., Eastern Standard Time, on February 26, 2002 a written notice revoking the proxy;

         - Delivering to SunTrust Bank prior to 5:00 p.m., Eastern Standard Time, on February 26, 2002 a duly executed proxy relating to the same shares bearing a later date;

         - Delivering at the special meeting a duly executed proxy relating to the same shares; or

         - Attending the meeting and voting in person (however, attendance at the special meeting without voting at the meeting will not in and of itself constitute a revocation of a proxy).

         Pinnacle shareholders should address all written notices of revocation and other communications with respect to the revocation of proxies to the following:

                                 SunTrust Bank
                           Stock Transfer Department
                               58 Edgewood Avenue
                                Room 225, Annex
                             Atlanta, Georgia 30303

         For a notice of revocation or later proxy to be valid, however, SunTrust Bank must actually receive it prior to the vote of Pinnacle shareholders at the special meeting. Pinnacle will vote all shares of Pinnacle common stock represented by valid proxies received through this solicitation and not revoked before they are exercised for approval of the agreement and plan of merger. If no specification is made, shares of Pinnacle common stock represented by proxies received will be voted for approval of the agreement and plan of merger and in the discretion of the proxy holder as to any other matters that properly may come before the special meeting.

         Pinnacle is currently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, then shares of Pinnacle common stock represented by proxies will be voted (or not voted) by the persons named in the proxies in their discretion.

SOLICITATION OF PROXIES

         In addition to the solicitation of proxies by mail, if necessary, Pinnacle may use several of its regular employees to solicit proxies from Pinnacle shareholders, either personally or by telephone, telegram, facsimile or special delivery letter. Such employees will not be specially compensated.

RECORD DATE AND VOTING RIGHTS

         Pinnacle's Board of Directors has fixed January 28, 2002 as the record date for the determination of Pinnacle shareholders entitled to receive notice of and to vote at Pinnacle's special meeting of shareholders. Accordingly, only Pinnacle shareholders of record at the close of business on January 28, 2002 will be entitled to notice of and to vote at the special meeting. At the close of business on Pinnacle's record date, there were 17,137 shares of Pinnacle common stock entitled to vote at the special meeting held by around 141 holders of record, and the directors and executive officers of Pinnacle beneficially owned 39.49% of the outstanding shares of Pinnacle common stock.

         The presence, in person or by proxy, of shares of Pinnacle common stock representing a majority of the votes entitled to be cast at the Pinnacle special meeting is necessary to constitute a quorum. Each share of Pinnacle common stock outstanding on Pinnacle's record date entitles its holder to one vote as to the approval of the agreement and plan of merger or any other proposal that may properly come before the special meeting.

         For purposes of determining the presence or absence of a quorum for the transaction of business, Pinnacle will count shares of Pinnacle common stock present in person at the special meeting but not voting, and shares of Pinnacle common stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the special meeting. Abstentions are counted as present at the Pinnacle special meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified.

         Under Arkansas law, approval of the agreement and plan of merger requires the affirmative vote of the holders of a majority of all votes entitled to be cast on the agreement and plan of merger. Because approval of the agreement and plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of Pinnacle common stock, abstentions will have the same effect as negative votes. Accordingly, Pinnacle's Board of Directors urges Pinnacle shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.


RECOMMENDATION OF THE BOARD OF DIRECTORS

         Pinnacle's Board of Directors has unanimously approved the agreement and plan of merger. Pinnacle's Board of Directors believes that the merger is in the best interests of Pinnacle and Pinnacle shareholders and recommends that Pinnacle shareholders vote "FOR" approval of the agreement and plan of merger. The conclusion of Pinnacle's Board of Directors with respect to the merger is based on a number of factors. See "THE MERGER - Pinnacle's Reasons for the Merger; Recommendation of the Board of Directors."

DISSENTERS' RIGHTS

         Holders of Pinnacle common stock who do not vote in favor of the merger will be entitled to dissenters' rights and to demand payment of the fair value of their shares as a result of the merger under Subchapter 13 of the Arkansas Business Corporation Act of 1987. If the statutory procedure is followed and dissenting holders and the surviving corporation do not otherwise agree on the value of such holders' shares, these rights could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their shares. Arkansas law defines "fair value" as the value of the shares immediately before consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable, but it does not prescribe a method for determining fair value. Consequently, any judicial determination of the fair value of the shares could be based upon any valuation method or combination of methods the court deems appropriate, and the value so determined could be more or less than the consideration paid in the merger. If any holder of shares who demands payment under Arkansas law fails to perfect, or effectively waives, his or her right to payment as a dissenting shareholder, as provided under Arkansas law, each of the shares of the holder will be converted into the consideration paid in the merger in accordance with the agreement and plan of merger.

         A person having a beneficial interest in shares of Pinnacle common stock that are held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have, or must submit to Pinnacle the record shareholder's written consent to the dissent not later than the time the beneficial owner asserts dissenters' rights, and must do so with respect to all shares that such person beneficially owns.

         A Pinnacle shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such holder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies Pinnacle in writing of the name and address of each person on whose behalf the holder asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which the holder dissents and the holder's other shares were registered in the names of different shareholders.

         The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Arkansas Business Corporation Act of 1987. Any Pinnacle shareholder who wishes to exercise such dissenters' rights, or who wishes to preserve his or her right to do so, should review Subchapter 13 of the Arkansas Business Corporation Act of 1987, a copy of which is attached as

Annex B to this Prospectus Supplement/Proxy Statement, and the following discussion carefully.

         The availability of dissenters' rights is conditioned upon full compliance with a complicated procedure set forth in Subchapter 13 of the Arkansas Business Corporation Act of 1987. Failure to timely and properly comply with the procedures specified will result in the complete loss of dissenters' rights. Accordingly, any Pinnacle shareholder who wishes to dissent from the merger and receive the value of his or her Pinnacle common stock in cash should consult with his or her own legal counsel. No further notice of the events giving rise to dissenters' rights or any steps associated with exercising dissenters' rights will be furnished to Pinnacle shareholders, except as indicated below or otherwise required by law.

         A Pinnacle shareholder cannot vote for the merger and pursue dissenters' rights. However, a Pinnacle shareholder's failure to vote against the agreement and plan of merger will not constitute a waiver of his or her dissenters' rights. In addition, a vote against the agreement and plan of merger will not be deemed to satisfy all of the notice requirements under Arkansas law with respect to dissenters' rights.

         PROCEDURE FOR THE EXERCISE OF PINNACLE SHAREHOLDERS DISSENTERS' RIGHTS. In order to be eligible to exercise the right to dissent, a Pinnacle shareholder must:

         - Notify Pinnacle in writing prior to the vote on the agreement and plan of merger that such Pinnacle shareholder intends to demand payment for his or her shares of Pinnacle common stock if the merger is completed; and

         - Not vote such shares of Pinnacle common stock in favor of the agreement and plan of merger.

         The written notice of intent to dissent should be addressed as follows:

                            Pinnacle Bancshares, Inc.
                               2610 Cantrell Road
                           Little Rock, Arkansas 72202
                      Attention: Thomas C. Evans, Secretary

         If the agreement and plan of merger is approved at the Pinnacle special meeting, BancorpSouth must deliver a written dissenters' notice to all dissenting Pinnacle shareholders who satisfied the requirements referred to in the preceding paragraph. BancorpSouth must deliver the dissenters' notice within 10 days after completion of the merger. This notice must:

         - State where the Pinnacle shareholders must send demand for payment of their shares of Pinnacle common stock if the merger is completed and where and when Pinnacle common stock certificates must be deposited;

         - Inform holders of uncertificated shares of Pinnacle common stock to what extent transfer of the shares will be restricted after the demand for payment is received;

         - Supply a form for demanding payment that includes the date of the first announcement of the agreement and plan of merger to news media or to shareholders and requires the dissenting shareholder to certify whether or not he or she or, if a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership before that date;

         - Set a date by which BancorpSouth must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is delivered; and

         - Be accompanied by a copy of Subchapter 13 of the Arkansas Business Corporation Act of 1987.

         A Pinnacle shareholder of record who is sent a dissenters' notice must demand payment in accordance with the terms of the dissenters' notice, certify that he or she (or the beneficial shareholder on whose behalf such holder is asserting dissenters' rights) acquired beneficial ownership of the shares of Pinnacle common stock before the date required to be set forth in the dissenters' notice and deposit his or her certificates representing shares of Pinnacle common stock in accordance with the terms of the dissenters' notice.

         A Pinnacle shareholder who demands payment and deposits his or her stock certificates in accordance with the previous paragraph retains all other rights of a Pinnacle shareholder until those rights are canceled or modified by the completion of the merger.

         A Pinnacle shareholder who does not demand payment or deposit his or her stock certificates where required, in each case by the date set forth in the dissenters' notice, is not entitled to payment for his or her shares of Pinnacle common stock except pursuant to the terms of the agreement and plan of merger.

         BANCORPSOUTH'S PAYMENT OR OFFER OF PAYMENT. Except as described below, as soon as the merger is effective, or upon receipt of a demand for payment, BancorpSouth must pay each dissenting Pinnacle shareholder who has complied with the payment demand and deposit requirements described above the amount BancorpSouth estimates to be the fair value of the Pinnacle shareholder's shares of Pinnacle common stock, plus accrued interest from the effective time of the merger. BancorpSouth must pay the rate of interest in the manner and amount described in Section 4-27-1301(4) of the Arkansas Business Corporation Act of 1987. This offer of payment must be accompanied by the following:

         - Pinnacle's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

         - A statement of BancorpSouth's estimate of the fair value of the shares of Pinnacle common stock;

         -        An explanation of how the interest was calculated;

         - A statement of the dissenting shareholder's right to demand payment under Section 4-27-1328 of the Arkansas Business Corporation Act of 1987; and

         - A copy of Subchapter 13 of the Arkansas Business Corporation Act of 1987.

         BancorpSouth may elect to withhold payment from a dissenting shareholder under Section 4-27-1327 of the Arkansas Business Corporation Act of 1987 unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the agreement and plan of merger. To the extent BancorpSouth elects to withhold payment, it must estimate, after the completion of the merger, the fair value of the

Pinnacle shareholder's shares of Pinnacle common stock, plus accrued interest, and must pay this amount to each dissenting shareholder who agrees to accept it in full satisfaction of his or her demand. BancorpSouth must send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenting shareholder's right to demand payment.

         If dissatisfied with BancorpSouth's offer of payment, a dissenting Pinnacle shareholder may notify BancorpSouth in writing of the shareholder's own estimate of the fair value of his or her shares of Pinnacle common stock and amount of interest due. The dissenting shareholder may demand payment of the shareholder's estimate (less any payments previously made) or reject BancorpSouth's offer and demand payment of the fair value of the shareholder's shares of Pinnacle common stock and interest due, if:

         -        The dissenting shareholder believes that the amount paid under
                  Section 4-27-1325 or offered under Section 4-27-1327 of the Arkansas Business Corporation Act of 1987 is less than the fair value of the shareholder's shares of BancorpSouth common stock or that the interest due is incorrectly calculated;

         - BancorpSouth fails to make payment within 60 days after the date set forth demanding payment; or

         - BancorpSouth, having failed to complete the merger, does not return the deposited certificates or release the transfer restrictions imposed on the uncertificated shares of Pinnacle common stock within 60 days after the date set for demanding payment.

However, a dissenting Pinnacle shareholder waives the right to demand such payment unless the shareholder notifies BancorpSouth of such demand in writing within 30 days after BancorpSouth made or offered payment for the shareholder's shares of Pinnacle common stock.

         If BancorpSouth does not complete the merger within 60 days after the date set for demanding payment and depositing share certificates of a dissenting Pinnacle shareholder's shares of Pinnacle common stock, BancorpSouth must return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares of Pinnacle common stock. If BancorpSouth, after returning deposited certificates and releasing the transfer restrictions imposed upon the shareholder's shares of Pinnacle common stock, completes the merger, a new dissenters' notice must be delivered to the shareholder and the payment demand procedure discussed above must be repeated.

         JUDICIAL APPRAISAL OF PINNACLE COMMON STOCK. If a demand for payment under Section 49-27-1328 of the Arkansas Business Corporation Act of 1987 remains unsettled, BancorpSouth must commence a proceeding within 60 days after receiving the demand for payment and petition the relevant court to determine the fair value of the shares of Pinnacle common stock and accrued interest. If BancorpSouth does not commence this proceeding within this 60-day period, it must pay each dissenting Pinnacle shareholder whose demand remains unsettled the amount demanded.

         BancorpSouth must commence any such proceeding relating to Pinnacle common stock in the circuit court of Pulaski County, Arkansas. BancorpSouth must make all dissenting shareholders whose demands remain unsettled, whether or not residents of Arkansas, parties to the proceeding and must serve all parties with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a fair value. The appraisers will have the powers described in the order appointing them. Dissenting shareholders are entitled to the same discovery rights as parties to other civil proceedings.

         Each dissenting Pinnacle shareholder made a party to the proceeding is entitled to judgment for the amount the court finds as the fair value of such shareholder's shares of Pinnacle common stock, plus interest, less the amount paid by BancorpSouth, or for the fair value, plus accrued interest, of such shareholder's after-acquired shares for which BancorpSouth elected to withhold payment under Section 4-27-1327 of the Arkansas Business Corporation Act of 1987.

         The court, in an appraisal proceeding, must determine all costs of the proceeding, including the reasonable compensation and expense of appraisers appointed by the court. The court must assess these costs against BancorpSouth, except that the court may assess costs against all or some of the dissenting shareholders in amounts the court finds equitable, to the extent that the court finds that the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

         The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

         - Against BancorpSouth or in favor of any and all dissenting shareholders if the court finds that BancorpSouth did not substantially comply with the requirements of Sections 4-27-1320 through 4-27-1328 of the Arkansas Business Corporation Act of 1987; or

         - Against either BancorpSouth or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subchapter 13 of the Arkansas Business Corporation Act of 1987.

         If the court finds that the services of counsel for any dissenting Pinnacle shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against BancorpSouth, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting Pinnacle shareholders who were benefited.

         Any dissenting Pinnacle shareholder who perfects such holder's right to be paid the fair value of his or her shares will recognize taxable gain or loss upon receipt of cash for his or her shares for federal income tax purposes.

                                   THE MERGER

         The discussion in this Prospectus Supplement/Proxy Statement of the merger of Pinnacle into BancorpSouth does not purport to be complete and is qualified by reference to the full text of the agreement and plan of merger and the other annexes attached to, and incorporated by reference into, this Prospectus Supplement/Proxy Statement.

DESCRIPTION OF THE MERGER

         Upon completion of the merger, Pinnacle will merge into BancorpSouth, the separate corporate existence of Pinnacle will cease and BancorpSouth will be the surviving corporation. BancorpSouth will continue to exist as a Mississippi corporation. In addition, Pinnacle's wholly-owned subsidiary, Pinnacle Bank, will merge into BancorpSouth Bank, a Mississippi state banking corporation and a wholly-owned subsidiary of BancorpSouth, and BancorpSouth Bank will be the surviving bank. BancorpSouth Bank will continue its existence under the laws of Mississippi. Subject to the satisfaction or waiver of certain conditions set forth in the agreement and plan of merger, the merger will become effective upon the filing of articles of merger in the offices of the Secretary of State of the State of Arkansas and the Secretary of State of the State of Mississippi in accordance with the Arkansas Business Corporation Act of 1987 and the Mississippi Business Corporation Act of 1987. See "THE AGREEMENT AND PLAN OF MERGER -- Conditions to the Merger."

         The merger will have the effects set forth in Section 79-4-11.07 of the Mississippi Business Corporation Act, Section 81-5-85 of the Mississippi Banking Act, Section 4-27-1106 of the Arkansas Business Corporation Act of 1987 and
Section 23-48-604 of the Arkansas Banking Code of 1997.

         BancorpSouth's restated articles of incorporation and amended and restated bylaws as in effect upon completion of the merger will be those of the surviving corporation, and BancorpSouth Bank's articles of incorporation and bylaws as in effect upon completion of the merger will be those of the surviving bank.

         At the effective time of the merger, automatically by virtue of the merger and without any action on the part of any party or shareholder, each share of Pinnacle common stock outstanding immediately prior to the effective time will become and be converted into the right to receive $1,134.10 in cash, a number of shares of BancorpSouth common stock as determined by the exchange ratio (which may fluctuate as described below), together with the related rights of BancorpSouth shareholders that are exercisable under certain circumstances, or a combination of both cash and shares of BancorpSouth common stock. Each Pinnacle shareholder will be able to elect to receive cash, shares of BancorpSouth common stock or a combination of both for his or her shares of Pinnacle common stock, subject, in each case, to adjustment on a pro rata basis as described below. In the event that more than 49% of the outstanding shares of Pinnacle common stock elect to, or otherwise will, receive cash, only 49% of the shares of Pinnacle common stock will be converted into the right to receive cash and the remaining 51% of the shares of Pinnacle common stock will be converted into the right to receive BancorpSouth common stock. In the event that more than 51% of the outstanding shares of Pinnacle common stock elect to receive stock consideration, only 51% of the shares of Pinnacle common stock will be converted into the right to receive shares of BancorpSouth common stock and the remaining 49% of the shares of Pinnacle common stock will be converted into the right to receive cash. In addition, the election of merger consideration by Pinnacle shareholders is subject to a tax-related adjustment, if necessary, in order for the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code and to permit delivery of the requisite tax opinions pursuant to the agreement and plan of merger. As a result, a Pinnacle shareholder may receive a different combination of consideration than he or she elected, based on the choices made by other Pinnacle shareholders or other circumstances. Pinnacle shareholders who do not return a properly completed election form with respect to their shares of Pinnacle common stock at least two business days before the special meeting of the Pinnacle shareholders will receive consideration of 51% BancorpSouth common stock and 49% cash in exchange for their shares.

         Shares of Pinnacle common stock with respect to which dissenters' rights have been properly demanded in accordance with Subchapter 13 of the Arkansas Business Corporation Act of 1987 or held by Pinnacle or any of its subsidiaries, in each case, other than shares held in a fiduciary capacity or in connection with a debt previously contracted, will not be converted into the consideration described above automatically at the effective time of the merger. At the effective time, all shares of Pinnacle common stock held by Pinnacle or its subsidiaries, other than shares held in a fiduciary capacity or in connection with a debt previously contracted, will be canceled and will cease to exist, and no BancorpSouth common stock or other consideration will be delivered in exchange for such shares. Also at the effective time, all shares of BancorpSouth common stock held by Pinnacle or its subsidiaries, other than shares held in a fiduciary capacity or in connection with a debt previously contracted, will become treasury stock and all other shares of BancorpSouth common stock outstanding as of the effective time will remain outstanding.

         Shares of Pinnacle common stock as to which dissenters' rights have been properly demanded will not be converted into the right to receive, or be exchangeable for, BancorpSouth common stock. Instead, the holders of these shares will be entitled to cash payment of the value of the shares in accordance with Subchapter 13 of the Arkansas Business Corporation Act of 1987. All such shares will be deemed cash election shares for purposes of determining how much cash is available for distribution to other shareholders. If any holder of these shares subsequently delivers a written withdrawal of his or her demand for dissenters' rights, or if any holder fails to establish his or her entitlement to dissenters' rights, the holder will forfeit the right to dissent from the merger and his or her shares of Pinnacle common stock will be deemed to have been converted into the right to receive, and to have become exchangeable for, the consideration due under the agreement and plan of merger. See "SPECIAL MEETING -- Dissenters' Rights."

         At the effective time of the merger, each outstanding and unexercised option to purchase shares of Pinnacle common stock granted by Pinnacle will no longer represent a right to acquire shares of Pinnacle common stock and will be replaced promptly by an option to purchase shares of BancorpSouth common stock under the appropriate BancorpSouth stock option plan. The number of shares of BancorpSouth common stock underlying these new options will be equal to the number of shares of BancorpSouth common stock to which the option holder would have been entitled, had such options been exercised in full immediately prior to the effective time and had such holder received only stock consideration in the merger, with any fractional shares of BancorpSouth common stock resulting from this calculation to be rounded to the nearest whole share. The exercise price per share of BancorpSouth common stock under these new options will be equal to the quotient of the aggregate exercise price of Pinnacle common stock under the original options, divided by the number of shares of BancorpSouth common stock issuable under the new options, with the exercise price resulting from this calculation to be rounded to the nearest cent. However, each original option to purchase Pinnacle common stock which is an "incentive stock option" will be adjusted in a manner that is consistent with the requirements of the Internal Revenue Code. The duration of each new option to purchase BancorpSouth common stock will be the same as the replaced original option to purchase Pinnacle common stock.

         At the effective time of the merger, Pinnacle shareholders, other than those who perfect dissenters' rights, will have no further rights as Pinnacle shareholders, other than to receive the consideration to be issued to them in the merger. After the effective time, there will be no transfers on Pinnacle's stock transfer books of shares of Pinnacle common stock. If, after the effective time, stock certificates representing shares of Pinnacle common stock are presented for transfer to SunTrust Bank, the exchange agent for the merger, they will be canceled and exchanged for certificates representing shares of BancorpSouth common stock as provided in the agreement and plan of merger.

         The exchange ratio will be adjusted as follows to reflect changes in the price of BancorpSouth common stock. If the average closing price per share of BancorpSouth common stock for the 10 consecutive trading days ending on the fifth trading day immediately preceding the merger is less than or equal to $13.209, the exchange ratio will be 85.8516 shares of BancorpSouth common stock for each share of Pinnacle common stock. If the average closing price per share of BancorpSouth common stock for this period is greater than or equal to $17.871, the exchange ratio will be 63.4639 shares of BancorpSouth common stock for each share of Pinnacle common stock. If the average closing price per share of BancorpSouth common stock for this period is between $13.209 and $17.871, the number of shares of BancorpSouth common stock exchangeable for each share of Pinnacle common stock will be the result of dividing $1,134.10 by the average closing price. BancorpSouth expects the market price of BancorpSouth common stock to fluctuate due to market factors beyond its control between the date of this Prospectus Supplement/Proxy Statement and the date on which the merger is completed and thereafter. Since the exchange ratio may fluctuate only to a certain point, and after such point it remains fixed, the implied market value of BancorpSouth common stock that Pinnacle shareholders will receive in the merger may increase or decrease prior to completion of the merger. For further information concerning the historical market prices of BancorpSouth common stock, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS." BancorpSouth cannot assure you that the market price of BancorpSouth common stock will not decrease before or after the merger.

         If, prior to the merger, shares of BancorpSouth common stock are changed into a different number or class of shares due to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend is declared on the shares of BancorpSouth common stock with a record date prior to the merger, the exchange ratio will be adjusted accordingly.

BACKGROUND OF THE MERGER

         In January, 1997, Pinnacle was formed as a holding company for Pinnacle Bank, an Arkansas state-chartered de novo bank. As a result of certain restrictions under Arkansas banking laws, Pinnacle was prevented, until the fifth anniversary of the formation of Pinnacle Bank, from consummating a transaction involving the sale or merger of Pinnacle Bank or a change in control of Pinnacle.

         In late August, 2001, in anticipation of the expiration of the foregoing restrictions, management and the Board of Directors of Pinnacle began initial discussions with representatives of Stephens Inc., an investment banking firm, regarding the alternatives available to Pinnacle to maximize shareholder value.

         Between September 5, 2001 and September 20, 2001, Stephens continued to meet with Pinnacle management and gather information about Pinnacle which would assist Stephens in advising the Board regarding its various alternatives. On September 21, 2001, Stephens met with Pinnacle's Board and provided initial advice regarding the alternatives available to Pinnacle, including (1) pursuit of a sale transaction or business combination and (2) remaining independent and continuing to pursue Pinnacle's historical growth strategy. At the end of that meeting, the Board voted to formally retain Stephens to assist the Board in establishing a reasonable value for Pinnacle and in soliciting expressions of interest from third parties regarding a potential business combination. Stephens also agreed, if requested by Pinnacle, to assist in any negotiations relating to any potential business combination and to provide its advice to the Board regarding the terms of any such combination. Pinnacle's Board authorized Robert Althoff, together with Richard Massey and Gus Blass, who are Board members, to work with Stephens to identify and negotiate with potential business combination candidates.

         Following that meeting, Stephens began working with senior management to prepare a confidential information memorandum regarding Pinnacle and Pinnacle Bank.

         On October 15, 2001, following the execution of a confidentiality agreement, BancorpSouth received a copy of the confidential information memorandum. On October 19, 2001, BancorpSouth informed Stephens that it would like to make a preemptive bid for Pinnacle at a price that represented around
2.4 times Pinnacle's book value as of September 30, 2001 and around 17.9 times Pinnacle's trailing twelve months net earnings. The non-binding bid was conditional upon Pinnacle's providing BancorpSouth the exclusive right to perform due diligence and negotiate a definitive merger agreement.

         Based upon the favorable price proposed by BancorpSouth and upon the advice of Stephens, Pinnacle informed BancorpSouth that they would deal exclusively with BancorpSouth for an unspecified limited period of time, if Pinnacle representatives believed, in their discretion, that the parties were making substantial progress toward the execution of a definitive agreement. It was further understood that any binding transaction between Pinnacle and BancorpSouth would be subject to review by and final approval of Pinnacle's full Board of Directors.

         Between October 20, 2001 and November 8, 2001, BancorpSouth performed extensive due diligence with respect to Pinnacle and the parties negotiated in good faith toward reaching a definitive merger agreement.

         Pinnacle's Board met on November 9, 2001, to discuss and consider the proposed transaction with BancorpSouth. At that meeting, Mr. Massey, Mr. Althoff and representatives of Stephens reviewed the status of the transaction. Stephens made a presentation regarding the financial rationale supporting the transaction, which included a detailed financial analysis concerning Pinnacle and a detailed review of the potential transaction values and likelihood of success of pursuing a combination with other potential merger partners. Although no fairness opinion was rendered by Stephens, Stephens indicated to the board that, as a result of these analyses, it believed it unlikely that another potential merger candidate would be willing to propose a transaction that was financially superior to the transaction proposed by BancorpSouth, and that, if requested, it was prepared to render an opinion as to the fairness of the transaction from a financial point of view. Pinnacle's Board also considered the timing and prospects for completion of the BancorpSouth transaction and the significant risk of jeopardizing such transaction if it pursued other alternatives.

         After a review of all aspects of the proposed transaction and considerable discussion, Pinnacle's Board authorized Messrs. Althoff, Cavin and Massey to complete the final negotiations with BancorpSouth and enter into a definitive merger agreement.

         On November 14, 2001, Pinnacle and BancorpSouth executed the agreement and plan of merger.

PINNACLE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

         Pinnacle's Board of Directors deliberated and unanimously approved the agreement and plan of merger at a Board meeting held on November 9, 2001. In reaching its determination to approve the agreement and plan of merger, Pinnacle's Board of Directors consulted with Pinnacle's management and financial and legal advisors, and considered a number of factors. The following is a discussion of the information and factors considered by Pinnacle's Board of Directors in reaching this determination. This discussion is not intended to be exhaustive, but includes the material factors considered by Pinnacle's Board of Directors. In the course of its deliberations with respect to the merger, Pinnacle's Board of Directors discussed the anticipated impact of the merger on Pinnacle, Pinnacle's shareholders and various other constituencies. In reaching its determination to approve and recommend the agreement and plan of merger, Pinnacle's Board of Directors did not assign any relative or specific weights to the factors considered in reaching such determination, and individual members of Pinnacle's Board of Directors may have given differing weights to different factors.

         The following includes the material factors that were considered by Pinnacle's Board of Directors:

         - Pinnacle's Board considered the favorable price being offered by BancorpSouth to be a significant factor in its deliberation. Such price represented a multiple of around 2.4 times Pinnacle's book value as of September 30, 2001 and around 17.9 times Pinnacle's trailing twelve months net earnings. The Board reviewed the detailed financial analysis and other information prepared by Stephens regarding the proposed price. The Board also reviewed data prepared by Stephens with respect to comparable acquisition transactions and found that the price being paid by BancorpSouth was above the average price paid in those transactions. Although Stephens was not requested to render a fairness opinion regarding the fairness of the transaction, it did indicate to the Board that it was prepared to deliver such an opinion if requested.

         - The Board considered whether there were other potential business combination candidates that would likely pay a higher price for Pinnacle. The Board reviewed data prepared by Stephens with respect to the prices that could reasonably be expected to be paid by other bank holding companies that would most likely be interested, and financially and otherwise capable of engaging, in a business combination with Pinnacle. Based upon this review and the advice of Stephens, the Board concluded that it was unlikely that another potential candidate would be willing to propose a transaction that was financially superior to the BancorpSouth offer.

         - The Board considered the terms of the agreement and plan of merger, including the fact that Pinnacle shareholders would, subject to certain limitations, be afforded the right to receive cash, BancorpSouth common stock or a combination of cash and BancorpSouth common stock in exchange for their Pinnacle shares. The Board also considered the number of shares of BancorpSouth common stock to be received by Pinnacle shareholders pursuant to the exchange ratio described in the agreement and plan of merger and the fact that such exchange ratio would be adjusted (within a defined trading range) so as to afford Pinnacle shareholders protection in the event of a reduction in the trading price of BancorpSouth's common stock between the date of signing of the agreement and plan of merger and the date of the closing of the merger.

         - The Board considered the historical price performance of BancorpSouth's common stock, and the business, operations, earnings and dividends of BancorpSouth on a historical and prospective basis.

         - The Board considered the fact that the merger would afford Pinnacle shareholders the right, to the extent they receive stock consideration, to become shareholders in a company whose stock is traded on the New York Stock Exchange with sufficient trading volume to provide liquidity for shareholders. Further, the Board deemed important the fact that the shares of BancorpSouth common stock to be issued to Pinnacle shareholders in exchange for their Pinnacle shares were expected to be issued on a tax-free basis.

         - The Board considered, with the assistance of senior management, other alternatives to a business combination and determined that, based upon the current and prospective economic and competitive environment, such alternatives were not likely to result in greater value for Pinnacle's shareholders than the value to be realized in the merger. Such analysis included consideration of, among other factors, variables relating to the ability of Pinnacle to continue to generate revenue growth, improved profitability and superior shareholder returns on a stand-alone basis versus combining with a company that possesses greater financial resources to compete more effectively in the extremely competitive marketplace for banking and financial services.

         - The Board took into account BancorpSouth's stated intention to continue to operate the bank as a Little Rock community bank responsive to local community needs.

         - The Board considered the fact that Robert Althoff, Pinnacle's President, would continue to serve as community bank president of the branch location of BancorpSouth Bank in Little Rock following the merger and that Dabbs Cavin would serve as assistant branch manager at the same location and that such individuals might be deemed to have interests in the merger other than their interests as shareholders of Pinnacle. See "Interests of Certain Persons in the Merger".

         BASED ON A THOROUGH EVALUATION OF THESE FACTORS, PINNACLE'S BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF PINNACLE AND PINNACLE SHAREHOLDERS. PINNACLE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PINNACLE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

ANALYSIS OF PINNACLE'S FINANCIAL ADVISOR

         Stephens Inc. acted as a financial advisor to Pinnacle in connection with the proposed merger. As part of its investment banking business, Stephens regularly engages in the valuation of securities in connection with mergers and acquisitions and valuations for corporate, estate tax, and other purposes. Pinnacle retained Stephens based on its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of the financial institutions industry. As part of this engagement, Stephens agreed to provide analysis and advice to the Board on the financial implications of any offers received. At its November 9 Board meeting, Pinnacle asked Stephens to give its advice with respect to the BancorpSouth proposal and whether a superior offer could likely be obtained from another potential acquirer. Pinnacle did not ask for and Stephens did not express an opinion as to the fairness of the transaction from a financial perspective. Pinnacle had instructed Stephens to deal exclusively with BancorpSouth once their initial proposal was made. No other limitations were placed on Stephens. At the November 9 Pinnacle Board meeting, Stephens presented a summary of its financial analysis to the Board. As part of this analysis, Stephens examined values of selected bank and thrift merger transactions, the potential merger valuation range that potential acquirers might offer and a stand-alone valuation based on discounted cash flow analysis.

         Set forth below is a summary of the material analyses presented by Stephens on November 9, 2001 to the Board of Pinnacle. Stephens was present to discuss the reasonableness of a $21.2 million transaction value for Pinnacle. Included in this value were the implied value of the Pinnacle stock options outstanding ($1.2 million), based on the BancorpSouth proposal, and $565,000 allocated to management bonuses.

         ANALYSIS OF SELECTED RECENT REGIONAL BANK AND THRIFT MERGER TRANSACTIONS. Stephens reviewed the consideration paid in 28 transactions announced between September 21, 2000 and November 6, 2001, with transaction values between $10 million and $100 million for bank and thrift targets located in Arkansas, Louisiana, Mississippi, Missouri, Oklahoma, Texas, Alabama and Tennessee. For each company merged in such transactions, Stephens compiled data comparing the transaction price at announcement to the latest twelve months' earnings per share, the transaction price to book value, the transaction price to tangible book value, the core deposit premium paid and the tangible core deposit premium paid.

         The characteristics of these transactions are as follows:

         - a mean and median ratio of transaction price to latest twelve months' earnings per share of 15.6x and 16.5x, respectively;

         - a mean and median ratio of transaction price to book value of 1.9x and 1.8x, respectively;

         - a mean and median ratio of transaction price to tangible book value of 2.0x and 1.9x, respectively;

         - a mean and median core deposit premium paid of 10.4% and 9.7%, respectively; and

         - a mean and median tangible core deposit premium paid of 10.8% and 10.6%, respectively.

         The mean and median multiples on these selected transactions when applied to Pinnacle resulted in implied merger values of $16.1 million to $22.6 million.

         No other company or transaction used in the above analysis as a comparison is identical to Pinnacle or the proposed merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition of the companies to which Pinnacle is being compared.

         POTENTIAL MERGER VALUATION RANGE. Stephens prepared an analysis that provided an estimate of the potential transaction value that selected potential merger partners which are publicly traded, including BancorpSouth, might offer to acquire Pinnacle. The analysis showed that, based on closing stock market prices on November 8, 2001 and the assumption of potential cost savings of 0% to 15% of non-interest expense, the selected merger partners might offer between $16.2 million and $24.0 million in a merger transaction. The analysis was predicated on the assumption that each potential acquiror would be willing to offer the transaction value that results from applying the potential acquiror's price-to-earnings multiple to the estimated earnings of Pinnacle, adjusted to include the after tax benefit of potential cost savings. This analysis was based on analysts' consensus estimates of 2002 earnings per share and management's estimate of Pinnacle's 2002 earnings. The same analysis, based on the transaction value resulting from the application of the selected merger partners' market multiples of 2002 cash earnings per share, suggests that the selected merger partners might offer between $13.2 million and $23.3 million in a merger transaction.

         DISCOUNTED CASH FLOW ANALYSIS. Stephens reviewed management's financial projections and applied assumptions about Pinnacle's cost of equity capital and its projected future earnings growth, dividends and terminal value on December 31, 2006. Using a discount rate (cost of equity capital) of 10.5% to 12.5% and future earnings multiples of 10.0x to 16.0x, the discounted cash flow valuation for Pinnacle ranged from $14.8 million to $25.8 million.

         COMPARISON OF SELECTED COMPANIES. Stephens reviewed and compared certain public market multiples relating BancorpSouth to the publicly available corresponding data for a group of eight selected banks which Stephens deemed to be relevant. The selected banks consisted of SouthTrust Corporation, Regions Financial Corporation, AmSouth Bancorporation, Union Planters Corporation, Hibernia Corporation, Colonial BancGroup, Inc., Cullen/Frost Bankers, Inc. and Trustmark Corporation. Based on a review of the selected bank data, Stephens determined (in each case based on closing stock prices as of November 7, 2001) that:

         - with respect to the ratio of price to earnings per share for the last twelve month period ended September 30, 2001, the selected banks had a median of 14.2x compared to 16.0x for BancorpSouth;

         - with respect to the ratio of price to estimated earnings per share for 2001, the selected banks (based on projected earnings per share for 2001 as reported by First Call) had a median of 13.0x compared to 13.9x for BancorpSouth;

         - with respect to the multiple of stock price to estimated earnings per share for 2002, the selected banks (based on earnings per share for 2002 as reported by First Call) had a median of 11.7x compared to 11.8x for BancorpSouth;

         - with respect to the multiple of stock price to book value per share, the selected banks had a median of 1.96x compared to 1.57x for BancorpSouth; and

         - with respect to the multiple of stock price to tangible book value per share, the selected banks had a median of 2.45x compared to 1.67x for BancorpSouth.

         A market price of $15.36, which was the last reported trade on November 7, 2001, was used for BancorpSouth in this analysis.

         In summary, although no fairness opinion was rendered by Stephens, Stephens indicated to the Board that, as a result of these analyses, it believed it unlikely that another potential merger candidate would be willing to propose a transaction that was financially superior to the transaction proposed by BancorpSouth, and that, if requested, it was prepared to render an opinion as to the fairness of the transaction from a financial point of view.

         In performing its analyses, Stephens made numerous assumptions with respect to industry performance, regulatory, general business and economic conditions and other matters, many of which are beyond the control of Pinnacle and BancorpSouth. The analyses performed by Stephens are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Stephens' analysis of the consideration to be received from a financial point of view. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

         COMPENSATION AND INTERESTS OF STEPHENS. Pursuant to the terms of Stephens' engagement as financial advisor, Pinnacle has agreed to pay Stephens a fee equal to 2.0% of the transaction value at closing, which amounts to a fee of around $426,000.

         Pinnacle also agreed to reimburse Stephens for its out-of-pocket expenses, including reasonable fees and disbursements of its outside legal counsel, incurred in connection with its engagement, and agreed to indemnify Stephens, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

         In the ordinary course of its business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in the equity securities of Pinnacle and/or BancorpSouth. As of January 28, 2002, Richard N. Massey, an affiliate of Stephens and a director of Pinnacle, beneficially owned 1,162 shares of Pinnacle common stock, or around 6.8% of the outstanding shares of Pinnacle common stock. As of January 28, 2002, the W.R. Stephens, Jr. Revocable Trust, an affiliate of Stephens, owned 1,000 shares of Pinnacle common stock, or around 5.8% of the outstanding shares of Pinnacle common stock.
These affiliates will benefit from the merger in their capacities as holders of Pinnacle's common stock to the same extent as other holders of Pinnacle's common stock.

BANCORPSOUTH'S REASONS FOR THE MERGER

         BancorpSouth's Board of Directors believes that Pinnacle's market area is comparable to that of BancorpSouth. In addition, it believes that economies of scale and cost savings available through combining administrative functions at the holding company and bank levels and increased competitiveness resulting from combined marketing efforts and budgets should enhance the operations and financial results of the combined companies. In addition, BancorpSouth's Board of Directors believes that the merger should strengthen the ability of the subsidiaries of Pinnacle and Pinnacle Bank, as a part of BancorpSouth Bank, to compete and be successful in their existing markets because BancorpSouth Bank offers services that are not currently available to Pinnacle's customers, provides uniform services and financial products that are not offered by Pinnacle Bank and has the capital resources to offer larger loans than Pinnacle on a stand-alone basis. In addition, BancorpSouth possesses computer technology that is not currently possessed by Pinnacle.

         BancorpSouth's Board of Directors discussed the agreement and plan of merger at their meeting on October 24, 2001 and approved and adopted the agreement and plan of merger by written consent effective November 14, 2001. In reaching its determination to approve and adopt the agreement and plan of merger, BancorpSouth's Board of Directors consulted with BancorpSouth's management and financial and legal advisors and considered a number of factors. The following is a discussion of information and factors considered by BancorpSouth's Board of Directors in reaching this determination. This discussion is not intended to be exhaustive, but includes the material factors considered by BancorpSouth's Board of Directors. In the course of its deliberations with respect to the merger, BancorpSouth's Board of Directors discussed the anticipated impact of the merger on BancorpSouth, BancorpSouth's shareholders and various other constituencies. BancorpSouth's Board of Directors did not identify any material disadvantages expected to result from the merger during these discussions. In reaching its determination to approve and recommend the agreement and plan of merger, BancorpSouth's Board of Directors did not assign any relative or specific weights to the factors considered in reaching such determination, and individual members of BancorpSouth's Board of Directors may have given differing weights to different factors.

         The following includes the material factors that were considered by BancorpSouth's Board of Directors:

         - Its review, based in part on presentations by BancorpSouth's management, legal counsel and financial advisors, of:

                  (1) the business, operations, technology, dividends, financial condition and earnings of Pinnacle on a historical and a prospective basis and of the combined company on a pro forma basis, and

                  (2) the potential impact on the market value of BancorpSouth common stock following the merger;

         - The resulting relative interests of BancorpSouth shareholders in the common stock of the combined company following the merger;

         - The similarity of Pinnacle's market area to BancorpSouth's market areas;

         - The terms of the agreement and plan of merger, including the amount and form of consideration to be received by Pinnacle shareholders in the merger, and the expectation that the merger will be a tax-free transaction to BancorpSouth and BancorpSouth shareholders;

         - The general impact that the merger could be expected to have on the constituencies served by BancorpSouth, including its customers, employees and communities; and

         - The anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined companies from the merger, and the likelihood that these would be achieved following the merger.

REGULATORY APPROVAL

         Completion of the merger is conditioned on, among other things, the receipt of approvals by the Federal Deposit Insurance Corporation, the Mississippi Department of Banking and Consumer Finance and the Arkansas State Bank Department. The Board of Governors of the Federal Reserve System has waived its notification filing requirements with respect to the merger.

         As a Mississippi state non-member bank, BancorpSouth Bank must file an application with the FDIC for approval of the merger pursuant to Sections 18(c) and 18(d) of the Federal Deposit Insurance Act. The FDIC may disapprove the application if it finds that the merger tends to create or result in a monopoly, substantially lessen competition or would be in restraint of trade. BancorpSouth Bank filed this application with the FDIC on December 21, 2001. Following approval of the application by the FDIC, the United States Department of Justice has between 15 and 30 calendar days to submit any adverse comments relating to competitive factors resulting from the merger. It is anticipated that BancorpSouth will obtain approval of the merger from the FDIC on February 5, 2002, and that the Department of Justice waiting period will expire on February 20, 2002.

         BancorpSouth must file an application with the Mississippi Department of Banking and Consumer Finance for approval of the merger of Pinnacle's bank subsidiary, Pinnacle Bank, into BancorpSouth Bank. BancorpSouth filed this application on December 21, 2001. Approval of the bank merger by the Mississippi Department of Banking and Consumer Finance is expected to be received prior to approval of the agreement and plan of merger by Pinnacle shareholders.

         Pinnacle and BancorpSouth also must file a change of control application with the Arkansas State Bank Department for approval of the merger. In addition to this application, BancorpSouth must provide to the Arkansas State Bank Department a copy of the application filed with the FDIC and executed originals of certain documents required for completion of the merger. BancorpSouth provided this application to the Arkansas State Bank Department on December 21, 2001. Approval of the merger by the Commissioner of the Arkansas State Bank Department is expected to be received on or about January 31, 2002.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material anticipated United States federal income tax consequences of the merger to Pinnacle shareholders who hold their shares of Pinnacle common stock as capital assets. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address all of the federal income tax consequences that may be important to each taxpayer in light of its particular circumstances, nor does this discussion address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

         -        tax-exempt organizations;

         - financial institutions, insurance companies and broker-dealers or persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

         - shareholders who hold their Pinnacle shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of Pinnacle shares and one or more other investments;

         - persons who acquired their Pinnacle shares through the exercise of employee stock options, through a benefit plan or otherwise in a compensatory transaction;

         - shareholders who are not U.S. persons within the meaning of the Internal Revenue Code or that have a functional currency other than the U.S. dollar; or

         -        shareholders who exercise their dissenters' rights.

         No information is provided in this document or the tax opinions referred to below with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. This discussion and the tax opinions are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this Prospectus Supplement/Proxy Statement. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to below.

         In connection with the filing of the registration statement of which this Prospectus Supplement/Proxy Statement is a part, BancorpSouth has received an opinion of Waller Lansden Dortch & Davis, PLLC, and Pinnacle has received an opinion of Kutak Rock LLP, that, as of the respective dates of such opinions, if certain factual circumstances exist, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that BancorpSouth and Pinnacle will each be a party to that reorganization. The parties will not be required to consummate the merger unless they receive additional opinions of their respective counsel, dated the closing date of the merger, confirming that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code and that BancorpSouth and Pinnacle will each be a party to that reorganization.

         The opinions of the parties' respective counsel regarding the merger have relied, and the opinions regarding the merger as of the closing date will each rely, on (1) representations and covenants made by BancorpSouth and Pinnacle, including those contained in certificates of officers of BancorpSouth and Pinnacle, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the agreement and plan of merger. In addition, the opinions of the parties' respective counsel have assumed, and such counsel's ability to provide the opinions at the closing of the merger will depend on, the absence of changes to the anticipated facts or changes in law between the date of this Prospectus Supplement/Proxy Statement and the closing date. If any of those representations, covenants or assumptions is inaccurate, the parties' respective counsel may not be able to provide one or more of the required opinions to be delivered at the closing of the merger and/or the tax consequences of the merger could differ from those described in the opinions that counsel have delivered.

         The opinions of the parties' respective counsel do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position. BancorpSouth and Pinnacle do not intend to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to assert successfully that the merger is not a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, then each Pinnacle shareholder would be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the BancorpSouth common stock and the amount of cash received in the exchange and (ii) the shareholder's adjusted tax basis in the Pinnacle stock surrendered for such consideration. Such gain or loss would be a capital gain or loss, provided that such shares of Pinnacle common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss recognized would be long-term capital gain or loss if the Pinnacle shareholder's holding period for the Pinnacle common stock was more than one year. In such event, a Pinnacle shareholder's total initial tax basis in the BancorpSouth common stock received would be equal to its fair market value at the effective time of the merger, and the shareholder's holding period for the BancorpSouth common stock would begin on the day after the merger.

         Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, neither BancorpSouth nor Pinnacle will recognize any gain or loss as a result of the merger. The federal income tax consequences of the merger qualifying as a reorganization to a particular Pinnacle shareholder will vary depending primarily on whether the shareholder exchanges his or her Pinnacle common stock solely for BancorpSouth common stock (except for cash received instead of a fractional share of BancorpSouth common stock), solely for cash or for a combination of BancorpSouth common stock and cash. At the time that a Pinnacle shareholder makes an election as to the form of consideration to be received in the merger and at the time of the vote on the merger, such shareholder will not know the extent to which the shareholder's elected form of merger consideration will be given effect. Regardless of whether a Pinnacle shareholder elects to receive BancorpSouth common stock, cash or a combination of BancorpSouth common stock and cash, the federal income tax consequences to the shareholder will depend on the actual merger consideration received by the shareholder.

PINNACLE SHAREHOLDERS RECEIVING ONLY BANCORPSOUTH COMMON STOCK.

         No gain or loss will be recognized by a holder of Pinnacle common stock as a result of the surrender of shares of Pinnacle common stock solely in exchange for shares of BancorpSouth common stock pursuant to the merger (except with respect to cash received instead of fractional shares of BancorpSouth common stock, as discussed below). The aggregate tax basis of the shares of BancorpSouth common stock received in the merger (including any fractional shares of BancorpSouth common stock deemed received) will be the same as the aggregate tax basis of the shares of Pinnacle common stock surrendered in exchange for the BancorpSouth common stock. The holding period of the shares of BancorpSouth common stock received (including any fractional shares of BancorpSouth common stock deemed received) will include the holding period of shares of Pinnacle common stock surrendered in exchange for the BancorpSouth common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

PINNACLE SHAREHOLDERS RECEIVING ONLY CASH.

         A holder of Pinnacle common stock that does not receive any shares of BancorpSouth common stock pursuant to the merger (and is not treated as constructively owning, after the merger, BancorpSouth common stock held by certain family members and entities affiliated with the holder under the Internal Revenue Code) will generally recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares of Pinnacle common stock exchanged in the merger. Such gain or loss will be a capital gain or loss, provided that such shares of Pinnacle common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss will be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such Pinnacle common stock of more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

PINNACLE SHAREHOLDERS RECEIVING BOTH CASH AND BANCORPSOUTH COMMON STOCK.

         If a holder of Pinnacle common stock receives both BancorpSouth common stock and cash (other than cash in lieu of a fractional interest in BancorpSouth common stock) in the merger, that holder will recognize gain, if any, equal to the lesser of

         -        the amount of cash received or

         - the amount by which the sum of the amount of cash received and the fair market value at the effective time of the BancorpSouth common stock received exceeds the holder's adjusted tax basis in the shares of Pinnacle common stock exchanged in the merger.

         Any recognized gain could be taxed as a capital gain or a dividend. Such gain will generally be capital gain (provided that such shares of Pinnacle common stock were held as capital assets by the shareholder at the effective time of the merger), unless the holder's exchange of Pinnacle common stock for cash and BancorpSouth common stock "has the effect of the distribution of a dividend" after giving effect to the constructive ownership rules of the Internal Revenue Code, in which case such gain might be treated as ordinary income. Any capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Pinnacle common stock exchanged in the merger of more than one year. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Pinnacle shareholder, Pinnacle shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

         The aggregate tax basis of the shares of BancorpSouth common stock received in the merger (including any fractional shares of BancorpSouth common stock deemed received) will be the same as the aggregate tax basis of the shares of Pinnacle common stock surrendered in exchange for such BancorpSouth common stock in the merger, increased by the amount of gain recognized in the exchange (whether characterized as capital gain or a dividend) and reduced by the amount of cash received in the exchange. The holding period of the shares of BancorpSouth common stock received (including any fractional share of BancorpSouth common stock deemed received) will include the holding period of shares of Pinnacle common stock surrendered in exchange for the BancorpSouth common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger. A Pinnacle shareholder who receives a combination of BancorpSouth common stock and cash in exchange for his or her Pinnacle common stock will not be permitted to recognize any loss for federal income tax purposes.

         A Pinnacle shareholder's federal income tax consequences will also depend on whether his or her shares of Pinnacle common stock were purchased at different times at different prices. If they were, the Pinnacle shareholder could realize gain with respect to some of the shares of Pinnacle common stock and loss with respect to other shares. Such Pinnacle shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the BancorpSouth common stock received, but could not recognize loss with respect to those shares in which the Pinnacle shareholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the BancorpSouth common stock received. Any disallowed loss would be included in the adjusted basis of the BancorpSouth common stock. Such a Pinnacle shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

CASH INSTEAD OF FRACTIONAL SHARES.

         Holders of Pinnacle common stock who receive cash instead of a fractional share of BancorpSouth common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by BancorpSouth in exchange for the cash actually distributed instead of the fractional share, with such redemption qualifying as an exchange under
Section 302 of the Internal Revenue Code. Accordingly, such holders will generally recognize gain or loss equal to the difference between the tax basis of the holder's Pinnacle common stock allocable to that fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the Pinnacle stock exchanged has been held for more than one year.

BACKUP WITHHOLDING.

         A holder of Pinnacle common stock may be subject, under certain circumstances, to backup withholding at a rate of 30.5% with respect to the amount of cash, if any, received in the merger, including cash received instead of fractional shares, unless the holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder's federal income tax liability, so long as the required information is furnished to the IRS.

THE PRECEDING SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. ACCORDINGLY, PINNACLE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of management of Pinnacle and Pinnacle's Board of Directors may be deemed to have interests in the merger that are in addition to their interests as Pinnacle shareholders generally. Pinnacle's Board of Directors was aware of these interests and considered them, among other matters, in approving the agreement and plan of merger.

         In particular, Mr. Robert M. Althoff, currently the President and Chief Executive Officer and a Director of Pinnacle, will become a Vice President of BancorpSouth Bank and President or a comparable officer, as determined by BancorpSouth Bank, of the Little Rock, Arkansas community bank of BancorpSouth Bank after the merger. Mr. Althoff has entered into a mutual termination of to be assumed prior agreement, retention incentive, non-competition/ non-solicitation/anti-piracy and employment agreement with BancorpSouth Bank that is effective upon completion of the merger. This agreement replaces and supersedes Mr. Althoff's prior executive services agreement, which provided for severance payments to Mr. Althoff upon termination of his employment with Pinnacle without cause or following a change of control of Pinnacle in an amount equal to 24 months of his base salary. Mr. Althoff will receive an annual salary of $162,000 and will be eligible for a discretionary bonus of 20,000 shares of BancorpSouth common stock upon completion of the merger as consideration for his serving as an officer. Such shares will be released from escrow over a period of three years, with one-third of the shares being released each year, assuming certain performance requirements are satisfied, with the first release occurring on December 31, 2002. In his agreement, Mr. Althoff has agreed that he will not compete with BancorpSouth Bank within a specified area during the term of his agreement and until December 31, 2004 if he is terminated for cause or resigns. In the event that Mr. Althoff's employment agreement is terminated without just cause prior to December 31, 2004, upon a change of control of BancorpSouth or BancorpSouth Bank, or at the expiration of the three year employment term, Mr. Althoff will become fully vested in the 20,000 shares of BancorpSouth common stock without regard to any performance criteria.

         Mr. Dabbs Cavin, currently the Executive Vice President and Chief Lending Officer and a Director of Pinnacle, will become a Vice President of BancorpSouth Bank and assistant branch manager or a comparable officer, as determined by BancorpSouth Bank, of the Little Rock, Arkansas community bank of BancorpSouth Bank after the merger. Mr. Cavin has entered into a mutual termination of to be assumed prior executive services agreement, retention incentive, non-competition/non-solicitation/anti-piracy and employment agreement with BancorpSouth Bank that is effective upon completion of the merger. This agreement replaces and supersedes Mr. Cavin's prior executive services agreement, which provided for severance payments to Mr. Cavin upon termination of his employment with Pinnacle without cause or following a change of control in which (i) Mr. Cavin's responsibilities are modified in a manner inconsistent with his position, (ii) his office is relocated to a location more than 20 miles from its current location, or (iii) the acquiring entity fails to assume Pinnacle's obligations under the employment agreement. The severance payment was equal to the annualized base salary in effect on the date of termination. Mr. Cavin's life insurance coverage and medical and dental benefits also continue for one year from the date of termination at no cost to him. Mr. Cavin will receive an annual salary of $135,000 and will be eligible for a discretionary bonus of 8,000 shares of BancorpSouth common stock upon completion of the merger as consideration for his serving as an officer. Such shares will be released from escrow over a period of three years, with one-third of the shares being released each year, assuming certain performance requirements are satisfied, with the first release occurring on December 31, 2002. In his agreement, Mr. Cavin has agreed that he will not compete with BancorpSouth Bank within a specified area during the term of his agreement and until December 31, 2004 if he is terminated for cause or resigns. In the event that Mr. Cavin's employment agreement is terminated without just cause prior to December 31, 2004, upon a change of control of BancorpSouth or BancorpSouth Bank, or at the expiration of the three year employment term, Mr. Cavin will become fully vested in the 8,000 shares of BancorpSouth common stock without regard to performance criteria.

         In addition to the agreements with Messrs. Althoff and Cavin, Pinnacle has entered into employment agreements with Ms. Beth Harvey, as Senior Vice President, and Mr. Thomas C. Evans, as Executive Vice President and Chief Financial Officer. Each of these agreements provides for the payment of severance benefits upon terms equivalent to those found in Mr. Cavin's agreement with Pinnacle. Ms. Harvey has agreed to terminate her employment agreement in exchange for a payment of $25,000. Also, nine non-executive officers are parties to a bonus agreement in the event of a change of control of Pinnacle Bank pursuant to which Pinnacle Bank has agreed to pay each of the officers a bonus payment equal to three months base salary if the officer continues to be employed by Pinnacle Bank or any successor company for 180 days from the date of the change of control or upon termination without cause following a change of control.

         The following executive officers will receive an aggregate bonus of $565,000 upon the closing of the merger: Robert M. Althoff, Dabbs Cavin, Thomas
C. Evans and Beth Harvey.

         Directors and executive officers of Pinnacle will receive shares of BancorpSouth common stock in the merger on the same basis as other Pinnacle shareholders. The following chart shows the number of shares of BancorpSouth common stock that may be issued to directors and executive officers of Pinnacle, and their affiliates, in the merger assuming that each such officer and director elects to receive all of his or her consideration in the form of BancorpSouth common stock:

         Beneficial ownership by executive officers and directors of Pinnacle, and their affiliates, as of January 28, 2002 (including stock options
         that may be exercised within 60 days)..........................................      7,289

         Maximum number of shares of BancorpSouth common stock to be received in
         the merger (based on such beneficial ownership)................................    625,772

         Members of Pinnacle's Board of Directors have certain interests under the agreement and plan of merger regarding indemnification and continuation of liability insurance coverage following the merger. See "AGREEMENT AND PLAN OF MERGER -- Indemnification."

         Robert C. Nolan, a director of BancorpSouth, owns around 2.4% of the issued and outstanding shares of Pinnacle.

COMPARISON OF RIGHTS OF SHAREHOLDERS

         At the effective time of the merger, Pinnacle shareholders will automatically become BancorpSouth shareholders (except for those Pinnacle shareholders who only receive cash consideration for their shares of Pinnacle common stock or who properly exercise dissenters' rights). BancorpSouth is a Mississippi corporation governed by provisions of the Mississippi Business Corporation Act and BancorpSouth's restated articles of incorporation and amended and restated bylaws. Pinnacle is an Arkansas corporation governed by provisions of the Arkansas Business Corporation Act of 1987 and Pinnacle's articles of incorporation, as amended, and bylaws. See "COMPARISON OF RIGHTS OF SHAREHOLDERS."

RESTRICTIONS ON RESALES BY AFFILIATES

         The shares of BancorpSouth common stock issuable to Pinnacle shareholders upon completion of the merger have been registered under the Securities Act of 1933. These shares may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of Pinnacle or BancorpSouth, as that term is defined in SEC rules under the Securities Act. An "affiliate" of a company generally includes its directors and executive officers and holders of a significant amount of the company's voting stock.

         Shares of BancorpSouth common stock received by those Pinnacle shareholders who are deemed to be affiliates of Pinnacle at the time of the Pinnacle special meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act. Under Rule 145, during the one-year period following completion of the merger, affiliates of Pinnacle may resell shares of BancorpSouth common stock received by them in the merger subject to limitations on the number of shares that may be sold during any three-month period and the manner in which the shares may be sold, including the use of a broker and non-solicitation of a buyer.

         Pinnacle has agreed in the agreement and plan of merger to use its reasonable best efforts to cause each person who is an affiliate, for purposes of Rule 145 under the Securities Act, to deliver to BancorpSouth a written agreement intended to ensure compliance with the Securities Act.

                        THE AGREEMENT AND PLAN OF MERGER

         The following summary of certain terms and provisions of the agreement and plan of merger is qualified in its entirety by reference to the agreement and plan of merger, which is incorporated into this document by reference and, with the exception of exhibits and schedules to the agreement and plan of merger, is attached as Annex A to this Prospectus Supplement/Proxy Statement.

EXCHANGE OF CERTIFICATES; CASH ELECTION

         BancorpSouth will deposit with SunTrust Bank, as the exchange agent for the merger, certificates representing shares of BancorpSouth common stock, the cash consideration and cash to be paid in lieu of fractional shares to which a holder of certificates formerly representing Pinnacle common stock would otherwise be entitled based on the exchange ratio. The exchange ratio will be adjusted to reflect changes in the market price of BancorpSouth common stock. The exchange ratio will be 85.8516 shares of BancorpSouth common stock for each share of Pinnacle common stock if the average of the closing prices of BancorpSouth common stock as reported on the New York Stock Exchange at the end of the regular session for the 10 consecutive trading days ending on the fifth trading day immediately preceding the closing date of the merger is less than or equal to $13.209. The exchange ratio will be 63.4639 shares of BancorpSouth common stock for each share of Pinnacle common stock if the average price of BancorpSouth common stock for this period is greater than or equal to $17.871. If the average price per share of BancorpSouth common stock for this period is between $13.209 and $17.871, the number of shares of BancorpSouth common stock exchangeable for each share of Pinnacle common stock will be determined by dividing $1,134.10 by the average per share price.

         Enclosed is an election form and letter of transmittal. The election form enables Pinnacle shareholders to choose to exchange some or all of their Pinnacle shares for cash and/or some or all of their Pinnacle shares for shares of BancorpSouth common stock, subject to the limitations described below. Pinnacle shareholders have until two business days before the special meeting of the Pinnacle shareholders to make their elections and return their election forms to Pinnacle. BancorpSouth will pay 49% of the total merger consideration in cash and 51% of the total merger consideration in shares of BancorpSouth common stock. In the event that more than 49% of the outstanding shares of Pinnacle common stock elect or otherwise are to receive cash consideration, the amount of cash that a given Pinnacle shareholder will have the right to receive upon exchange of his or her shares of Pinnacle common stock will be adjusted on a pro rata basis so that, in the aggregate, 49% of the shares of Pinnacle common stock will be converted into the right to receive cash and the remaining 51% of the shares of Pinnacle common stock will be converted into the right to receive BancorpSouth common stock. In the event that more than 51% of the outstanding shares of Pinnacle common stock elect to receive stock consideration, the amount of BancorpSouth common stock that a given Pinnacle shareholder will have the right to receive upon exchange of his or her shares of Pinnacle common stock will be adjusted on a pro rata basis so that, in the aggregate, 51% of the shares of Pinnacle common stock will be converted into the right to receive shares of BancorpSouth common stock and the remaining 49% of the shares of Pinnacle common stock will be converted into the right to receive cash. As a result, a Pinnacle shareholder may receive a different combination of consideration than he or she elected, based on the choices made by other Pinnacle shareholders or other circumstances. Pinnacle shareholders who do not return a properly completed election form will receive consideration of 51% BancorpSouth common stock and 49% cash in exchange for their shares.

         In order for the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code and to permit delivery of the requisite tax opinions pursuant to the agreement and plan of merger, the aggregate amount of cash paid to all Pinnacle shareholders, including dissenters, cannot exceed approximately 55% of the total fair market value of all of the shares of BancorpSouth common stock and cash delivered by BancorpSouth to Pinnacle's shareholders. As a result, all elections by Pinnacle shareholders are subject to an additional adjustment by BancorpSouth to reduce the total amount of cash to be received in the merger to the extent necessary to preserve this reorganization status and not exceed the 55% threshold. If the tax-related adjustment were necessary, the amount of cash a Pinnacle shareholder would have received, after taking into account such holder's election and any proration, will be reduced and the shareholder will receive additional BancorpSouth common stock instead. Whether the tax-related adjustment will be made, and the magnitude of the adjustment, if made, will be based on a number of factors, including the trading price per share of BancorpSouth common stock at the time the merger is completed versus the average closing price per share of BancorpSouth common stock, the number of shares of Pinnacle common stock outstanding at that time and the number of shares for which dissenters' rights are exercised.

         The letter of transmittal provides that, upon surrender of a Pinnacle stock certificate for exchange and cancellation to the exchange agent, together with the duly executed letter of transmittal, the holder of a Pinnacle certificate will be entitled to receive the amount of cash elected and/or the number of whole shares of BancorpSouth common stock elected, unless adjusted on a pro rata basis by the exchange agent, and cash for any fractional shares to which such holder has become entitled in accordance with the agreement and plan of merger. BancorpSouth will pay to each Pinnacle shareholder who would otherwise be entitled to a fractional share of BancorpSouth common stock, after taking into account all Pinnacle certificates delivered by the shareholder, an amount in cash to be paid in lieu of fractional shares, determined by multiplying such fraction by the average of the last sales prices of BancorpSouth common stock as reported on the New York Stock Exchange for the 10 consecutive trading days ending on the fifth trading day immediately preceding the merger. Pinnacle certificates so surrendered will immediately be canceled. No interest will be paid or accrued on any cash to be paid upon such surrender, whether in lieu of fractional shares of BancorpSouth common stock or with respect to unpaid dividends or distributions on such shares.

         Any part of the BancorpSouth common stock certificates and cash deposited with the exchange agent that remains unclaimed by Pinnacle shareholders for 12 months after the merger will be paid to BancorpSouth. After such time, Pinnacle shareholders may look only to BancorpSouth for payment of their portion of the cash consideration and their shares of BancorpSouth common stock, cash in lieu of fractional shares, and unpaid dividends and distributions on BancorpSouth common stock deliverable in respect of each share of Pinnacle common stock held by the shareholder, as determined pursuant to the agreement and plan of merger, in each case, without interest. None of Pinnacle, BancorpSouth or the exchange agent, or any other person, will be liable to any former Pinnacle shareholder for any amounts properly delivered to a public official under applicable abandoned property, escheat or similar laws.

         If any certificate formerly representing Pinnacle common stock is lost, stolen or destroyed, BancorpSouth can require the holder to give an affidavit of that fact and to post a bond in an amount that is customarily required by BancorpSouth and the exchange agent as indemnity against any claim that may be made with respect to this Pinnacle certificate. Upon making such affidavit and/or posting such bond, the exchange agent will issue the consideration due under the agreement and plan of merger.

         No dividends or other distributions with respect to BancorpSouth common stock declared after the merger and payable to BancorpSouth shareholders of record will be paid to the holder of any unsurrendered Pinnacle certificate until the holder of the certificate surrenders the Pinnacle certificate. After the proper surrender of a Pinnacle certificate, the record holder of the certificate will receive any such dividends or other distributions, without any interest, which the holder would have received if he or she had exchanged his or her Pinnacle certificate immediately after the merger.

CONDITIONS TO THE MERGER

        The obligations of Pinnacle and BancorpSouth to complete the merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time of the merger, of a number of conditions, which are set forth in the agreement and plan of merger. These conditions include:

         - Approval of the agreement and plan of merger by Pinnacle shareholders;

         - Receipt of the required regulatory approvals, including approval by the FDIC;

         - The absence of any legal prohibition to completion of the merger;

         - The accuracy of the parties' representations and performance of the parties' obligations under the agreement and plan of merger; and

         -        Receipt of the required tax opinions.

         We cannot guarantee that the required regulatory approvals will be obtained or that all of the other conditions precedent to the merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

TERMINATION OF THE AGREEMENT AND PLAN OF MERGER

         The agreement and plan of merger may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by Pinnacle shareholders, by mutual consent of BancorpSouth and Pinnacle. In addition, the agreement and plan of merger may be terminated by either party if:

         - A governmental entity issues a final order prohibiting the merger or (subject to a 60 day waiting period) rejects an application for a required regulatory approval;

         -        The merger is not completed on or before April 30, 2002; or

         - The other party materially breaches its representations or covenants set forth in the agreement and plan of merger and fails to cure that breach within the prescribed time limit.

         BancorpSouth may terminate the agreement and plan of merger if Pinnacle shareholders fail to approve the agreement and plan of merger or Pinnacle's Board of Directors has withdrawn or changed in a manner adverse to BancorpSouth its approval of the merger, or its recommendation to its shareholders that such shareholders approve the agreement and plan of merger and the transactions contemplated in the agreement and plan of merger. In addition, BancorpSouth may terminate the agreement and plan of merger if Pinnacle enters into any letter of intent, agreement in principle, or acquisition or similar agreement related to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Pinnacle or any of its subsidiaries or any proposal, inquiry or offer to acquire in any manner all or a 10% or greater interest in, or all or a substantial portion of the assets of, Pinnacle or any of its subsidiaries, other than the transactions described in this Prospectus Supplement/Proxy Statement.

         In the event the agreement and plan of merger is terminated for any reason other than BancorpSouth's failure to perform its obligations, after the expiration of any applicable cure periods (if BancorpSouth fails to cure any such breach), and if any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Pinnacle or any subsidiary of Pinnacle or any proposal, inquiry or offer to acquire in any manner all or a 10% or greater equity interest in, or all or a substantial portion of the assets of, Pinnacle or any subsidiary of Pinnacle, other than the transactions contemplated or permitted by the agreement and plan of merger has been made or is made at any time within a six month period after such termination of the agreement and plan of merger, Pinnacle shall pay $500,000 in cash to BancorpSouth on demand.

         In the event of termination of the agreement and plan of merger, the agreement and plan of merger will become void and have no effect, except with respect to the parties' obligations regarding confidential information and expenses as set forth in the agreement and plan of merger. Termination also will not relieve or release a breaching party from liability or damages for its willful breach of the agreement and plan of merger, and Pinnacle shall not be relieved or released from any obligation to make the $500,000 payment to BancorpSouth described above.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

         In the agreement and plan of merger, Pinnacle and BancorpSouth agreed that, except as expressly contemplated or permitted by the agreement and plan of merger or with the prior written consent of the other party, each party will carry on their respective businesses in the ordinary course consistent with past practice. Each of the parties also agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the agreement and plan of merger.

         Pinnacle has agreed to refrain from:

         - Declaring or paying any dividends on, or making other distributions in respect of, any of its capital stock during any period, other than dividends or distributions from a subsidiary of Pinnacle to Pinnacle;

         - Issuing or acquiring its capital stock other than for the issuance of common stock upon the exercise or fulfillment of rights or options issued or existing pursuant to the Pinnacle option plans all to the extent outstanding and in existence on the date of the agreement and plan of merger and in accordance with their terms as of such date;

         - Issuing any options or other securities convertible into or exchangeable for its capital stock;

         -        Amending its articles of incorporation or bylaws;

         - Making capital expenditures in excess of $250,000 in the aggregate;

         -        Entering into any new line of business;

         -        Engaging in a material acquisition of another business;

         - Taking any action intended or reasonably expected to result in any of its representations and warranties in the agreement and plan of merger being or becoming untrue, or in any of the conditions to the merger set forth in the agreement and plan of merger not being satisfied;

         - Changing its methods of accounting in effect at December 31, 2000, except as required by changes in generally accepted accounting principles or regulatory accounting principles;

         - Adopting or amending any employee benefit plan or compensation arrangement, except as otherwise requested by BancorpSouth;

         - Entering into any loans in an original principal amount in excess of $750,000 or renewing, or committing to renew, any existing loans in a principal amount in excess of $750,000, or entering into new loan transactions subject to the requirements of Regulation O of the Federal Reserve Board in excess of $500,000 in the aggregate without having provided prior written notice to BancorpSouth of the persons to whom such loans are made and the terms and purposes of such loans;

         - Incurring any indebtedness other than in the ordinary course of business consistent with past practice;

         - Filing any application to relocate or terminate the operations of any of its or its subsidiaries' banking offices;

         - Taking any action or entering into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any required regulatory approval;

         - Disposing of any material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice; or

         - Entering into, renewing, amending or terminating any material contract, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the merger.

         BancorpSouth has agreed to refrain from:

         - Taking any action intended or reasonably expected to result in any of its representations and warranties in the agreement and plan of merger being or becoming untrue, or in any of the conditions to the merger set forth in the agreement and plan of merger not being satisfied;

         - Changing its methods of accounting in effect at December 31, 2000, except as required by changes in generally accepted accounting principles or regulatory accounting principles;

         - Taking any action or entering into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any required regulatory approval; or

         - Selling, leasing, encumbering or otherwise disposing of any of its material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice.

         In addition, Pinnacle agreed that, prior to the merger, it will not authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate, facilitate, encourage or participate in any inquiries, proposals, discussions or negotiations relating to a tender or exchange offer, merger, consolidation or other business combination involving Pinnacle or the acquisition of a substantial portion of its capital stock or assets. Pinnacle agreed to immediately cease and terminate any existing activities, discussions or negotiations previously conducted with any parties other than BancorpSouth with respect to any of these activities, and to notify BancorpSouth immediately if it receives any such inquiry or proposal or request for information. Pinnacle also agreed to promptly inform BancorpSouth in writing of all of the relevant details with respect to any such inquiry or proposal or request for information, including the material terms and conditions and the identity of the person or group making such request, proposal or inquiry. Additionally, Pinnacle agreed to keep BancorpSouth fully informed of the status and details of any such request, proposal or inquiry.

         Pinnacle further agreed that it would not provide third parties with any nonpublic information relating to any such inquiry or proposal. It may, however, communicate information about any such inquiry or proposal to its shareholders if, in the judgment of Pinnacle's Board of Directors, the communication is required under applicable law. In addition, Pinnacle may, and may authorize and permit its officers, directors, employees or agents to, provide or cause to be provided such information and participate in such discussions or negotiations if Pinnacle's Board of Directors has determined that the failure to do so could cause the members of Pinnacle's Board of Directors to breach their fiduciary duties under applicable laws. Pinnacle agreed to submit the agreement and plan of merger to its shareholders prior to the submission of any other such inquiry or proposal.

         The agreement and plan of merger also contains certain other agreements relating to the conduct of the parties prior to the merger, including, among other things, those requiring each party:

         - To apply for and obtain all consents and approvals required to complete the merger;

         - To afford to the other party and its representatives access during normal business hours to all of such party's information concerning its business, properties and personnel as the other party may reasonably request; and

         - To take all actions required to comply with any legal requirements to complete the merger.

         Pinnacle agreed to cause each director, executive officer and other person who is an "affiliate" of Pinnacle for purposes of Rule 145 under the Securities Act to deliver to BancorpSouth a written agreement intended to ensure compliance with the Securities Act.

         Pinnacle agreed to call and hold a special meeting of its shareholders and, through its Board of Directors, to recommend the agreement and plan of merger for approval to its shareholders. BancorpSouth agreed to cause the shares of BancorpSouth common stock to be issued in the merger to be approved for listing on the New York Stock Exchange.

INDEMNIFICATION

         BancorpSouth agreed to provide indemnification to the officers, directors and employees of Pinnacle to the full extent permitted by law after the merger and to provide, for three years after the merger, directors' and officers' liability insurance for the directors and officers of Pinnacle to the maximum extent available at an annual premium not to exceed 150% of the amount expended by Pinnacle as of November 14, 2001.

AMENDMENT OF THE AGREEMENT AND PLAN OF MERGER

         Subject to compliance with applicable law, the agreement and plan of merger may be amended by Pinnacle and BancorpSouth, by action taken or authorized by their respective Boards of Directors, at any time before or after the Pinnacle shareholders approve the agreement and plan of merger. However, after any approval of the agreement and plan of merger by Pinnacle shareholders, there may not be, without further approval of the Pinnacle shareholders, any amendment of the agreement and plan of merger which reduces the amount or changes the form of the consideration due under the agreement and plan of merger, other than as contemplated in the agreement and plan of merger. The agreement and plan of merger provides that it may not be amended except by an instrument in writing signed on behalf of BancorpSouth and Pinnacle.

WAIVER

         Prior to the merger, BancorpSouth and Pinnacle may extend the time for the performance of any of the obligations or other acts of the other party to the agreement and plan of merger, waive any inaccuracies in the representations or warranties of the other party contained in the agreement and plan of merger or, where the law permits, waive compliance with any of the agreements or conditions of the other party contained in the agreement and plan of merger.

EXPENSES

         Each party to the agreement and plan of merger will bear all expenses incurred by it in connection with the agreement and plan of merger and the merger.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

         After the merger, BancorpSouth will be managed by the same Board of Directors and executive officers as existed prior to the merger. Pinnacle will be merged with and into BancorpSouth. The surviving corporation will operate under the name "BancorpSouth, Inc." and will continue to engage in the same business as prior to the merger. Pinnacle Bank will merge with and into BancorpSouth Bank. The surviving subsidiary bank will operate under the name "BancorpSouth Bank."

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

   BANCORPSOUTH

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS." As of January 25, 2002, BancorpSouth common stock was held of record by around 9,196 persons. The following table sets forth the high and low sale prices for BancorpSouth common stock as reported on the New York Stock Exchange, and cash dividends declared per share of BancorpSouth common stock, for the periods indicated:

                                                                        Stock Prices              Cash
                                                                 --------------------------     Dividends
                                                                   High              Low        Per Share
                                                                 --------          --------     ---------
2002
            First Quarter (through January 25, 2002).......      $17.9700          $16.3000       $0.00

2001
            First Quarter..................................      $15.6250          $12.0625       $0.14
            Second Quarter.................................       17.0000           14.0000        0.14
            Third Quarter .................................       16.9700           13.4500        0.14
            Fourth Quarter.................................       17.0000           14.2500        0.15

2000
            First Quarter..................................      $16.6250          $14.0000       $0.13
            Second Quarter.................................       17.2500           14.0000        0.13
            Third Quarter..................................       15.3125           13.8125        0.13
            Fourth Quarter.................................       14.8750           11.8750        0.14

1999
            First Quarter..................................      $19.4375          $15.7500       $0.12
            Second Quarter.................................       19.1250           15.8125        0.12
            Third Quarter..................................       19.3750           15.3750        0.12
            Fourth Quarter ................................       17.5000           16.3125        0.13


         PINNACLE

         There is no established trading market for shares of Pinnacle common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of Pinnacle common stock have been bought and sold. As of January 28, 2002, Pinnacle common stock was held of record by around 141 persons. Pinnacle has never paid any cash dividends on its common stock.

                  PINNACLE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This discussion presents an analysis of the unaudited consolidated financial statements of Pinnacle, its subsidiary, Pinnacle Bank, and the subsidiaries of Pinnacle Bank, Pinnacle Bank Home Loan Company and Pinnacle Capital Resources, Inc., for the periods indicated. The analysis below should be read in conjunction with the unaudited financial statements of Pinnacle included in pages F-1 through F-4 of this Prospectus Supplement/Proxy Statement. The financial information and the discussion below have been prepared by Pinnacle. The financial information has not been audited or reviewed by outside accountants. Because the Pinnacle financial statements and information have not been prepared in accordance with accounting principles generally accepted in the United States of America (as the statement of cash flow and footnotes are not included), there can be no assurance that they fairly present the financial position or historical results of operations as of the dates or for the periods indicated.

GENERAL

         For the year ended December 31, 2001, net income was $1,445,000, an 86% increase over net income of $775,000 for the year 2000. Diluted earnings for the year 2001 were $75.32 per share, compared to $39.47 per share for 2000, a 91% increase.

         Year 2000 net income increased 70% from net income of $454,851 in 1999. Diluted earnings increased 70% to $39.47 per share for 2000, compared to $23.24 per share for 1999.

         Annualized returns on average assets and average stockholders' equity for the year 2001 were 1.17% and 17.34%, respectively, compared with 0.74% and 10.47%, respectively, for the year 2000, and 0.58% and 6.59%, respectively, for 1999.

         The improvement in 2001 results is attributable primarily to the decline in interest rates, loan growth of around $27 million, and the increased operations of Pinnacle Bank Home Loan Company, the mortgage subsidiary. The comparative 2000 and 1999 results are attributable to loan growth of around $20 million and a 65% increase in non-interest income from service charge income and mortgage loan origination fee income.

         Total assets increased from $115 million at December 31, 2000 to $135 million at December 31, 2001. Loans increased to $122.8 million at December 31, 2001, compared to $95.9 million at December 31, 2000. Deposits increased to $101.8 million at December 31, 2001 from $87.1 million at December 31, 2000. The $20 million increase in total assets resulted primarily from growth of the loan portfolio attributable to Pinnacle's hiring of in-market lenders. The increase in total deposits was comprised primarily of an increase in money market accounts attained by paying market favorable interest rates. The reduction in investment securities principally resulted from a shift in earnings assets from the U.S. government agency securities to higher yielding loans.

         Stockholders' equity increased from $8.0 million at December 31, 2000, to $8.9 million at December 31, 2001, resulting in book value per share increasing from $442.38 to $511.92.

         Pinnacle's equity to assets ratio was 6.61%, 6.92% and 7.58% at December 31, 2001, December 31, 2000 and December 31, 1999, respectively.

         Pinnacle has not paid dividends since its inception.

ANALYSIS OF RESULTS OF OPERATIONS

         Pinnacle's results of operations depend primarily on net interest income, which is the difference between the interest income from earning assets, such as loans and investments, and the interest expense incurred on interest-bearing liabilities, such as deposits and other borrowings. Pinnacle also generates non-interest income, including service charges on deposit accounts, mortgage lending income and other charges and fees. Pinnacle's non-interest expenses primarily consist of employee compensation and benefits, occupancy, equipment and other operating expenses. Pinnacle's results of operations are also impacted by its provision for loan losses. The following discussion provides a summary of Pinnacle's operations for each of the fiscal years ended December 31, 2001, 2000 and 1999.

Net Interest Income. Net interest income is traditionally analyzed on a fully taxable equivalent basis. The adjustment to convert certain income to a fully taxable equivalent basis consists of dividing tax-exempt income by one minus the statutory federal income tax rate (34%). For purposes of this earnings analysis, no adjustment is required because substantially all earning assets of Pinnacle are fully taxable at the federal rate of 34%.

         Net interest income for the year ended December 31, 2001 increased 31% to $4,387,312, from $3,340,103, for the year ended December 31, 2000. The increase in net interest income from the year ended December 31, 2000 to the year ended December 31, 2001 was primarily caused by a general decline in interest rates, growth in the loan portfolio, and a shift in earning assets from the lower yielding investment portfolio into the loan portfolio.

         Net interest income for fiscal year 2000 increased $778,880, or 30.4%, over fiscal 1999. The increase in net interest income from 1999 to 2000 was primarily caused by growth of the loan portfolio attributable to Pinnacle's hiring of in-market lenders.

         Interest expense was around $4,907,000 for the year ended December 31, 2001, the same as for the year 2000. There was no significant change in interest expense because the expense resulting from a growth in deposits was offset by declining interest rates. Total interest expense increased by $1,750,912, or 55%, in 2000 from 1999. The interest expense increase from 1999 to 2000 was primarily caused by increases in money market deposits, certificates of deposit and advances from the Federal Home Loan Bank.

         The trend in net interest income is commonly evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. The interest rate spread represents the difference between the average yield on average earning assets and the average rate paid for all funds used to support those earning assets including both interest-bearing and non-interest-bearing sources. The interest rate spread eliminates the impact of non-interest bearing funds and gives a direct perspective on the effect of market interest rate movements.

         The annualized net interest margin increased 41 basis points in the year ended December 31, 2001 to 3.68% from 3.27% for the year ended December 31, 2000. The annualized net interest spread increased 55 basis points from 2.68% for the year ended December 31, 2000 to 3.23% for the year ended December 31, 2001. The annualized net cost of funds, defined as interest expense divided by average earning assets, decreased 71 basis points from 4.82% in the year ended December 31, 2000 to 4.11% in the year ended December 31, 2001. These changes resulted from the declining interest rate market, in which interest rates on deposit accounts decreased faster than interest rates on loans. The net interest margin decreased 11 basis points in 2000 to 3.27% from 3.38% for 1999. The net interest spread decreased 40 basis points from 3.08% for 1999 to 2.68% for 2000. The net cost of funds increased 65 basis points from 4.17% in 1999 to 4.82% in 2000.

         There are many factors that affect the rates earned on assets and paid on liabilities. Strong competition for loans and deposits in the markets served has a major impact on the yields earned and the rates paid. Federal Reserve monetary policies and the international monetary markets also have a direct or indirect impact on interest rates and therefore affect the net interest spread and net yields earned by Pinnacle.

         The following table details average yields earned by Pinnacle on its earnings assets and the average rates paid on its deposits and other interest-bearing liabilities for the periods indicated.

                         ANALYSIS OF NET INTEREST INCOME
                         (FTE-Fully Taxable Equivalent)

                                                                              Year Ended
                                                                             December 31,
                                                                 ------------------------------------
                                                                  2001            2000          1999
                                                                 ------          ------        ------
                                                                       (Dollars in thousands)
Interest Income............................................      $9,294          $8,247        $5,717
FTE adjustment.............................................          --              --            --
                                                                 ------          ------        ------
Interest income - FTE......................................       9,294           8,247         5,717
Interest expense...........................................       4,907           4,907         3,156
                                                                 ------          ------        ------
Net interest income - FTE..................................      $4,387          $3,340        $2,561

Yield on interest earning assets - FTE.....................        7.79%           8.08%         7.55%
Cost of interest-bearing liabilities.......................        4.57            5.40          4.47
Net interest spread - FTE..................................        3.23            2.68          3.08
Net interest margin - FTE..................................        3.68            3.27          3.38

          AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS

                                                                   Year Ended December 31,
                                          2001                              2000                                1999
                             -----------------------------     ------------------------------      -----------------------------
                                        Interest   Average                Interest    Average                 Interest   Average
                             Average    Income/    Yields/     Average    Income/     Yields/      Average    Income/    Yields/
                             Balance    Expense     Rates      Balance    Expense      Rates       Balance    Expense     Rates
                             --------   --------   -------     --------   --------    -------      -------    --------   -------
ASSETS:
Interest-earning assets:
   Loans...................  $110,136    $8,873      8.06%     $ 84,997    $7,258       8.52%      $58,801    $4,790      8.15%
   Investment securities
     Taxable...............     7,886       367      4.65        15,726       925       5.87        14,681       820      5.59
     Tax-exempt............        --        --                      --        --                       --        --
                             --------    ------                --------    ------                  -------    ------
       Total investment
       securities..........   7,886         367      4.65        15,726       925       5.87        14,681       820      5.59
                             --------    ------                --------    ------                  -------    ------

Interest-bearing deposits
in banks...................        39         1      3.76                                               49         3      5.20
Federal funds sold.........     1,203        53      4.44         1,006        63       6.27         2,166       105      4.83
                             --------    ------                --------    ------                  -------    ------
     Total interest-earning
       assets/               $119,264    $9,294      7.79      $101,729    $8,247       8.08       $75,697    $5,717      7.55
       Interest income.....

Cash due from banks........     2,245                             1,839                              1,488
Other assets...............     3,252                             1,800                              1,317
Allowance for loan losses..    (1,158)                            (969)                               (658)
                             --------                          --------                            -------
     Total assets..........  $123,603                          $104,399                            $77,844
                             ========                          ========                            =======

LIABILITIES AND
SHAREHOLDERS' EQUITY:
Interest-earning
liabilities:
   Demand deposits.........  $  6,604    $  184      2.78%     $  4,854    $  151       3.09%      $ 3,574    $   80      2.25%
   Savings.................    41,090     1,589      3.87        32,115     1,625       5.05        26,234     1,228      4.68
   Time deposits...........    37,586     2,061      5.48        37,396     2,179       5.81        32,837     1,684      5.13
   Other borrowings........    22,156     1,073      4.85        16,115       952       5.89         3,322       163      4.91
                             --------    ------                --------    ------                  -------    ------
     Total interest-bearing
       liabilities/
       Interest expense....  $107,436    $4,907      4.57%     $ 90,480    $4,907       5.41%      $65,967    $3,156      4.78%

Noninterest-bearing
demand deposits............     7,457                             6,033                              4,664
Other liabilities..........       378                               483                                307
Shareholders' equity.......     8,332                             7,403                              6,906
                             --------                          --------                            -------
     Total liabilities and
       shareholders'
       equity.............   $123,603                          $104,399                            $77,844
                             ========                          ========                            =======

Net interest earnings/net
   interest spread.........                3.23%                             2.68%                              3.08%
Net yield on earning assets                3.68%                             3.27%                              3.38%
Taxable equivalent
adjustment:
   Investment securities...                   0                                 0                                  0
   Loans...................                   0                                 0                                  0
                                         ------                            ------                             ------
     Total taxable
       equivalent
       adjustment..........                   0                                 0                                  0
                                         ------                            ------                             ------
Net interest income........              $4,387                            $3,340                             $2,561
                                         ======                            ======                             ======

         The following table provides the components of changes in net interest income in the format of a rate/volume analysis and analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.

                              RATE/VOLUME ANALYSIS

                                                         Average Volume             Change in Volume             Average Rate
                                                -------------------------------    -------------------     ----------------------
                                                  2001        2000       1999      2001-00     2000-99     2001     2000     1999
                                                --------    --------    -------    -------     -------     ----     ----     ----
                                                                                (In thousands)
INTEREST-EARNING ASSETS:
Loans ......................................    $110,136    $ 84,997    $58,801    $25,139     $26,196     8.06%    8.52%    8.15%
Investment securities
   Taxable .................................       7,886      15,726     14,681     (7,840)      1,045     4.65     5.87     5.59
   Tax exempt ..............................          --          --         --         --          --       --       --       --
                                                --------    --------    -------    -------     -------
     Total investment securities ...........       7,886      15,726     14,681     (7,840)      1,045     4.65     5.87     5.59
                                                --------    --------    -------    -------     -------
Federal funds sold .........................       1,203       1,006      2,166        197      (1,160)    4.44     6.27     4.83
Interest-bearing deposits in banks .........          39          --         49         39        (49)     3.76       --     5.20
                                                --------    --------    -------    -------     -------
   Total interest-earning assets ...........    $119,264    $101,729    $75,697    $17,535     $26,032     7.79%    8.08%    7.55%
                                                ========    ========    =======    =======     =======


INTEREST-BEARING LIABILITIES:
Demand deposits ............................       6,604       4,854      3,574      1,750       1,280     2.78%    3.09%    2.25%
Savings ....................................      41,090      32,115     26,234      8,975       5,881     3.87     5.05     4.68
Time certificates ..........................      37,586      37,396     32,837        190       4,559     5.48     5.81     5.13
Other borrowings ...........................      22,156      16,115      3,322      6,041      12,793     4.85     5.89     4.91
                                                --------    --------    -------    -------     -------     ----     ----     ----
   Total interest-bearing liabilities ......    $107,436    $ 90,480    $65,967    $16,956     $24,513     4.57%    5.41%    4.78%
                                                ========    ========    =======    =======     =======     ====     ====     ====

Net interest income/net interest spread.....                                                               3.23     2.68     3.08
Net yield on earning assets.................                                                               3.68     3.27     3.38

Net cost of funds...........................                                                               4.11     4.82     4.17


                                     Income/Expense            Variance                  2001                        2000
                                ------------------------  -----------------    ------------------------    ----------------------
                                 2001     2000     1999   2001-00   2000-99    Volume    Rate      Mix     Volume    Rate    Mix
                                ------   ------   ------  -------   -------    ------    -----    -----    ------    ----    ----
 INTEREST-EARNING ASSETS:
 Loans ......................   $8,873   $7,259   $4,789   $1,614    $2,470    $2,142    $(391)   $(137)   $2,135    $218    $117
 Investment securities:
 Taxable ....................      367      925      820     (558)      105      (460)    (192)      94        58      41       6
 Tax exempt..................
                                ------   ------   ------   ------    ------    ------    -----    -----    ------    ----    ----
Total investment
 securities .................   $  367   $  925   $  820   $ (558)   $  105    $ (460)   $(192)   $  94    $   58    $ 41    $  6
                                ------   ------   ------   ------    ------    ------    -----    -----    ------    ----    ----

 Federal funds sold .........       53       63      105      (10)      (42)       12      (18)      (4)      (56)     31     (17)
 Interest bearing
 balances ...................        1        0        3        1        (3)        0        0        1        (3)      0       0
                                ------   ------   ------   ------    ------    ------    -----    -----    ------    ----    ----
Total interest-earning
 assets .....................   $9,294   $8,247   $5,717   $1,047    $2,530    $1,694    $(601)   $ (46)   $2,134    $290    $106
                                ======   ======   ======   ======    ======    ======    =====    =====    ======    ====    ====

 Interest-bearing
 liabilities:
 Demand deposits ............   $  184   $  150   $   81   $   34    $   69    $   54    $ (15)   $  (5)   $   29    $ 30    $ 10
 Savings ....................    1,589    1,626    1,228      (37)      398       453     (379)    (111)      275      97      26
 Time certificates ..........    2,061    2,179    1,684     (118)      495        11     (123)      (6)      234     223      38
 Other borrowings ...........    1,073      952      163      121       789       356     (168)     (67)      628      33     128
                                ------   ------   ------   ------    ------    ------    -----    -----    ------    ----    ----
Total interest-bearing
 liabilities ................   $4,907   $4,907   $3,156   $    0    $1,751    $  874    $(685)   $(189)   $1,166    $383    $202
                                ======   ======   ======   ======    ======    ======    =====    =====    ======    ====    ====

 Net interest income ........   $4,387   $3,340   $2,561   $1,047    $  779    $  820    $  84    $ 143    $  968    $(93)   $(96)
                                ======   ======   ======   ======    ======    ======    =====    =====    ======    ====    ====

         Non-interest Income. Pinnacle's non-interest income can primarily be broken down into three main sources: (1) service charges on deposit accounts,
(2) mortgage lending income, and (3) other charges and fees.

         Non-interest income increased by 189%, or around $1,078,000, to around $1,649,000 for the year ended December 31, 2001, as compared to around $571,000 for the year 2000. The increase was primarily caused by the operations of Pinnacle Bank Home Loan Company during 2001 and the fees resulting from the origination of mortgage loans.

         Non-interest income increased by 65%, or around $226,000, to around $571,000 for the year ended December 31, 2000, as compared to around $345,000 for the same period in 1999. The increase was a result of growth in deposits generating fee income and the operations of Pinnacle Bank Home Loan Company generating fee income from the origination of mortgage loans. Service charges on deposit accounts were $307,500 in 2001, $173,000 in 2000 and $109,000 in 1999.
Fee income from the origination of mortgage loans was $1,168,000 in 2001, $357,000 in 2000 and $201,000 in 1999.

         Non-interest Expense. Non-interest expense increased to $3,477,000 for the year ended December 31, 2001, or 42% higher than for the year ended December 31, 2000. This increase of around $1,025,000, as compared to the year 2000, is primarily attributable to increased salary expenses, computer expenses and general operating expense. Non-interest expense was $2,452,000 in 2000, $449,000, or 22%, higher than in 1999. Non-interest expense for the year ending December 31, 1999 was $2,003,000.

         Non-interest expense as a percentage of average assets was 2.81% in 2001, 2.35% in 2000 and 2.57% in 1999. Salaries and employee benefits expenses increased $810,000, or 53.9%, in 2001, increased $279,000, or 23%, in 2000, and increased $434,000, or 55%, in 1999. Other expense (excluding expenses of premises and fixed assets) was $860,000 in 2001, $701,000 in 2000 and $564,000 in 1999. Expenses of premises and fixed assets increased $56,000, or 23%, to $302,000 for the year ended December 31, 2001 from $246,000 for 2000. Expenses of premises and fixed assets increased $32,000, or 15%, for the year ended December 31, 2000, from $214,000 for the comparable 1999 period. The increase from 1999 to 2000 was primarily attributable to increased salary expenses, computer expenses and general operating expense generated by Pinnacle's growth.

         Income Taxes. The provision for income taxes for the years ended December 31, 2001 and 2000 was $839,000 and $396,000, respectively. Pinnacle's effective tax rate for the year 2001 increased to 37% from 34% for the same period in 2000. This increase in the effective tax rate was primarily attributable to the use of all of Pinnacle's net operating losses in 2000. No income tax expense was recorded for the year ended December 31, 1999 due to net operating losses carried forward from previous years.

ANALYSIS OF FINANCIAL CONDITION

         Loans. Loans, net of unearned interest, increased $26.9 million, or 28%, to $122.8 million as of December 31, 2001, as compared to December 31, 2000. This increase was attributable primarily to Pinnacle's hiring of experienced in-market lenders. The allowance for loan losses was $1,228,407 and $1,079,421 as of December 31, 2001 and 2000, respectively. Allowance for loan losses represented 1.00% of total loans as of December 31, 2001, as compared to 1.13% as of December 31, 2000. The most significant concentration of loans consisted of commercial and residential real estate secured loans.

         Loans, net of unearned interest, increased $20 million, or 26.7%, to $95.9 million as of December 31, 2000, from $75.7 million for the comparable 1999 period. This increase was attributable primarily to Pinnacle's hiring of experienced in-market lenders. The allowance for loan losses was $843,766 at year-end 1999. The most significant concentration of loans consisted of commercial and residential real estate secured loans.

         The following table summarizes Pinnacle's loan portfolio at December 31, 2001, 2000 and 1999.

                                                                              December 31,
                                                                  -----------------------------------
                                                                    2001          2000         1999
                                                                  --------       -------      -------
                                                                             (In thousands)
Real estate loans:
     Construction and land development.....................       $ 34,170       $26,281      $18,249
     Secured by residential properties.....................         47,812        35,608       29,493
                                                                  --------       -------      -------
         Total real estate loans...........................         81,982        61,889       47,742
                                                                  --------       -------      -------
Commercial and industrial loans............................         29,808        22,309       20,037
Consumer loans.............................................         11,014        11,733        7,923
All other loans............................................             --            --           --
                                                                  --------       -------      -------
         Total loans.......................................       $122,804       $95,931      $75,702

Less:
Unearned income............................................              0             0            0
Allowance for loan losses..................................          1,228         1,079          844
                                                                  --------       -------      -------
         Net loans ........................................       $121,576       $94,852      $74,858
                                                                  ========       =======      =======


         The following table reflects loans classified by remaining maturities at December 31, 2001 by type and by fixed or floating interest rates. This table is based on actual maturities and does not reflect amortizations, projected paydowns or the earliest repricing for floating rate loans. Many loans have maturities exceeding one year but have principal paydowns scheduled in less than a year. Also many variable rate loans have maturities exceeding one year but are repriceable in periods of one year or less.

                                 LOAN MATURITIES


                                                                              Over 1
                                                                               Year
                                                                 1 Year       Through       Over
                                                                 or Less      5 Years      5 Years      Total
                                                                 ---------------------------------------------
                                                                            (Dollars in thousands)
                                                                 ---------------------------------------------
Real estate...............................................       $22,614      $51,045      $ 8,323    $ 81,982
Consumer..................................................         2,659        8,272           83      11,014
Commercial and industrial.................................        11,785       12,571        5,452      29,808
                                                                 -------      -------      -------    --------
                                                                 $37,058      $71,888      $13,858    $122,804
                                                                 =======      =======      =======    ========

Fixed rate................................................        30,345       63,937       12,476     106,758
Floating rate.............................................         6,713        7,951        1,382      16,046
                                                                 -------      -------      -------    --------
                                                                 $37,058      $71,888      $13,858    $122,804
                                                                 =======      =======      =======    ========

         Nonperforming Assets. Nonperforming assets include nonperforming loans and foreclosed real estate held for sale. Nonperforming loans include loans classified as nonaccrual or renegotiated. Accrual of interest is discontinued when there is reasonable doubt as to the full, timely collections of interest or principal. When a loan becomes contractually past due 90 days with respect to interest or principal, it is reviewed and a determination is made as to whether it should be placed on nonaccrual status. When a loan is placed on nonaccrual status, interest accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to principal and interest. Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

         The following table sets forth information with respect to nonperforming loans of Pinnacle on the dates indicated.

                                                                             December 31,
                                                                    ----------------------------
                                                                     2001       2000       1999
                                                                    ------     ------     ------
                                                                        (Dollars in thousands)
Nonaccrual loans ...............................................    $  141     $   53     $    0
Restructured loans .............................................         0          0          0
Loans past due 90 days and still accruing ......................         0          0         27
Foreclosed assets held for sale and
repossessions ..................................................       105          0          0
Nonperforming  loans as a percentage  of net loans  before
     allowance for loan losses .................................      0.12%      0.06%      0.04%
Allowance for loan losses as a percentage of
     nonperforming loans .......................................       871%     2,036%     3,126%

         Allowance And Provision For Loan Losses. Credit risk and exposure to loss are inherent parts of the banking business. Pinnacle's management seeks to manage and minimize these risks through its loan and investment policies and loan review procedures. Management establishes and continually reviews lending and investment criteria and approval procedures that it believes reflect the risk sensitive nature of Pinnacle. The loan review procedures are set to monitor adherence to the established criteria and to ensure that on a continuing basis such standards are enforced and maintained.

         Management's objective in establishing lending and investment standards is to manage the risk of loans and to provide for income generation through pricing policies.

         The loan portfolio is regularly reviewed and management evaluates the adequacy of the allowance and determines the amount of loans to be charged-off. In addition, such factors as Pinnacle's previous loan loss experience, prevailing and anticipated economic conditions, industry concentrations and the overall quality of the loan portfolio are considered. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate owned. Such agencies may require Pinnacle to recognize additions to the allowances based on their judgments about information available at the time of their examinations. In addition, any loan or portion thereof which is classified as a "loss" by regulatory examiners is charged-off.

         The allowance for loan losses is increased by provisions charged to operating expense. The allowance is reduced by charging off loans or portions of loans at the time they are deemed by management to be uncollectible and increased when loans previously charged off are recovered. The resulting allowance for loan losses is viewed by management as a single, unallocated allowance available for all loans and, in management's opinion, is adequate to provide for reasonably foreseeable potential loan losses. The risk associated with loans varies with the credit-worthiness of the borrower, the type of loan (consumer, commercial or real estate) and its maturity. Cash flows adequate to support a repayment schedule is an element considered for all types of loans. Real estate loans are impacted by market conditions regarding the value of the underlying property used as collateral. Commercial loans are also impacted by the management of the business as well as economic conditions.

         The amount of loan charge-offs by category during 2001 is as follows (in thousands):

Real estate loans ..............................      $ 95
Commercial and industrial loans ................         0
All other loans ................................        35
                                                      ----
         Total..................................      $130
                                                      ====

         Rules and formulas relative to the adequacy of the allowance, although useful as guidelines to management, are not rigidly applied. The allowance for loan losses was $1,228,407 as of December 31, 2001, or 1.00% of net loans outstanding. The allowance for loan losses was $1,079,421 at year end 2000, or 1.13% of loans outstanding compared to $843,766 or 1.11% at year end 1999.

         The following table summarizes the allowance and provision for loan losses for the periods indicated:

                                                                         December 31,
                                                          -------------------------------------
                                                            2001           2000           1999
                                                          ---------      --------      --------
                                                                  (Dollars in thousands)
Total loans:
     Average outstanding during the period ...........    $ 110,136      $ 84,997      $ 58,801
                                                          =========      ========      ========
Allowance for loan losses:
     Balance at beginning period .....................    $   1,079      $    844      $    481
Loans Charged-offs:
     Real estate loans ...............................           95             0             0
     Installment loans ...............................           34            65             0
     Credit cards and related plans ..................            1             0             0
     Commercial and all other loans ..................                          2            85
                                                          ---------      --------      --------
         Total loans charged off .....................          130            67            85
                                                          ---------      --------      --------
Recoveries of loans previously charged-off:
     Real estate loans ...............................            0             0             0
     0                                                            1             2             0
     Credit cards related plans ......................            0             0             0
     Commercial ......................................            3            12             0
                                                          ---------      --------      --------
         Total recoveries ............................            4            14             0
                                                          ---------      --------      --------

Net loan (charge-offs) recoveries ....................         (126)          (53)          (85)
                                                          ---------      --------      --------

Provision charged to operating expense ...............          275           288           448
                                                          ---------      --------      --------

Balance at end of period .............................    $   1,228      $  1,079      $    844
                                                          =========      ========      ========

Allowance for loan losses to net charge-offs .........          975%        2,035%          993%
Net charge-offs to average loans outstanding .........         0.11%         0.06%         0.14%
Allowance for loan losses to average loans
    outstanding ......................................         1.11%         1.27%         1.44%

         Investments and Securities. The objective of Pinnacle's investment policy is to invest funds not otherwise needed to meet Pinnacle's loan demand to earn the maximum return for Pinnacle, yet still maintain sufficient liquidity to meet fluctuations in Pinnacle's loan demand and deposit structure. Pinnacle has classified its investment securities as either held to maturity or available for sale. The classification of certain investment securities as available for sale is consistent with Pinnacle's investment philosophy of maintaining flexibility to manage the portfolio. Around $55,000 of unrealized losses was deducted from shareholders' equity related to the available for sale investment securities as of December 31, 2000. At December 31, 2001, there were no unrealized gains or losses in the available for sale investment securities portfolio.

         At the end of the years 2001, 2000 and 1999, obligations of the United States Government or its agencies and obligations of states and political subdivisions, including Fannie Mae, Freddie Mac, Ginnie Mae and Small Business Administration loans represented around 71.6%, 92.8%, and 96.9%, respectively of the total investment portfolio. The following table presents the book value of Pinnacle's investment portfolio at the indicated periods.

                                                                        December 31,
                                                             ----------------------------------
                                                              2001          2000          1999
                                                             ------       -------       -------
                                                                      (In thousands)
HELD TO MATURITY:
    U.S. Government and agencies......................       $    0       $     0       $     0
    States and political subdivisions.................            0             0             0
    Mortgage-backed securities........................            0             0             0
                                                             ------       -------       -------
       Total hold to maturity portfolio...............       $    0       $     0       $     0
                                                             ======       =======       =======
AVAILABLE FOR SALE:
    U.S. Government and agencies......................        3,498        13,892        15,207
    States and political subdivisions.................            0             0             0
    Mortgage backed securities........................            0             0             0
    Equity securities.................................        1,390         1,078           486
                                                             ------       -------       -------

       Total available for sale portfolio.............       $4,888       $14,970       $15,693
                                                             ======       =======       =======

       Total investment portfolio.....................       $4,888       $14,970       $15,693
                                                             ======       =======       =======

         Pinnacle's investment securities portfolio decreased 67%, or $10,082,000 to $4,888,000 as of December 31, 2001, from $14,970,000 at December
31, 2000. The primary reason for the decrease was to fund loan demand.

         Pinnacle's investment securities portfolio decreased 4.6%, or $723,000, to $14,970,000 as of December 31, 2000, from $15,693,000 at December 31, 1999.
The primary reason for the decrease was to fund loan demand.

         The following table presents the maturity distribution of the cost and estimated fair value of Pinnacle's investment portfolio at December 31, 2001. The weighted average yields on these instruments are presented based on final maturity.

                                                                         December 31, 2001
                                                          ------------------------------------------
                                                          Amortized     Estimated        Weighted
                                                             Cost       Fair Value     Average Yield
                                                          ---------     ----------     -------------
                                                                           (In thousands)
HELD TO MATURITY:
       Total investments held to maturity ............    $       0      $      0            --
                                                          =========      ========

AVAILABLE FOR SALE:
U.S. Government and agencies:
    Due within 1 year ................................    $   3,498      $  3,498          2.50%
    Due after 1 year but within 5 years ..............           --            --            --
    Due after 5 years but within 10 years ............           --            --            --
    Due after 10 years ...............................           --            --            --
                                                          ---------      --------
       Total .........................................        3,498         3,498
                                                          ---------      --------

Equity securities ....................................        1,390         1,390
                                                          ---------      --------

       Total investments available for sale ..........    $   4,888      $  4,888          2.47%
                                                          =========      ========
       Total investments portfolio ...................    $   4,888      $  4,888          2.47%
                                                          =========      ========

         The book value of securities issued by the Federal Home Loan Bank and the Federal Farm Credit Bank and held by Pinnacle totals around $1,999,000 and $1,499,000, respectively, which exceeds 10% of equity of Pinnacle at December 31, 2001. The aggregate fair value of these securities at December 31, 2001 are around $1,999,000 and $1,499,000, respectively.

         Deposits. Pinnacle's primary sources of funds are deposits. The following table sets forth Pinnacle's deposit structure at December 31, 2001, 2000 and 1999.

                                                                         December 31,
                                                          -------------------------------------
                                                             2001          2000          1999
                                                          ---------      --------      --------
                                                                      (In thousands)
Noninterest-bearing deposits:
    Individuals, partnerships and corporations .......    $  10,205      $  6,593      $  5,769
    U. S. Government and states and political
    subdivisions .....................................           21            85             2
    Certified and official checks ....................          411           864           405
                                                          ---------      --------      --------
       Total non-interest-bearing deposits ...........       10,637         7,542         6,176
                                                          ---------      --------      --------
Interest-bearing deposits:
    Interest-bearing demand accounts .................        7,532         6,146         4,726
    Savings accounts .................................       45,902        31,005        30,003
    Certificates of deposit, less than $100,000 ......       16,386        20,359        18,969
    Certificates of deposit, more than $100,000 ......       21,313        22,077        18,175
                                                          ---------      --------      --------
       Total interest-bearing deposits ...............       91,133        79,587        71,873
                                                          ---------      --------      --------

       Total deposits ................................    $ 101,770      $ 87,129      $ 78,049
                                                          =========      ========      ========

         The following table presents a breakdown by category of the average amount of deposits and the average rate paid on deposits for the periods indicated:

                                                                         December 31,
                                            ------------------------------------------------------------------
                                                  2001                       2000                   1999
                                            ----------------          ------------------      ----------------
                                                                    (Dollars in thousands)
                                             Amount     Rate           Amount       Rate       Amount     Rate
                                            -------     ----          -------       ----      -------     ----
Noninterest-bearing deposits...........     $ 7,457        0%         $ 6,033          0%     $ 4,664        0%
Savings deposits.......................      41,090     3.87           32,115       5.05       26,234     4.68
Time deposits..........................      37,586     5.48           37,396       5.81       32,837     5.13
Interest-bearing deposits..............       6,604     2.78            4,854       3.09        3,574     2.25
                                            -------                   -------                 -------
    Total deposits.....................     $92,737     4.13%         $80,398       4.91%     $67,309     4.45%
                                            =======                   =======                 =======


         At December 31, 2001, time deposits greater than $100,000 aggregated around $21,313,000. The following table indicates, as of December 31, 2001, the dollar amount of $100,000 or more by the time remaining until maturity:


                                                                               December 31, 2001
                                                              ----------------------------------------------------
                                                              3 Months        3 to 6         6 to 12       Over 12
                                                               or less        Months          Months        Months
                                                              --------        ------         -------       -------
                                                                                (In thousands)
Time certificates....................................           $8,983        $6,781          3,835         $1,714
                                                                ======        ======          =====         ======


INTEREST RATE SENSITIVITY

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

         The asset/liability committee, which consists of the president, the chief financial officer and certain board members, is charged with monitoring the liquidity and funds position of Pinnacle. The committee regularly reviews
(a) the rate sensitivity position on a three-month, six-month and one-year time horizon; (b) loans to deposits ratio; and (c) average maturity for certain categories of liabilities.

         The following table represents an interest sensitivity profile for Pinnacle as of December 31, 2001. The table represents a static point in time and does not consider other variables, such as changing spread relationships or interest rate levels. "Net repricing gap" is the difference between total earning assets and total interest bearing liabilities repricing in any given period and

"cumulative gap" is the sum of the net repricing gap from period to period. Since interest-bearing demand deposits and savings accounts do not reprice on a regular basis, these balances have been included in the "After 5 years and non-rate sensitive" category.

                                December 31, 2001

                                                                                                   After 5 years
                                             Within 3        After 3 months     After 12 months    and Non-rate
                                              months        Within 12 months    Within 5 years       Sensitive          Total
                                             --------       ----------------    ---------------    -------------        -----
                                                                           (In thousands)
EARNING ASSETS:
Loans ................................       $ 37,070           $ 24,819           $58,372            $ 2,543          $122,804
Investment securities ................          3,498                  0                 0              1,390             4,888
Balances due from other banks ........             35                  0                 0                  0                35
                                             --------           --------           -------            -------          --------
   Total earning assets ..............         40,603             24,819            58,372              3,933           127,727
                                             --------           --------           -------            -------          --------

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits ............         68,980             18,533             3,620                  0            91,133
Other borrowed funds .................         18,621                  0             5,000                  0            23,621
                                             --------           --------           -------            -------          --------
   Total interest-bearing
     liabilities .....................         87,601             18,533             8,620                  0           114,754
                                             --------           --------           -------            -------          --------
RATE SENSITIVITY GAP:
Net repricing gap ....................       $(46,998)          $  6,286           $49,752            $ 3,933          $ 12,973
                                             ========           ========           =======            =======          ========
Net repricing gap as a percentage
   of total earning assets ...........         (115.8)%             25.3%             85.2%               100%
                                             ========           ========           =======            =======

Cumulative gap .......................       $(46,998)          $(40,712)          $ 9,040            $12,973
                                             ========           ========           =======            =======
Cumulative gap as a percentage
   of total earning assets ...........          (36.8)%            (31.9)%             7.1%              10.2%
                                             ========           ========           =======            =======

         The above table indicates that in a rising interest rate environment, Pinnacle's earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity. Liquidity represents an institution's ability to provide funds to satisfy day-to-day demands from depositors and borrowers by either converting assets into cash or accessing new or existing sources of incremental funds. Because of the importance of sound liquidity management to depositors, creditors and regulators, Pinnacle devotes resources to insure funds are available at all times. Pinnacle projects on a monthly basis the funds required to meet projected cash flow needs over the next 30 and 90 day periods.

         Generally, Pinnacle Bank relies on customer deposits and loan repayments as its primary sources of funds. However, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Loan repayments are a relatively stable source of funds, but such loans generally are not readily convertible to cash. Accordingly, Pinnacle may be required from time to time to rely on secondary sources of liquidity to meet loan and withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank advances and federal funds lines of credit from correspondent banks. Pinnacle has used these funds to make loans, acquire investment securities and other assets and to fund continuing operations.

         At December 31, 2001, Pinnacle Bank had substantial unused borrowing availability. This availability primarily consisted of the following sources:
$13,921,000 from the Federal Home Loan Bank and $3,835,000 from correspondent banks out of federal funds lines of credit.

         Management does not know of any cash flow trends or demands which are likely to result in liquidity increasing or decreasing in any material manner and believes the liquidity levels are adequate. Management anticipates that Pinnacle Bank will continue to rely primarily on customer deposits and loan repayments to provide liquidity. However, where necessary, the above described borrowing sources will be used to augment Pinnacle's primary funding sources.

         The following are Pinnacle's average loan to average deposit ratios for the periods indicated:

                                                                    December 31,
                                                          ---------------------------- ----
                                                           2001           2000         1999
                                                          -----          -----         ----
Average loans to average deposits..................       118.8%         105.7%        87.4%
                                                          =====          =====         ====

         Capital Compliance. The Office of the Comptroller of the Currency and the Federal Reserve have adopted capital guidelines governing the activities of banks and bank holding companies. These guidelines require the maintenance of an amount of capital based on risk-adjusted assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, bank and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

         The capital guidelines classify capital into two tiers, referred to as Tier I and Tier II. Under risk-based capital requirements, total capital accounts consists of Tier I capital which is generally common shareholders' equity less goodwill and Tier II capital which is primarily a portion of the allowance for loan losses and certain qualifying debt instruments. In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending primarily on the regulatory assigned levels of credit risk associated with such assets. Off-balance sheet items are considered in the calculation of risk-adjusted assets through conversion factors established by the regulators. The framework for calculating risk-based capital requires banks and bank holding companies to meet the regulatory minimums of 4% Tier I and 8% total risk-based capital. Banks and bank holding companies must also maintain a minimum leverage ratio (comparing Tier I capital to total average assets less goodwill) of at least 3%.

         The following table provides information regarding Pinnacle's capital ratios:

                                                                                December 31,
                                                                      2001         2000          1999
                                                                    --------     --------      --------
                                                                           (Dollars in thousands)
Capital:
Tier I capital:
     Stockholders' equity ......................................    $  8,936     $  7,957      $  7,070
     Less disallowed intangibles ...............................           0            1             0
     Plus unrealized losses on available-for-sale securities ...           0          (55)         (168)
                                                                    --------     --------      --------
         Total Tier I capital ..................................       8,936        8,011         7,238
Tier II capital:
     Qualifying allowance for loan losses ......................       1,228        1,079           844
                                                                    --------     --------      --------
         Total Tier II capital .................................       1,228        1,079           844
                                                                    --------     --------      --------

Total capital ..................................................    $ 10,164     $  9,090      $  8,082
                                                                    ========     ========      ========

Risk-adjusted assets ...........................................    $112,805     $110,215      $ 95,608
                                                                    ========     ========      ========

Quarterly average assets .......................................    $130,526     $109,434      $ 89,082
                                                                    ========     ========      ========

Ratios:
Tier I capital to risk-adjusted assets .........................        7.92%        7.27%         7.57%
Tier II capital to risk-adjusted assets ........................        1.09         0.98          0.88
Total capital to risk-adjusted assets ..........................        9.01         8.25          8.45
Leverage-Tier I capital to quarterly average assets less
          disallowed intangibles ...............................        6.85         7.32          8.13

EFFECTS OF INFLATION AND CHANGING PRICES

         Inflation generally increases the cost of funds and operating overhead and, to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates.

                         INFORMATION ABOUT BANCORPSOUTH



         BancorpSouth, Inc. is a Mississippi corporation and a bank holding company with commercial banking and financial services operations in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. BancorpSouth's principal subsidiary is BancorpSouth Bank. BancorpSouth conducts a general commercial banking and trust business through BancorpSouth Bank, which has its principal office in Tupelo, Lee County, Mississippi, and operates offices in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. BancorpSouth Bank has grown through the acquisition of other banks, the purchase of assets from federal regulators and through the opening of new branches and offices.

         BancorpSouth's lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by its loan officers, existing savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. BancorpSouth has established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.

         BancorpSouth offers a variety of services through the trust department of BancorpSouth Bank, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

         BancorpSouth provides, through its subsidiaries, a range of financial services to individuals and small-to-medium size businesses. BancorpSouth Bank operates investment services, consumer finance, credit life insurance and insurance agency subsidiaries which engage in investment brokerage services, consumer lending, credit life insurance sales and sales of other insurance products.

         As previously disclosed, in some states in which BancorpSouth operates, there has been a trend toward increased class action lawsuits and other litigation against financial services companies in connection with lending and other financial transactions. This trend is especially true with respect to Mississippi. These actions tend to seek substantial damages for transactions that involve relatively small amounts of money. Some of these actions have resulted in large settlements or substantial damage awards. Some of BancorpSouth's subsidiaries are defendants in similar lawsuits in which the plaintiffs are seeking substantial damages. The number of these lawsuits increased during 2001. Similarly, the number of plaintiffs participating in these lawsuits has increased significantly. BancorpSouth's management has no reason to believe that these trends will not continue. It is not possible to determine with any certainty at this point in time the potential exposure related to damages in connection with these suits. Future legislation and court decisions in some states may limit the amount of damages that can be recovered in legal proceedings; however, BancorpSouth cannot predict at this time whether such legislation and court decisions will occur or the effect they may have on cases involving BancorpSouth's subsidiaries.

         BancorpSouth's principal office is located at One Mississippi Plaza, Tupelo, Mississippi 38804 and its telephone number is (662) 680-2000.

                           INFORMATION ABOUT PINNACLE

GENERAL

         PINNACLE BANCSHARES, INC. Pinnacle is an Arkansas business corporation registered under the Bank Holding Company Act of 1956. Pinnacle owns all of the issued and outstanding capital stock of its state chartered subsidiary bank, Pinnacle Bank, which conducts banking operations through two full service offices in Little Rock, Arkansas. In addition, Pinnacle Bank owns 100% of Pinnacle Bank Home Loan Company and Pinnacle Capital Resources, Inc.

         As of December 31, 2001, Pinnacle had, on a consolidated basis, total assets of around $135.2 million, total deposits of around $101.8 million, total loans of around $122.8 million and total shareholders' equity of around $8.9 million.

         Pinnacle does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Pinnacle Bank. The primary activities of Pinnacle are to provide assistance in the management and coordination of Pinnacle Bank's financial resources and to provide capital and public relations services for Pinnacle Bank. Pinnacle Bank has a board of directors separate from that of Pinnacle and operates under the day-to-day management of its own officers. Pinnacle Bank formulates its own policies with respect to banking and business matters.

         As a bank holding company, Pinnacle is subject to regulation by the Federal Reserve in accordance with the requirements set forth in the Bank Holding Company Act and by the rules and regulations promulgated under this Act by the Federal Reserve. Certain of these rules and regulations applicable to Pinnacle are summarized below.

         PINNACLE BANK. Pinnacle Bank is an Arkansas banking corporation with its main office in Little Rock, Arkansas. The bank was originally chartered in 1997 under the laws of Arkansas. Pinnacle Bank has two wholly-owned subsidiaries, Pinnacle Bank Home Loan Company and Pinnacle Capital Resources, Inc. As an Arkansas banking corporation, Pinnacle Bank is subject to regulation by the Arkansas Banking Department and the FDIC. Certain of these rules and regulations applicable to Pinnacle Bank are summarized in this section below.

         Pinnacle Bank provides a wide range of retail and commercial banking services. Deposit services include checking, savings, money market, time deposit and individual retirement accounts. Loan services include various types of real estate, consumer, commercial, industrial and agricultural loans. Pinnacle Bank also provides direct deposit services, wire transfer facilities, ATMs, telephone banking, internet banking and debit cards (with access to local, state and nationwide networks). Deposits of Pinnacle Bank are insured by the FDIC.

         The majority of Pinnacle Bank's loan portfolio consists of real estate and commercial loans, while consumer deposits comprise the majority of its deposit base. As of December 31, 2001, Pinnacle Bank had total assets of around $135.1 million, total deposits of around $101.8 million, total loans of around $122.8 million and total shareholders' equity of around $9.2 million.

         Pinnacle Bank considers its primary market to be the Little Rock, Arkansas metropolitan area, which covers that portion of Pulaski County, Arkansas south of the Arkansas River. Pinnacle Bank uses two branch locations for its banking operations. The main office facility is leased by Pinnacle Bank and the west branch facility is owned. Pinnacle Bank's management consider these facilities to be adequate for the operations of the bank.

         PINNACLE BANK HOME LOAN COMPANY. Pinnacle Bank Home Loan Company is an Arkansas corporation and a wholly-owned subsidiary of Pinnacle Bank. Pinnacle Bank Home Loan Company was formed by Pinnacle Bank in 1999 to engage in the mortgage lending business. Substantially all loans originated are sold into the secondary market on a servicing released basis. As an operating subsidiary of Pinnacle Bank and a mortgage lending company doing business in Arkansas, Pinnacle Bank Home Loan Company is not subject to regulation independently of Pinnacle Bank. As of December 31, 2001, Pinnacle Bank Home Loan Company had total assets of around $603,000.

         PINNACLE CAPITAL RESOURCES, INC. Pinnacle Capital Resources is an Arkansas corporation and a wholly-owned subsidiary of Pinnacle Bank. Pinnacle Capital Resources was formed by Pinnacle Bank in April 2001 to engage in the business of purchasing owner-financed mortgages throughout the United States. After buying mortgages at a discount, Pinnacle Capital Resources places these loans in pools and sells them to investors. As of December 31, 2001, Pinnacle Capital Resources had total assets of around $125,000.

         Whether or not the merger with BancorpSouth is completed, management of Pinnacle Bank has decided to discontinue the business operations of Pinnacle Capital Resources.

SUPERVISION AND REGULATION

         In addition to the generally applicable state and federal laws governing businesses and employers, bank holding companies and banks are extensively regulated under both federal and state law. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of the Bank Insurance Fund of the FDIC or the protection of consumers or classes of consumers, rather than the specific protection of the shareholders of Pinnacle.

         PINNACLE BANCSHARES, INC. Pinnacle is a bank holding company registered under the Bank Holding Company Act, and it operates one banking subsidiary, Pinnacle Bank. As a registered bank holding company, Pinnacle is subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act. As a bank holding company, Pinnacle is required to furnish the Federal Reserve an annual report of its operations at the end of each fiscal year and to furnish such additional information as the Federal Reserve may require pursuant to the Bank Holding Company Act. The Federal Reserve may also make examinations of Pinnacle.

         The Bank Holding Company Act requires, subject to certain exceptions, every bank holding company to obtain the prior approval of the Federal Reserve:

         - Before it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, such bank holding company will directly or indirectly own or control more than 5% of the voting shares of such bank;

         - Before it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; or

         - Before it may merge or consolidate with any other bank holding company.

In addition, the Bank Holding Company Act prohibits (with specific exceptions) Pinnacle from engaging in non-banking activities or from acquiring or retaining direct or indirect control of any company engaged in non-banking activities. The Federal Reserve by regulation or order may make exceptions for activities determined to be so closely related to banking or managing or controlling banks as to be a proper incident to such activities. In determining whether a particular activity is permissible, the Federal Reserve considers whether the performance of an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, making, acquiring or servicing loans, leasing personal property, providing certain investment or financial advice, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions by the bank holding company and certain limited insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities. The Bank Holding Company Act does not place territorial limitations on permissible bank-related activities of bank holding companies. However, despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity, or terminate its ownership or control of a subsidiary, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

         Pinnacle is also subject to the Arkansas Bank Holding Company Act of 1983 which places certain restrictions on the acquisition of banks by bank holding companies. Any acquisition by Pinnacle of more than 10% of any class of the outstanding capital stock of any bank located in Arkansas, would require the Arkansas Bank Commissioner's approval. Further, no bank holding company may acquire any bank if after such acquisition the holding company would control, directly or indirectly, banks having 25% of the total bank deposits (excluding deposits from other banks and public funds) in the State of Arkansas. Under the Arkansas Bank Holding Company Act a bank holding company cannot own more than one bank subsidiary if any of its bank subsidiaries has been chartered for less than five years.

         Effective January 1, 1999 Arkansas law allows Pinnacle to engage in branching activities for its bank subsidiaries on a statewide basis. Immediately prior to that date, the state's branching laws prevented state and national banks from opening branches in any county of the state other than their home county and the counties contiguous to their home county.

         PINNACLE BANK. Pinnacle Bank is an Arkansas state chartered bank and member of the Federal Reserve System. As a state member bank, Pinnacle Bank is subject to supervision by the Arkansas State Bank Department and the Federal Reserve Bank of St. Louis and has its deposits insured by the FDIC. Pinnacle Bank is regulated and subject to periodic examination by these governmental authorities, each of which imposes regulations related to reserves, investments, loans, issuance of securities, establishment of branches and other aspects of operation.

         Regulations of the Arkansas State Bank Department limit the ability of Pinnacle Bank to pay dividends to Pinnacle without the prior approval of such agencies. The Arkansas State Bank Department currently limits the amount of dividends that Pinnacle Bank may pay Pinnacle to 75% of the bank's net profits after taxes for the current year plus 75% of its retained net profits after taxes for the immediately preceding year.

         Federal law substantially restricts transactions between financial institutions and their affiliates, particularly their non-financial institution affiliates. As a result, Pinnacle Bank is sharply limited in making extensions of credit to Pinnacle or any non-bank subsidiary, in investing in the stock or other securities of Pinnacle or any non-bank subsidiary, in buying the assets of, or selling assets to, Pinnacle, and/or in taking such stock or securities as collateral for loans to any borrower. Moreover, transactions between Pinnacle Bank and Pinnacle (or any non-bank subsidiary) must generally be on terms and under circumstances at least as favorable to Pinnacle Bank as those prevailing in comparable transactions with independent third parties or, in the absence of comparable transactions, on terms and under circumstances that in good faith would be available to nonaffiliated companies.

         The federal banking laws require all insured banks, including Pinnacle Bank, to maintain reserves against their checking and transaction accounts (primarily checking accounts, NOW and Super NOW checking accounts). Because reserves must generally be maintained in cash or in non-interest bearing accounts, the effect of the reserve requirements is to increase Pinnacle Bank's cost of funds. Arkansas law requires state chartered banks to maintain such reserves as are required by the applicable federal regulatory agency.

         Pinnacle Bank is subject to Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, investments in or certain other transactions with affiliates, including Pinnacle. In addition, limits are placed on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Most of these loans and certain other transactions must be secured in prescribed amounts. Pinnacle Bank is also subject to Section 23B of the Federal Reserve Act, which prohibits an institution from engaging in transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. Pinnacle Bank is subject to restrictions on extensions of credit to executive officers, directors, certain principal stockholders, and their related interests. These extensions of credit must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and must not involve more than the normal risk of repayment or present other unfavorable features.

         The Arkansas Constitution provides, in summary, that "consumer loans and credit sales" have a maximum percentage limitation of 17% per annum and that all "general loans" have a maximum limitation of 5% over the Federal Reserve Discount Rate in effect at the time the loan was made. The Arkansas Supreme Court has determined that "consumer loans and credit sales" are also "general loans" and are thus subject to an interest rate limitation equal to the lesser of 5% over the Federal Reserve Discount Rate or 17% per annum. The Arkansas Constitution also provides penalties for usurious "general loans" and "consumer loans and credit sales," including forfeiture of all principal and interest on consumer loans and credit sales made at a greater rate of interest than 17% per annum. Additionally, "general loans" made at a usurious rate may result in forfeiture of uncollected interest and a refund to the borrower of twice the interest collected.

         Arkansas usury laws have historically been preempted by federal law with respect to first residential real estate loans and certain loans guaranteed by the Small Business Administration. Furthermore, the Gramm-Leach-Bliley Financial Modernization Act of 1999 preempted the application of the Arkansas Constitution's usury limits to Pinnacle Bank, effective November 12, 1999. In a non-adversarial test case involving undisputed facts, the Eighth Circuit Court of Appeals affirmed the District Court's ruling that the preemptive provisions of the Gramm-Leach Bliley Act are constitutional. Although the constitutionality of the preemption provision could be raised again in the future, Pinnacle Bank currently may charge interest at rates over and above the limitations set forth in the Arkansas Constitution.

         CAPITAL ADEQUACY REQUIREMENTS. The FRB monitors the capital adequacy of bank holding companies such as Pinnacle, and the FDIC monitors the capital adequacy of Pinnacle Bank. The federal bank regulators use a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy.

         Under the risk-based capital guidelines, bank regulators assign a risk weight to each category of assets based generally on the perceived credit risk of the asset class. The risk weights are then multiplied by the corresponding asset balances to determine a "risk-weighted" asset base. The minimum ratio of total risk-based capital to risk-weighted assets is 8.0%. At least half of the risk-based capital must consist of Tier 1 capital, which is comprised of common equity, retained earnings and certain types of preferred stock and excludes goodwill and various intangible assets. The remainder, or Tier 2 capital, may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock, and an allowance for loan losses not to exceed 1.25% of risk-weighted assets. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

         The leverage ratio is a company's Tier 1 capital divided by its adjusted total assets. The leverage ratio requires a 3.0% Tier 1 capital to adjusted average asset ratio for institutions with the highest regulatory rating of 1. All other institutions must maintain a leverage ratio of 4.0% to 5.0%. For a tabular summary of Pinnacle's consolidated risk-weighted capital and leverage ratios, see "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

         ENFORCEMENT AUTHORITY. The FRB has enforcement authority over bank holding companies and non-banking subsidiaries to forestall activities that represent unsafe or unsound practices or constitute violations of law. It may exercise these powers by issuing cease-and-desist orders or through other actions. The FRB may also assess civil penalties against companies or individuals who violate the Bank Holding Company Act or related regulations in amounts up to $1 million for each day's violation. The FRB can also require a bank holding company to divest ownership or control of a non-banking subsidiary or require such subsidiary to terminate its non-banking activities. Certain violations may also result in criminal penalties.

         The FDIC possesses comparable authority under the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation Improvement Act and other statutes with respect to Pinnacle Bank. In addition, the FDIC can terminate insurance of accounts, after notice and hearing, upon a finding that the insured institution is or has engaged in any unsafe or unsound practice that has not been corrected, is in an unsafe and unsound condition to continue operations, or has violated any applicable law, regulation, rule, or order of, or condition imposed by the appropriate supervisors.

         The Federal Deposit Insurance Corporation Improvement Act required federal banking agencies to broaden the scope of regulatory corrective action taken with respect to depository institutions that do not meet minimum capital and related requirements and to take such actions promptly in order to minimize losses to the FDIC. In connection with this Act, federal banking agencies established capital measures (including both a leverage measure and a risk-based capital measure) and specified for each capital measure the levels at which depository institutions will be considered well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. If an institution becomes classified as undercapitalized, the appropriate federal banking agency will require the institution to submit an acceptable capital restoration plan and can suspend or greatly limit the institution's ability to effect numerous actions including capital distributions, acquisitions of assets, the establishment of new branches and the entry into new lines of business. As of December 31, 2001, Pinnacle Bank is classified as "adequately capitalized" under these guidelines.

         OTHER REGULATION. Pinnacle's status as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws. Pinnacle is under the jurisdiction of the Securities and Exchange Commission and of state securities commissions for matters relating to the offer and sale of its securities.

         Pinnacle Bank's loan operations are subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; the Fair Housing Act, prohibiting discriminatory practices relative to real estate-related transactions, including the financing of housing; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of Pinnacle Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; the Electronic Funds Transfer Act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services; the Truth in Savings Act, requiring depository institutions to disclose the terms of deposit accounts to consumers; and the Expedited Funds Availability Act, requiring financial institutions to make deposited funds available according to specified time schedules and to disclose funds availability policies to consumers.

EMPLOYEES

         Pinnacle is a bank holding company and primarily conducts its operations through its subsidiary, Pinnacle Bank. Pinnacle employs four executive officers. However, these four employees also conduct the business of Pinnacle Bank and therefore are compensated as employees of Pinnacle Bank. As of December 31, 2001, Pinnacle Bank had around 29 full-time equivalent employees (including the four officers of Pinnacle), none of whom is represented by a collective bargaining agreement. Management of Pinnacle Bank considers its relations with its employees to be good. Pinnacle Bank Home Loan Company and Pinnacle Capital Resources, Inc. lease all of their respective employees from Pinnacle Bank.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pinnacle Bank has had, in the ordinary course of business, banking transactions with some of its officers and directors and with certain officers and directors of Pinnacle. All loan transactions with officers and directors of Pinnacle, its bank subsidiary, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral as those prevailing for comparable transactions with other loan customers of Pinnacle, and have not included more than the normal risk of collectibility associated with the Pinnacle's other banking transactions or other unfavorable features.

LEGAL PROCEEDINGS

         Pinnacle, Pinnacle Bank, Pinnacle Bank Home Loan Company and Pinnacle Capital Resources are involved in routine legal proceedings occurring in the ordinary course of business that, in the aggregate, are not believed by management of these companies to be material to the consolidated financial condition and results of operation of Pinnacle.

                      PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth certain information as of January 25, 2002 regarding those persons known by Pinnacle to be beneficial owners of more than 5% of the outstanding shares of Pinnacle common stock, and the number and percentage of outstanding shares of Pinnacle common stock beneficially owned by each director and executive officer of Pinnacle and all directors and executive officers as a group. Unless otherwise indicated, each person listed is the sole record holder of, and exercises sole voting power over, the shares listed.

                                                                                          Shares         Percentage of
            Beneficial                                                                 Beneficially         Shares
              Owner                                   Position                            Owned           Outstanding
            ----------                                --------                         ------------      -------------
DIRECTORS AND EXECUTIVE OFFICERS:

William L. Cravens.......................      Director (1)(2)                                404               2.35%
Scott T. Ford............................      Director (1)(3)                                685               3.99
Jeffrey H. Fox...........................      Director (1)(4)                              1,125               6.56
Robert (Ted) Gammill, Jr.................      Director (1)                                   125                 *
Richard Parker...........................      Director (1)(5)                                263               1.53
Richard N. Massey........................      Director (1)(6)                              1,162               6.76
Gus J. Blass, III........................      Director (1)(7)                              1,877              10.93
Keith Jackson............................      Director (1)(8)                                 14                 *
David Snowden, Jr........................      Director (1)(9)                                292               1.70
W. Dabbs Cavin...........................      Executive Vice President,                      416               2.39
                                               Director (1)(10)
Robert M. Althoff........................      President and Chief Executive                  676               3.81
                                               Officer, Director (1)(11)
Thomas C. Evans..........................      Executive Vice President and                   200               1.15
                                               Chief Financial Officer(12)
Beth Harvey..............................      Senior Vice President(13)                       50                .29
All Directors and Executive Officers
As a group (13 Persons)..................                                                   7,289              39.49%

5% SHAREHOLDERS:
W.R. Stephens, Jr. Revocable Trust
31 East Palisades Drive                                                                     1,000               5.84%
Little Rock, AR  72207...................      Shareholder



* Denotes ownership of less than 1% of the total shares of Pinnacle common stock.
(1)  Indicates Director of Pinnacle and Pinnacle Bank.
(2) Includes 100 shares owned by his spouse. Includes 29 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.
(3) Includes 29 shares owned by his spouse, 96 shares owned by the William Arch Ford Trust of which Mr. Ford is Trustee, 96 shares owned by the Samuel Thomas Ford Trust of which Mr. Ford is Trustee; and 96 shares owned by the Joseph Scott Ford Trust of which Mr. Ford is Trustee. Includes 14 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.
(4) Includes 172 shares owned by his spouse. Includes 17 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.
(5) Includes 150 shares owned jointly with his spouse, 50 shares owned by the Robert D. Parker Trust Fund #2 of which Mr. Parker is Trustee and 50 shares owned by the R. Bradley Parker Trust Fund #2 of which Mr. Parker is Trustee. Includes 13 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.
(6) Includes 1,010 shares owned jointly with his spouse. Includes 42 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.
(7) Includes 125 shares owned by his minor child. Includes 42 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.
(8) Represents 14 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.
(9) Includes 42 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.
(10) All shares owned jointly with his spouse. Includes 256 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.

(11) Includes 626 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.
(12) Represent 200 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.
(13) All shares owned jointly with her spouse. Includes 25 shares issuable upon exercise of options which were exercisable at January 28, 2002, or which will become exercisable within 60 days thereafter.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

         Pinnacle shareholders, whose rights are governed by Pinnacle's articles of incorporation, as amended, and bylaws and by the Arkansas Business Corporation Act of 1987, will become shareholders of BancorpSouth upon completion of the merger. As such, the rights of the former Pinnacle shareholders will thereafter be governed by BancorpSouth's restated articles of incorporation and amended and restated bylaws and by the Mississippi Business Corporation Act.

         While it is impractical to summarize all of the pertinent differences, set forth below are the material differences between the rights of Pinnacle shareholders under Pinnacle's governing documents and law and the rights of BancorpSouth shareholders under BancorpSouth's governing documents and law.

CHANGE OF CONTROL

         BANCORPSOUTH. BancorpSouth's governing documents and shareholders rights plan contain several provisions which make a change of control of BancorpSouth more difficult to accomplish without the approval of BancorpSouth's Board of Directors, including the following:

         - BancorpSouth's Board of Directors is divided into three classes so that one-third of the directors will be subject to reelection at each annual meeting of the shareholders of BancorpSouth;

         - Two-thirds of the shares of BancorpSouth common stock entitled to vote are required to constitute a quorum for the transaction of any business at a special meeting of shareholders. A majority of the shares of BancorpSouth common stock entitled to vote are required to constitute a quorum at an annual meeting of shareholders;

         - BancorpSouth's bylaws provide that a vote of at least 80% of the outstanding shares of BancorpSouth common stock is required to increase the maximum number of members of BancorpSouth's Board of Directors unless BancorpSouth's Board recommends such an increase;

         - BancorpSouth's articles of incorporation provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth is required in the event that BancorpSouth's Board of Directors does not recommend to BancorpSouth shareholders a vote in favor of a merger or consolidation of BancorpSouth with, or a sale or lease of all or substantially all of the assets of BancorpSouth to, any person or entity;

         - The affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth, as well as at least 67% of the outstanding shares of voting stock of BancorpSouth not held by a person owning or controlling 20% or more of BancorpSouth's voting stock, is required for the approval of a merger, consolidation, or sale or lease of all or substantially all of BancorpSouth's assets with or to a controlling person, except in certain instances; and

         - BancorpSouth has implemented a shareholders rights plan (which is commonly referred to as a "poison pill") under which a common stock purchase right attaches to and trades with each share of BancorpSouth common stock (including shares of BancorpSouth common stock to be issued to Pinnacle shareholders in connection with the merger). Upon the occurrence of certain events, including the acquisition of, or tender offer for, 20% or more of the outstanding shares of BancorpSouth common stock by any person or entity, then the holders of each such purchase right (except those held by the person acquiring the shares or making the tender offer) will be entitled to purchase one share of BancorpSouth common stock at a price equal to 50% of the then current market price.

         PINNACLE. Pinnacle's governing documents do not provide for the staggered election of members of Pinnacle's Board of Directors. Directors of Pinnacle are elected annually for a one-year term and hold office until the next succeeding annual meeting of Pinnacle's shareholders and until their successors have been elected and qualified, subject to earlier resignation and removal. A majority of the shares of Pinnacle common stock entitled to vote are required to constitute a quorum at an annual meeting of shareholders and a special shareholders meeting. Under Pinnacle's governing documents, a majority of such quorum is required to decide any question to come before a shareholders meeting. A merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Pinnacle. Pinnacle has not adopted a shareholders rights plan.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         BANCORPSOUTH. BancorpSouth's bylaws provide that proposals by BancorpSouth shareholders of business to be considered, or nominations by shareholders for election of directors, at an annual meeting of shareholders must be stated in writing and filed with BancorpSouth's corporate Secretary not later than 90 calendar days and not earlier than 120 calendar days prior to the first anniversary date of the preceding year's annual meeting. If the annual meeting is more than 30 calendar days from the anniversary date of the preceding year's annual meeting, notice by the shareholders must be delivered not earlier than 120 calendar days prior to the annual meeting and no later than the later of 90 calendar days prior to the annual meeting or 10 calendar days following the day that BancorpSouth first publicly announces the date of the annual meeting.

         BancorpSouth shareholders who wish to nominate any person for election to BancorpSouth's Board of Directors at a special meeting of shareholders must deliver written notice to BancorpSouth's corporate Secretary not earlier than 120 calendar days prior to the special meeting and not later than the later of 90 calendar days prior to the special meeting or 10 calendar days following the day on which BancorpSouth first publicly announces the date of the special meeting.

         BancorpSouth's bylaws also require that any shareholder notice of nomination for election of a director provide certain information concerning the shareholder and his or her nominee, including, among other things, the information regarding the nominee as would be required to be included in a proxy statement filed under the proxy rules of the SEC, and the consent of the nominee to serve as a director of BancorpSouth if elected.

         The chairman of the meeting may refuse to acknowledge any shareholder proposals or nominations that are not made in compliance with these procedures.

         PINNACLE. Pinnacle's governing documents do not contain any provisions which require Pinnacle shareholders to provide advance notice to Pinnacle prior to proposing business or nominating persons at an annual meeting or a special meeting of shareholders.

BOARD OF DIRECTORS

         BANCORPSOUTH. BancorpSouth's Board of Directors consists of between nine and 24 members, as determined from time to time by BancorpSouth's Board of Directors, and on the date of this Prospectus Supplement/Proxy Statement consisted of 12 members. The vote of at least 80% of the outstanding shares of BancorpSouth common stock is required to increase the maximum number of members of BancorpSouth's Board of Directors unless BancorpSouth's Board of Directors recommends such an increase. Any vacancy on BancorpSouth's Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by BancorpSouth's shareholders, BancorpSouth's Board of Directors, or, if the directors remaining in office constitute fewer than a quorum of the Board of Directors, the Board of Directors by the affirmative vote of a majority of all of the directors remaining in office. A vacancy that will occur at a later date, by reason of resignation effective at a later date or any other reason, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs. The members of the BancorpSouth's Board of Directors are divided into three classes, with the classes elected for staggered three-year terms. Each director of BancorpSouth must own at least $200 of par value of unencumbered shares of BancorpSouth common stock.

         PINNACLE. Pinnacle's Board of Directors consists of between three and 15 members, as determined from time to time by Pinnacle's shareholders, and on the date of this Prospectus Supplement/Proxy Statement consisted of 11 members. Any vacancy on Pinnacle's Board of Directors by reason of death or resignation is to be filled by majority vote of the Pinnacle directors then in office. Any vacancy caused by a removal of a director shall be filled by the shareholders. Each Pinnacle director is elected to serve a one-year term. Pinnacle's shareholders elect directors at their annual meeting or, if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Directors of Pinnacle are not required to be shareholders of Pinnacle.

REMOVAL OF DIRECTORS

         BANCORPSOUTH. BancorpSouth's governing documents provide that a director of BancorpSouth may be removed by the affirmative vote of a majority of the entire Board of Directors of BancorpSouth and by BancorpSouth's shareholders, only for cause, at a special meeting called for the purpose of removing such director.

         PINNACLE. Pinnacle's governing documents provide that a director may be removed at any time with or without cause by a special shareholder's meeting called expressly for that purpose.

AUTHORIZED CAPITAL STOCK

                                             Authorized Shares        Par Value per Share
                                             -----------------        -------------------
Pinnacle...........................                 100,000                   $10.00

BancorpSouth.......................             500,000,000                   $ 2.50


RIGHTS OF SHAREHOLDERS TO CALL SPECIAL MEETINGS

         BANCORPSOUTH. BancorpSouth's governing documents provide that a special meeting of BancorpSouth's shareholders may be called by the Chief Executive Officer or Secretary of BancorpSouth, or by the holders of not less than a majority of the shares of BancorpSouth common stock entitled to vote at such meeting.

         PINNACLE. Pinnacle's bylaws provide that a special meeting of the Pinnacle shareholders may be called at any time by the President or by the Pinnacle Board of Directors, or any shareholders owning in the aggregate not less than 10% of the shares of Pinnacle common stock entitled to vote on any action to be presented at such meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         BancorpSouth has filed with the SEC under the Securities Act a registration statement on Form S-4 including a post-effective amendment that registers the distribution to Pinnacle shareholders of the shares of BancorpSouth common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BancorpSouth, Pinnacle and BancorpSouth common stock. The rules and regulations of the SEC allow BancorpSouth and Pinnacle to omit certain information included in the registration statement from this Prospectus Supplement/Proxy Statement.

         In addition, BancorpSouth files reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room                    New York Regional Office               Chicago Regional Office
450 Fifth Street, N.W.                   Woolworth Center                       Citicorp Center
Room 1024                                233 Broadway                           500 West Madison Street
Washington, D.C. 20549                   New York, New York  10279              Suite 1400
                                                                                Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BancorpSouth, which file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about BancorpSouth at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows BancorpSouth to "incorporate by reference" information into this Prospectus Supplement/Proxy Statement from documents it has have previously filed with the SEC. This means that BancorpSouth can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about BancorpSouth and its financial condition, operations and business. The information incorporated by reference is considered to be a part of this Prospectus Supplement/Proxy Statement, except for any information that is superseded by other information contained directly in this Prospectus Supplement/Proxy Statement or in documents filed by BancorpSouth with the SEC after the date of this Prospectus Supplement/Proxy Statement. Information incorporated from another document is considered to have been disclosed to you whether or not you chose to read the document.

         This Prospectus Supplement/Proxy Statement incorporates by reference the following documents with respect to BancorpSouth:

         - BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 2000;

         - BancorpSouth's Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

         - BancorpSouth's Quarterly Report on Form 10-Q for the three months ended June 30, 2001;

         - BancorpSouth's Quarterly Report on Form 10-Q for the three months ended September 30, 2001;

         -        BancorpSouth's Current Report on Form 8-K dated March 28,
                  2001;

         -        BancorpSouth's Current Report on Form 8-K dated January 18,
                  2002;

         - BancorpSouth's Annual Report for the BancorpSouth, Inc. 401(k) Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2000;

         - The description of BancorpSouth common stock contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997;

         - The description of BancorpSouth common stock purchase rights contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997; and

         - The description of amendments to BancorpSouth common stock purchase rights contained in an amended Registration Statement on Form 8-A/A dated as of March 28, 2001.

         BancorpSouth incorporates by reference additional documents that BancorpSouth may file with the SEC between the date of this Prospectus Supplement/Proxy Statement and the completion of the merger. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         BancorpSouth has supplied all information contained or incorporated by reference in this Prospectus Supplement/Proxy Statement relating to BancorpSouth and BancorpSouth Bank.

         Pinnacle has supplied all information contained in this Prospectus Supplement/Proxy Statement relating to Pinnacle and its subsidiaries.

         You can obtain copies of the documents incorporated by reference in this Prospectus Supplement/Proxy Statement with respect to BancorpSouth without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus Supplement/Proxy Statement, by requesting them in writing or by telephone from BancorpSouth at the following:

                                  BancorpSouth, Inc.
                                  One Mississippi Plaza
                                  Tupelo, Mississippi  38804
                                  (662) 680-2000
                                  Attention:  Cathy S. Freeman, Secretary

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM BANCORPSOUTH, PLEASE DO SO BY FEBRUARY 21, 2002 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. You can also obtain copies of these documents from the SEC through the SEC's Internet world wide web site or at the SEC's address described in this section above.

         You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement/Proxy Statement in considering how to vote your shares. Neither BancorpSouth nor Pinnacle has authorized anyone to provide you with information that is different from the information in this document. This Prospectus Supplement/Proxy Statement is dated January 25, 2002. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Prospectus Supplement/Proxy Statement nor the issuance of BancorpSouth common stock in the merger shall create any implication to the contrary.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Prospectus Supplement/Proxy Statement contains certain forward-looking statements about the financial condition, results of operations and business of BancorpSouth and Pinnacle and about the combined companies following the merger. These statements concern the cost savings, revenue enhancements and other advantages the companies expect to obtain from the merger, the anticipated impact of the merger on BancorpSouth's financial performance, tax consequences of the merger, receipt of regulatory approvals and market prices of BancorpSouth common stock. These statements appear in several sections of this Prospectus Supplement/Proxy Statement, including "SUMMARY" and "BancorpSouth's Reasons for the Merger." You should carefully read other parts of this Prospectus Supplement/Proxy Statement, and the documents which are incorporated by reference, for other factors which could affect BancorpSouth's or Pinnacle's operations in the future. In particular, Pinnacle Management's Discussion and Analysis of Financial Condition and Results of Operations includes discussions of factors affecting Pinnacle's operations. Also, the forward-looking statements generally include any of the words "believes," "expects," "anticipates," "intends," "estimates," "should," "will" or "plans" or similar expressions.

         Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BancorpSouth and Pinnacle, and of the combined companies, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of BancorpSouth or Pinnacle. In addition, neither BancorpSouth nor Pinnacle intends to, nor are they obligated to, update these forward-looking statements after this Prospectus Supplement/Proxy Statement is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, BancorpSouth and Pinnacle claim the protection of the safe harbor for forward-looking statements provided in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.

         Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

         - Cost savings the companies expect from the merger might not be fully realized or realized within the time frame the companies anticipate;

         -        Revenues following the merger may be lower than expected;

         - Inability to manage growth and effectively serve an expanding customer and market base;

         - Loss of deposits, employees, customers or revenues following the merger may be greater than anticipated;

         - Competitive pressure among financial services providers in the region of the United States in which we operate or in the financial services industry generally may increase significantly;

         - Costs or difficulties related to regulatory requirements involved in combining the companies, including the subsidiary banks, may be greater than expected;

         - Interest rates may change in such a way as to reduce the companies' margins;

         - General economic or monetary conditions, either nationally or regionally, may be less favorable than expected, resulting in a deterioration in credit quality or a diminished demand for the companies' services and products;

         - Changes in laws or government rules, or the way in which courts interpret these laws or rules, may adversely affect the companies' businesses; and

         - Business conditions, inflation or securities markets may undergo significant change.

                                  LEGAL MATTERS

         Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi, counsel to BancorpSouth, will pass upon the validity of the shares of BancorpSouth common stock to be issued in the merger. Waller Lansden Dortch & Davis, PLLC, Nashville, Tennessee, special counsel to BancorpSouth, will pass upon certain legal matters concerning the merger on behalf of BancorpSouth. Kutak Rock LLP, Little Rock, Arkansas, counsel to Pinnacle, will pass upon certain legal matters concerning the merger on behalf of Pinnacle.

                                     EXPERTS

         The consolidated financial statements of BancorpSouth as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this Prospectus Supplement/Proxy Statement and in the registration statement on Form S-4 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                INDEX TO PINNACLE UNAUDITED FINANCIAL STATEMENTS

                                                                                       Page
                                                                                       ----
Consolidated Balance Sheet at December 31, 2001 and 2000...........................    F-1

Consolidated Income Statement for the Years Ended December 31, 2001 and 2000.......    F-3

Consolidated Statement of Shareholders' Equity for the Years Ended December
31, 2001 and 2000..................................................................    F-4

         The following tables present unaudited historical consolidated financial data for Pinnacle. The financial statements presented below have been prepared by Pinnacle and have not been audited or reviewed by outside accountants. Because the Pinnacle financial statements have not been prepared in accordance with accounting principles generally accepted in the United States of America (as the statement of cash flows and footnotes are not included), there can be no assurance that they fairly present the financial position or historical results of operations of Pinnacle as of the dates or for the periods indicated.

                            PINNACLE BANCSHARES, INC.
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 2001 AND 2000
                                   (UNAUDITED)

                      ASSETS                                       2001                  2000
                                                              -------------         -------------
Cash and due from banks ..............................        $   5,039,325         $   2,968,042
Interest bearing deposits in other banks .............               34,545                50,016

Investment securities:
  U.S. government agency securities ..................            3,497,776            13,981,673
  Other securities ...................................            1,390,300             1,077,950
  Unrealized (loss) on securities ....................                    0               (89,918)
                                                              -------------         -------------
Total investment securities ..........................            4,888,076            14,969,705

Total loans ..........................................          122,803,838            95,931,596
Less: allowance for loan losses ......................           (1,228,407)           (1,079,421)
                                                              -------------         -------------
Net loans ............................................          121,575,431            94,852,175

Premises and equipment ...............................            2,227,388               890,052
Accrued interest receivable ..........................            1,058,899               935,434
Other assets .........................................              394,052               400,411
                                                              -------------         -------------

TOTAL ASSETS .........................................        $ 135,217,716         $ 115,065,865
                                                              =============         =============


           LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing deposits ........................................        $  10,637,492         $   7,541,840
Interest bearing demand ..............................................            7,532,151             6,146,317
Money market .........................................................           45,020,246            30,355,772
Savings deposits .....................................................              881,520               649,608
Time deposits under $100,000 .........................................           16,385,539            20,358,402
Time deposits $100,000 and over ......................................           21,313,077            22,077,263
                                                                              -------------         -------------
Total deposits .......................................................          101,770,025            87,129,202

Federal funds purchased and securities
  Sold  under agreements to repurchase ...............................            4,120,530             9,157,799
Federal home loan bank advances ......................................           19,500,000            10,000,000
Accrued interest payable .............................................              174,560               393,076
Other liabilities ....................................................              716,178               428,339
                                                                              -------------         -------------
Total liabilities ....................................................          126,281,293           107,108,416

Shareholders equity:
  Common stock .......................................................              180,520               179,880
  Additional paid-in-capital .........................................            7,221,840             7,194,960
  Retained earnings ..................................................            2,083,063               638,097
  Unrealized gain (loss) on securities, net of deferred taxes ........                    0               (55,488)
  Treasury stock at cost .............................................             (549,000)                    0
                                                                              -------------         -------------
Total shareholders' equity ...........................................            8,936,423             7,957,449
                                                                              -------------         -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...........................        $ 135,217,716         $ 115,065,865
                                                                              =============         =============

                            PINNACLE BANCSHARES, INC.
                          CONSOLIDATED INCOME STATEMENT
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                                   (UNAUDITED)

                                                                    2001                  2000
                                                               -------------         -------------
Interest income:
  Loans, including fees ................................       $   8,872,712         $   7,258,348
  Investment securities:
  U. S. Agencies .......................................             310,669               852,586
  Other ................................................              56,376                72,726
                                                               -------------         -------------
  Total interest income on investments .................             367,045               925,312
  Interest income - short term investments .............              54,889                63,267
                                                               -------------         -------------
Total interest income ..................................           9,294,646             8,246,927
Interest expense:
  Deposits .............................................           3,833,838             3,955,162
  Other ................................................           1,073,496               951,662
                                                               -------------         -------------
Total interest expense .................................           4,907,334             4,906,824
                                                               -------------         -------------
Net interest income ....................................           4,387,312             3,340,103
Provision for loan losses ..............................             274,996               288,000
                                                               -------------         -------------
Net interest income after provision for loan losses ....           4,112,316             3,052,103
Other income:
Investment securities (loss) ...........................                  --                (7,800)
                                                               -------------         -------------
  Service charges on deposit accounts ..................             307,525               172,799
  Fees, commissions and other ..........................           1,340,986               405,863
                                                               -------------         -------------
Total other income .....................................           1,648,511               570,862
Other expenses:
  Salaries and employee benefits .......................           2,314,529             1,504,219
  Occupancy ............................................             140,074               121,942
  Depreciation .........................................             161,961               124,442
  Data processing ......................................             169,545               167,245
  Insurance ............................................              75,792                38,606
  Professional fees ....................................             161,378                87,414
  Advertising ..........................................              66,317               117,542
  Amortization .........................................               4,008                 3,160
  Directors fees .......................................              33,600                32,000
  Dues and memberships .................................              40,880                19,490
  Postage ..............................................              37,291                24,543
  Supplies .............................................              45,380                39,651
  Equipment ............................................              43,270                25,019
  Miscellaneous taxes ..................................              10,982                 9,269
  Telephone ............................................              70,187                52,336
  Other real estate expense ............................               7,733                 1,994
  Teller differences ...................................              (2,768)                  561
  Other ................................................              96,421                82,194
                                                               -------------         -------------
Total other expense ....................................           3,476,580             2,451,627
Income before income taxes .............................           2,284,247             1,171,338
Applicable income taxes ................................             839,281               395,987
                                                               -------------         -------------
NET INCOME .............................................       $   1,444,966         $     775,351
                                                               =============         =============

                            PINNACLE BANCSHARES, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                                   (UNAUDITED)

                                                                                             Unrealized
                                          Common                Additional                      Gain
                                          Stock                  Paid-in-      Retained      (Loss) on      Treasury
                                          Shares     Amount      Capital       Earnings      Securities       Stock         Total
                                          ------    --------    ----------    ----------     ----------     ---------    ----------
Balance December 31, 1999 ............    17,988    $179,880    $7,194,960    $ (137,254)    $(167,998)    $       0    $7,069,588

Net income ...........................                                           775,351                                   775,351

Net unrealized change in investment
 securities, net of income tax effect
   of ($69,811) ......................                                                         112,510                     112,510
                                          ------    --------    ----------    ----------     ---------     ---------    ----------
Balance December 31, 2000 ............    17,988     179,880     7,194,960       638,097       (55,488)            0     7,957,449

Net income ...........................                                         1,444,966                                 1,444,966

Common stock issued ..................        64         640        26,880                                                  27,520

Treasury stock purchased .............      (915)                                                           (549,000)     (549,000)

Net unrealized change in investment
 securities, net of income tax effect
 of $34,429 ..........................                                                          55,488                      55,488
                                          ------    --------    ----------    ----------     ---------     ---------    ----------
Balance December 31, 2001 ............    17,137    $180,520    $7,221,840    $2,083,063     $       0     $(549,000)   $8,936,423
                                          ======    ========    ==========    ==========     =========     =========    ==========

PROSPECTUS

                              [BANCORPSOUTH LOGO]

                                15,000,000 SHARES

                                  BANCORPSOUTH


                                  COMMON STOCK


                                 ---------------

         This prospectus relates to 15,000,000 shares of BancorpSouth common stock that may be offered and issued from time to time, or have previously been issued, in connection with acquisitions of other businesses, assets or securities.

         The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus is a part or a supplement to this document once we know the actual information concerning a specific acquisition. This document, unless amended or supplemented as previously described, may only be used in connection with the issuance of our common stock in connection with combinations, mergers or acquisitions which would be exempt from registration but for the possibility of integration with other transactions.

         We do not expect to receive any cash proceeds from the sale of shares of our common stock issued pursuant to this prospectus. We are paying all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares, although we may pay finder's fees in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

         Our common stock is listed on the New York Stock Exchange under the symbol "BXS."

                                 ---------------

     Neither the Securities and Exchange Commission nor any state securities commissioner has approved or disapproved of the shares of BancorpSouth common stock to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                 ---------------


         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                 ---------------

                The date of this prospectus is January 25, 2002.

                                TABLE OF CONTENTS

                                                        Page
                                                        ----
BancorpSouth...........................................    1

Where You Can Find More Information....................    1

Legal Matters..........................................    3

Experts................................................    3


         THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON ORAL OR WRITTEN REQUEST TO CATHY S. FREEMAN, VICE PRESIDENT AND CORPORATE SECRETARY OF BANCORPSOUTH, INC., ONE MISSISSIPPI PLAZA, TUPELO, MISSISSIPPI, 38804, (662) 680-2000. TO ENSURE TIMELY DELIVERY OF THE REQUESTED INFORMATION, YOU SHOULD MAKE YOUR REQUEST BY FEBRUARY 21, 2002, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE UPON WHICH YOU MUST MAKE THE INVESTMENT DECISION.



                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents that are and will be incorporated into this prospectus, as well as amendments and supplements to this prospectus, contain forward-looking statements that involve risks and uncertainties. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially from the events predicted in the applicable statements. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words like "anticipates," "believes," "estimates," "expects," "may," "might," "will," "would," "should," "seeks," "pro forma," or "intends," and similar expressions.

         We caution you not to place undue reliance on forward-looking statements since actual results could differ materially from those discussed in these statements due to a variety of factors, many of which are beyond our control. Forward-looking statements speak only as of the date of the document in which they are made, and we might not update them to reflect changes that occur after that date. For a discussion of some of the factors that could cause actual results to differ from our forward-looking statements, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2000 in the section captioned "Risk Factors," which is incorporated by reference into this prospectus. Refer also to the documents we file with the SEC after the date of this prospectus, as those documents might update information contained in previously filed documents or provide additional information. See "Where You Can Find More Information" on page 1.

                                  BANCORPSOUTH

         BancorpSouth, Inc. is a Mississippi corporation and a bank holding company with commercial banking and financial services operations in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. Our principal subsidiary is BancorpSouth Bank. We conduct a general commercial banking and trust business through BancorpSouth Bank, which has its principal office in Tupelo, Lee County, Mississippi, and operates offices in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. BancorpSouth Bank has grown through the acquisition of other banks, the purchase of assets from federal regulators and through the opening of new branches and offices.

         Our lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by our loan officers, existing savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. We have established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.

         We offer a variety of services through the trust department of BancorpSouth Bank, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

         We provide, through our subsidiaries, a range of financial services to individuals and small-to-medium size businesses. BancorpSouth Bank operates investment services, consumer finance, credit life insurance and insurance agency subsidiaries which engage in investment brokerage services, consumer lending, credit life insurance sales and sales of other insurance products.

         Our principal office is located at One Mississippi Plaza, Tupelo, Mississippi 38804 and our telephone number is (662) 680-2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC under the Securities Act of 1933 a registration statement on Form S-4 (Registration No. 333-28081) that registers the distribution of our shares to be offered in connection with this prospectus. The registration statement, including the attached exhibits and schedules, and any amendments or supplements to the registration statement, if any, contain additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

         In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room                    New York Regional Office               Chicago Regional Office
450 Fifth Street, N.W.                   Woolworth Center                       Citicorp Center
Room 1024                                233 Broadway                           500 West Madison Street
Washington, D.C.  20549                  New York, New York  10279              Suite 1400
                                                                                Chicago, Illinois  60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, which file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" information into this prospectus from documents that they we previously filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition, operations and business. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information contained directly in this prospectus or in documents filed by us with the SEC after the date of this prospectus. Information incorporated from another document is considered to have been disclosed to you whether or not you chose to read the document.

         This prospectus incorporates by reference the following documents:

         1.       Our Annual Report on Form 10-K for the year ended December 31,
                  2000;

         2. Our Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

         3. Our Quarterly Report on Form 10-Q for the three months ended June 30, 2001;

         4. Our Quarterly Report on Form 10-Q for the three months ended September 30, 2001;

         5.       Our Current Report on Form 8-K dated March 28, 2001;

         6.       Our Current Report on Form 8-K dated January 18, 2002;

         7. Our Annual Report for the BancorpSouth, Inc. 401(k) Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2000;

         8. The description of our common stock contained in a Registration Statement on Form 8-A, dated May 14, 1997;

         9. The description of our common stock purchase rights contained in a Registration Statement on Form 8-A, dated May 14, 1997; and

         10. The description of amendments to our common stock purchase rights contained in an amended Registration Statement on Form 8-A/A, dated as of March 28, 2001.

         We incorporate by reference additional documents that we may file with the SEC after the date of this prospectus. These documents include, but are not limited to, periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain copies of the documents incorporated by reference in this prospectus without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus, by requesting them in writing or by telephone from Cathy S. Freeman, Vice President and Corporate Secretary of BancorpSouth, Inc., at One Mississippi Plaza, Tupelo, Mississippi 38804, (662)680-2000. To ensure timely delivery of the requested information, you should make your request at least five business days before the date upon which you must make your final investment decision. You can also obtain copies of these documents from the SEC through the SEC's Internet world wide web site or at the SEC's address described in this section above.

         You should rely only on the information contained in or incorporated by reference in this prospectus in making your final investment decision. We have not authorized anyone to provide you with information that is different from the information in this document. This prospectus is dated January 25, 2002. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this prospectus nor the issuance of our common stock in connection with this prospectus shall create any implication to the contrary.

                                  LEGAL MATTERS

         Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi, counsel to BancorpSouth, will pass upon the validity of the shares of BancorpSouth common stock to be offered in connection with this prospectus. Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, special counsel to BancorpSouth, will pass upon certain legal matters concerning the shares of BancorpSouth common stock to be offered in connection with this prospectus.

                                     EXPERTS

         The consolidated financial statements of BancorpSouth, as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and in the registration statement on Form S-4 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

                                                                         ANNEX A

================================================================================








                          AGREEMENT AND PLAN OF MERGER


                                     BETWEEN


                               BANCORPSOUTH, INC.


                                       AND


                            PINNACLE BANCSHARES, INC.


                          DATED AS OF NOVEMBER 14, 2001







================================================================================

                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
ARTICLE I.          THE MERGER....................................................... A-1
1.1.                The Merger....................................................... A-1
1.2.                Effective Time................................................... A-2
1.3.                Effects of the Merger............................................ A-2
1.4.                Conversion of Pinnacle Common Stock.............................. A-2
1.5.                Stock Options.................................................... A-5
1.6.                BancorpSouth Common Stock........................................ A-5
1.7.                Articles of Incorporation........................................ A-6
1.8.                Bylaws........................................................... A-6
1.9.                Directors and Officers........................................... A-6
1.10.               Tax Consequences................................................. A-6

ARTICLE II.         EXCHANGE OF SHARES............................................... A-6
2.1.                BancorpSouth to Make Shares and Cash Available................... A-6
2.2.                Exchange of Shares; Payment of Cash Consideration................ A-6

ARTICLE III.        DISCLOSURE SCHEDULES; STANDARDS FOR
                    REPRESENTATIONS AND WARRANTIES................................... A-9
3.1.                Disclosure Schedules............................................. A-9
3.2.                Standards........................................................ A-9

ARTICLE IV.         REPRESENTATIONS AND WARRANTIES OF PINNACLE...................... A-10
4.1.                Corporate Organization.......................................... A-10
4.2.                Capitalization.................................................. A-11
4.3.                Authority; No Violation......................................... A-12
4.4.                Consents and Approvals.......................................... A-13
4.5.                Reports......................................................... A-13
4.6.                Financial Statements............................................ A-13
4.7.                Broker's Fees................................................... A-14
4.8.                Absence of Certain Changes or Events............................ A-14
4.9.                Legal Proceedings............................................... A-14
4.10.               Taxes........................................................... A-15
4.11.               Employees....................................................... A-15
4.12.               Pinnacle Information............................................ A-17
4.13.               Compliance with Applicable Law.................................. A-18
4.14.               Certain Contracts............................................... A-18
4.15.               Agreements with Regulatory Agencies............................. A-18
4.16.               Business Combination Provision; Takeover Laws................... A-18
4.17.               Environmental Matters........................................... A-19
4.18.               Approvals....................................................... A-19
4.19.               Insurance....................................................... A-19
4.20.               Loan Portfolio.................................................. A-20
4.21.               Property........................................................ A-20
4.22.               Reorganization.................................................. A-20

ARTICLE V.          REPRESENTATIONS AND WARRANTIES OF
                    BANCORPSOUTH.................................................... A-20
5.1.                Corporate Organization.......................................... A-21
5.2.                Capitalization.................................................. A-21

                                                                                     PAGE
                                                                                     ----
5.3.                Authority; No Violation......................................... A-22
5.4.                Consents and Approvals.......................................... A-22
5.5.                Reports......................................................... A-23
5.6.                Reorganization.................................................. A-23
5.7.                Financial Statements; SEC Reports............................... A-23
5.8.                Absence of Certain Changes or Events............................ A-24
5.9.                Legal Proceedings............................................... A-24
5.10.               Buyer Information............................................... A-24
5.11                Compliance with Applicable Law.................................. A-24
5.12                Approvals....................................................... A-24

ARTICLE VI.         COVENANTS RELATING TO CONDUCT OF BUSINESS....................... A-24
6.1.                Covenants of Pinnacle........................................... A-24
6.2.                Covenants of BancorpSouth....................................... A-27
6.3.                Mutual Covenant................................................. A-27

ARTICLE VII.        ADDITIONAL AGREEMENTS........................................... A-27
7.1.                Regulatory Matters.............................................. A-27
7.2.                Access to Information........................................... A-28
7.3.                Shareholder Meeting............................................. A-31
7.4.                Legal Conditions to Merger...................................... A-31
7.5.                Affiliates...................................................... A-31
7.6.                NYSE Listing.................................................... A-31
7.7.                Employee Benefit Plans; Existing Agreements..................... A-31
7.8.                Indemnification of Pinnacle Officers and Directors.............. A-32
7.9.                Additional Agreements........................................... A-33
7.10.               Coordination of Dividends....................................... A-34
7.11.               Reasonable Best Efforts......................................... A-34
7.12.               Tax-Free Qualification.......................................... A-34

ARTICLE VIII.       CONDITIONS PRECEDENT............................................ A-34
8.1.                Conditions to Each Party's Obligation to Effect the Merger...... A-34
8.2.                Conditions to Obligations of BancorpSouth....................... A-35
8.3.                Conditions to Obligations of Pinnacle........................... A-35

ARTICLE IX.         TERMINATION AND AMENDMENT....................................... A-36
9.1.                Termination..................................................... A-36
9.2.                Effect of Termination........................................... A-37
9.3.                Amendment....................................................... A-37
9.4.                Extension; Waiver............................................... A-37

ARTICLE X.          GENERAL PROVISIONS.............................................. A-37
10.1.               Closing......................................................... A-37
10.2.               Nonsurvival of Representations, Warranties and Agreements....... A-38
10.3.               Expenses........................................................ A-38
10.4.               Notices......................................................... A-38
10.5.               Interpretation.................................................. A-38
10.6.               Defined Terms................................................... A-39
10.7.               Counterparts.................................................... A-39
10.8.               Entire Agreement................................................ A-39
10.9.               Governing Law................................................... A-39

                                                                                     PAGE
                                                                                     ----
10.10.              Enforcement of Agreement........................................ A-40
10.11.              Severability.................................................... A-40
10.12.              Publicity....................................................... A-40
10.13.              Assignment; Third Party Beneficiaries........................... A-40

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2001 ("Agreement"), between BANCORPSOUTH, INC., a Mississippi corporation ("BancorpSouth"), and PINNACLE BANCSHARES, INC., an Arkansas corporation ("Pinnacle," and collectively with BancorpSouth, the "Holding Companies").

                                    RECITALS:

         WHEREAS, BancorpSouth is the parent corporation of BancorpSouth Bank, a Mississippi banking corporation ("BancorpSouth Bank");

         WHEREAS, Pinnacle is the sole shareholder of Pinnacle Bank, an Arkansas banking corporation ("Pinnacle Bank");

         WHEREAS, BancorpSouth and Pinnacle have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein in which
(i) Pinnacle will merge with and into BancorpSouth (the "Holding Company Merger") and (ii) Pinnacle Bank will merge with and into BancorpSouth Bank (the "Bank Merger"), each subject to the terms and conditions set forth herein (the Holding Company Merger and the Bank Merger, collectively, the "Merger");

         WHEREAS, the parties intend that the Merger be treated as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                              ARTICLE I. THE MERGER

1.1.     The Merger.

         (a) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the "MBCA") and the Arkansas Business Corporation Act of 1987 (the "ABCA"), at the Effective Time (as defined in Section 1.2), Pinnacle shall merge with and into BancorpSouth. BancorpSouth shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Holding Company Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Corporation shall continue to be "BancorpSouth, Inc." Upon consummation of the Holding Company Merger, the separate corporate existence of Pinnacle shall terminate.

         (b) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Banking Act (the "MBA") and the Arkansas Banking Code of 1997 (the "ABA"), as applicable, at the Effective Time, Pinnacle Bank shall merge with and into BancorpSouth Bank. BancorpSouth Bank shall be the surviving banking corporation (hereinafter sometimes called the "Surviving Bank") in the Bank Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Bank shall continue to be "BancorpSouth Bank."


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Upon consummation of the Bank Merger, the separate corporate existence of
Pinnacle Bank shall terminate.

1.2.     Effective Time.

         (a) The Holding Company Merger shall become effective as set forth in the articles of merger (the "Holding Company Articles of Merger") which shall be filed on the Closing Date (as defined in Section 10.1) with the Secretary of State of the State of Mississippi (the "Mississippi Secretary") and the Secretary of State of the State of Arkansas (the "Arkansas Secretary") with respect to the Holding Company Merger.

         (b) The Bank Merger shall become effective as set forth in the articles of merger (the "Bank Articles of Merger," and together with the Holding Company Articles of Merger, the "Articles of Merger") which shall be filed on the Closing Date (as defined in Section 10.1) with the Mississippi Department of Banking and Consumer Finance (the "Mississippi Department"), the Arkansas State Bank Department (the "Arkansas Department") and the Arkansas Secretary with respect to the Bank Merger, but shall occur immediately after the Holding Company Merger.

         (c) The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3.     Effects of the Merger.

         (a) At and after the Effective Time, the Holding Company Merger shall have the effects set forth in Section 79-4-11.06 of the MBCA and Section 4-27-1106 of the ABCA.

         (b) At and after the Effective Time, the Bank Merger shall have the effects set forth in, as applicable, Section 81-5-85 of the MBA and Section 23-48-604 of the ABA.

1.4.     Conversion of Pinnacle Common Stock.

         (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $10.00 per share, of Pinnacle (the "Pinnacle Common Stock") issued and outstanding immediately prior to the Effective Time (other than Pinnacle Dissenting Shares as defined in this Section below and other than shares of Pinnacle Common Stock held directly or indirectly by BancorpSouth or Pinnacle or any of their respective Subsidiaries as defined in
Section 3.2 hereof (as adjusted below), except for Trust Account Shares and DPC shares as such terms are defined in this Section below), shall, by virtue of the Holding Company Merger, automatically and without any action on the part of the holder thereof, become and be converted into, at the election of the holder, either (i) the right to receive $1,134.10 in cash, without interest (the "Cash Consideration," with such election referred to as a "Cash Election"), (ii) the right to receive a number of shares of the common stock, par value $2.50 per share, of BancorpSouth ("BancorpSouth Common Stock"), together with the number of BancorpSouth Rights (as defined in Section 5.2 hereof) associated therewith equal to the Exchange Ratio (as defined below) (the "Stock Consideration", with such election referred to as a "Stock Election") or (iii) a combination of both cash and shares of BancorpSouth Common Stock (with such election referred to as a "Mixed Election"). Shares of Pinnacle Common Stock as to which no election has been made are referred to herein as "No Election Shares" and shall receive the mix of Merger Consideration specified in section (c)(iv) below. For purposes of this Agreement, Cash Consideration, Stock Consideration and any combination thereof shall be collectively referred to herein as "Merger Consideration." Shares of Pinnacle Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of Pinnacle Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." All Pinnacle

Dissenting Shares will be deemed Cash Election Shares for purposes of determining the Cash Consideration available for distribution to other shareholders.

         (b) For purposes of this Agreement, the "Exchange Ratio" shall be equal (rounded to the nearest ten-thousandth) to (x) 85.8516, if the Average BancorpSouth Common Stock Price is less than or equal to $13.209, (y) 63.4639, if the Average BancorpSouth Common Stock Price is greater than or equal to $17.871, or (z) if the Average BancorpSouth Common Stock Price is between $13.209 and $17.871, the result obtained by dividing $1,134.10 by the Average BancorpSouth Common Stock Price. The "Average BancorpSouth Common Stock Price" means the average of the closing price per share of BancorpSouth Common Stock on the New York Stock Exchange (the "NYSE") at the end of the regular session as reported on the Consolidated Tape, Network A, for the ten consecutive trading days ending on the fifth trading day immediately preceding the Effective Time.

         (c) (i) In the event that the sum of (x) the number of Cash Election Shares plus (y) 49.0% of No Election Shares exceeds (z) 49.0% of the issued and outstanding shares of Pinnacle Common Stock, then the holders of Cash Election Shares will receive a combination of cash and shares of BancorpSouth Common Stock to be determined as follows: (A) the number of Cash Election Shares which shall be converted into the right to receive the Cash Consideration shall equal the amount obtained by multiplying (I) the number of shares of Pinnacle Common Stock covered by such Cash Election by (II) a fraction of which the numerator shall be the cash required to be made available by BancorpSouth (pursuant to clause (iv) below) and the denominator of which shall be $1,134.10 multiplied by the number of Cash Election Shares; and (B) the balance of such Cash Election Shares shall be converted into the right to receive Stock Consideration.

             (ii) In the event that the sum of (x) the number of Stock Election Shares plus (y) 51.0% of No Election Shares exceeds (z) 51.0% of the issued and outstanding shares of Pinnacle Common Stock, then the holders of Stock Election Shares will receive a combination of cash and shares of BancorpSouth Common Stock to be determined as follows: (A) the number of Stock Election Shares which shall be converted into the right to receive the Stock Consideration shall equal the amount obtained by multiplying (I) the number of shares of Pinnacle Common Stock covered by such Stock Election by (II) a fraction of which the numerator shall be the number of shares of BancorpSouth Common Stock required to be made available by BancorpSouth (pursuant to clause (iv) below) and the denominator of which shall be the Stock Consideration multiplied by the number of Stock Election Shares; and (B) the balance of such Stock Election Shares shall be converted into the right to receive Cash Consideration.

             (iii) In the event neither of the foregoing clauses (i) or (ii) is applicable, each holder of shares of Pinnacle Common Stock (A) that makes a Stock Election will receive the Stock Consideration, (B) that makes a Cash Election will receive the Cash Consideration or (C) that makes a Mixed Election will receive the combination of BancorpSouth Common Stock and cash set forth in such election.

             (iv) For purposes of this Section, the amount of cash required to be made available by BancorpSouth shall be equal to the difference between (A) the amount obtained by multiplying (I) $1,134.10 by (II) 49% of the number of outstanding shares of Pinnacle Common Stock minus (B) the amount of Cash Consideration attributable to the Pinnacle Dissenting Shares, minus (C) the amount of Cash Consideration required to be paid to No Election Shares. For purposes of this Section, the number of shares of BancorpSouth Common Stock required to be made available by BancorpSouth shall be equal to the difference between (A) the number of shares obtained by multiplying (I) the Exchange Ratio by (II) 51% of the number of outstanding shares of Pinnacle Common Stock minus
(B) the amount of Stock Consideration required to be paid to No Election Shares. Regardless of the applicability of clauses (i), (ii) or (iii) above, each No Election Share shall



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

be converted in the Merger into the right to receive 51% Stock Consideration and 49% Cash Consideration.

         (d) Notwithstanding any other provision contained in this Agreement, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and, in order that the Merger will not fail to satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as of the Effective Time, BancorpSouth may, but shall not be obligated to, increase the Stock Consideration and decrease the Cash Consideration proportionally (using the Average BancorpSouth Common Stock Price to value the additional Stock Consideration) so that the Stock Consideration measured at current fair market value as of the Effective Time will represent at least 45% of the value of the aggregate Merger Consideration payable to Pinnacle shareholders at the Effective Time.

         (e) Each share of Pinnacle Common Stock converted into BancorpSouth Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Pinnacle Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of BancorpSouth Common Stock into which such share is convertible pursuant to Section 1.4(a) and (ii) the cash in lieu of fractional shares into which the shares of Pinnacle Common Stock represented by such Certificate have been converted pursuant to Section 1.4(a) and Section 2.2(e) hereof, and (iii) Cash Consideration pursuant to Section 1.4(a) hereof. Certificates previously representing shares of Pinnacle Common Stock shall be exchanged for certificates representing whole shares of BancorpSouth Common Stock and cash in lieu of fractional shares issued in consideration therefor and Cash Consideration upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of BancorpSouth Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (any such event, an "Anti-Dilution Event"), the Exchange Ratio and the Merger Consideration shall be adjusted to result in the same aggregate consideration being delivered to Pinnacle's shareholders as would have been received had such Anti-Dilution Event not occurred.

         (f) At the Effective Time, all shares of Pinnacle Common Stock that are owned directly or indirectly by BancorpSouth or Pinnacle or any of their respective Subsidiaries, other than shares of Pinnacle Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or Pinnacle, as the case may be, being referred to herein as "Trust Account Shares") and (ii) held by BancorpSouth or Pinnacle or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Pinnacle Common Stock, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or Pinnacle, being referred to herein as "DPC Shares"), shall be canceled and shall cease to exist, and no stock of BancorpSouth or other consideration shall be delivered in exchange therefor. All shares of BancorpSouth Common Stock that are owned by Pinnacle or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of BancorpSouth.

         (g) Notwithstanding anything in this Agreement to the contrary, shares of Pinnacle Common Stock which are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights shall have been properly demanded in accordance with Sections 4-27-1301 et seq. of the ABCA ("Pinnacle Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, Merger Consideration or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such Pinnacle Dissenting Shares in



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

accordance with the provisions of Sections 4-27-1301 et seq. of the ABCA; provided, however, that (i) if any holder of Pinnacle Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to dissenters' rights as provided in Sections 4-27-1301 et seq. of the ABCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Pinnacle Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Stock Consideration and/or cash in lieu of fractional shares and/or Cash Consideration, without any interest thereon, as provided in Sections 1.4(a) and 1.4(c) and Article II hereof.

         (h) At the Effective Time, all shares of Pinnacle Bank common stock shall be canceled and shall cease to exist and no stock of BancorpSouth or BancorpSouth Bank or other consideration shall be delivered in exchange therefor.

1.5. Stock Options. At the Effective Time, each option granted by Pinnacle to purchase shares of Pinnacle Common Stock which is outstanding and unexercised immediately prior thereto (each, a "Pinnacle Option") shall, by virtue of the Merger and without any further action by the holder thereof, cease to represent a right to acquire shares of Pinnacle Common Stock and shall be promptly replaced by an option (the "New Option") issued under and subject to the appropriate stock option plan of BancorpSouth to purchase shares of BancorpSouth Common Stock in an amount and at an exercise price determined as provided below:

         (a) The number of shares of BancorpSouth Common Stock to be subject to the New Option shall be equal to the number of shares of BancorpSouth Common Stock to which the holder of the Pinnacle Option would have been entitled under
Section 1.4(a) of this Agreement had the Pinnacle Option been exercised in full immediately prior to the Effective Time and had such holder received only Stock Consideration in the Merger, provided that any fractional shares of BancorpSouth Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

         (b) The exercise price per share of BancorpSouth Common Stock under the New Option shall be equal to the aggregate exercise price for the shares of Pinnacle Common Stock otherwise purchasable under the Pinnacle Option divided by the number of shares of BancorpSouth Common Stock issuable under the New Option pursuant to Section 1.5(a), provided that any such exercise price which would otherwise include a fraction of a cent shall be rounded to the nearest whole cent. The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with section 424(a) of the Code and, to the extent it is not so consistent, such section 424(a) shall override anything to the contrary contained herein. The duration of the New Option shall be the same as the original option. All New Options shall be currently exerciseable by the holder thereof to the extent required by the option agreements for the Pinnacle Options.

         (c) At or prior to the Effective Time, BancorpSouth shall take all corporate action necessary to reserve for issuance a sufficient number of shares of BancorpSouth Common Stock for delivery upon exercise of the New Options. At or prior to the Effective Time, BancorpSouth shall take such action as is necessary to ensure that a registration statement on Form S-8, S-4 or other applicable form is effective to cover the shares of BancorpSouth Common Stock subject to the New Options.

1.6. BancorpSouth Common Stock. Except for shares of BancorpSouth Common Stock owned by Pinnacle or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of BancorpSouth as contemplated by Section 1.4 hereof, the shares

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of BancorpSouth Common Stock issued and outstanding immediately prior to the
Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.7. Articles of Incorporation. At the Effective Time, the Amended and Restated Articles of Incorporation of BancorpSouth, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Association of BancorpSouth Bank, as in effect at the Effective Time, shall be the articles of association of the Surviving Bank.

1.8. Bylaws. At the Effective Time, the Bylaws of BancorpSouth, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the articles of incorporation of the Surviving Corporation. At the Effective Time, the Bylaws of BancorpSouth Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law and the articles of association of the Surviving Bank.

1.9. Directors and Officers. The directors and officers of BancorpSouth immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The directors and officers of BancorpSouth Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the articles of association and bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

1.10. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

                         ARTICLE II. EXCHANGE OF SHARES

2.1. BancorpSouth to Make Shares and Cash Available. At or prior to the Effective Time, BancorpSouth shall deposit, or shall cause to be deposited, with SunTrust Bank, Atlanta, N.A. or other bank or trust company (the "Exchange Agent") selected by BancorpSouth and reasonably satisfactory to Pinnacle, for the benefit of the holders of Certificates, for exchange in accordance with this
Article II, the Cash Consideration, certificates representing the shares of BancorpSouth Common Stock constituting the Stock Consideration and the cash in lieu of fractional shares (such cash and certificates for shares of BancorpSouth Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Pinnacle Common Stock.

2.2. Exchange of Shares; Payment of Cash Consideration.

         (a) At the time of the mailing of the Proxy Statement and Prospectus described in Section 7.1 hereof, BancorpSouth will cause the Exchange Agent to send to each holder of record of shares of Pinnacle Common Stock on the record date for the meeting of the stockholders of Pinnacle a letter of transmittal and cash election form (collectively, the "Election Form") and other appropriate materials providing for such holder, subject to the provisions of Section 1.4 hereof, to elect to receive (i) Stock Consideration with respect to all of such holder's shares of Pinnacle Common Stock, (ii) Cash Consideration with respect to all of such holder's shares of Pinnacle Common Stock, or (iii) Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares, or to make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock

Consideration. As of the Election Deadline (as defined below), any shares of Pinnacle Common Stock with respect to which there shall not have been such election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares.

             (i) Any Cash Election, Stock Election or Mixed Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m., Central Time, on the second business day immediately preceding the meeting of stockholders of Pinnacle described in Section 7.1 hereof (the "Election Deadline"), an Election Form properly completed. An election by a holder of shares of Pinnacle Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed if required by the Election Form) by such holder of shares of Pinnacle Common Stock. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by BancorpSouth, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Pinnacle Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. BancorpSouth shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Election Forms and of any revision, revocation or withdrawal thereof.

             (ii) Two or more holders of shares of Pinnacle Common Stock who are determined to constructively own shares owned by each other by virtue of Section 318(a) of the Code and who so certify to BancorpSouth's satisfaction, and any single holder of shares of Pinnacle Common Stock who holds such shares in two or more different names and who so certifies to BancorpSouth's satisfaction, may submit a joint Election Form covering the aggregate shares of Pinnacle Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of shares of Pinnacle Common Stock.

             (iii) Each holder of record of shares of Pinnacle Common Stock who holds such shares as nominee, trustee or in other representative capacities (each, a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all shares of Pinnacle Common Stock held by that Representative for a particular beneficial owner.

             (iv) Any holder of shares of Pinnacle Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of shares of Pinnacle Common Stock may at any time prior to the Election Deadline revoke such holder's election by written notice to the Exchange Agent received at any time prior to the Election Deadline.

         (b) As soon as practicable after the Election Deadline (the "Allocation Date"), the Exchange Agent shall effectuate the allocation among the holders of shares of Pinnacle Common Stock of rights to receive the Stock Consideration, the Cash Consideration or a combination of both the Stock Consideration and the Cash Consideration in the Merger in accordance with the terms of this Section. As more fully set forth in Section 1.4 above, the number of shares of Pinnacle Common Stock to be converted in the Merger into the right to receive Cash Consideration may not exceed 49.0% of the outstanding shares of Pinnacle Common Stock, and the number of shares of Pinnacle Common Stock to be converted in the Merger into the right to receive Stock Consideration may not exceed 51.0% of the total number of outstanding shares of Pinnacle Common Stock.

         (c) No dividends or other distributions declared after the Effective Time with respect to BancorpSouth Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BancorpSouth Common Stock represented by such Certificate.

         (d) If any certificate representing shares of BancorpSouth Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BancorpSouth Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) After the Effective Time, there shall be no transfers on the stock transfer books of Pinnacle of the shares of Pinnacle Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of BancorpSouth Common Stock as provided in this Article II.

         (f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BancorpSouth Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BancorpSouth Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancorpSouth. In lieu of the issuance of any such fractional share, BancorpSouth shall pay to each former stockholder of Pinnacle who otherwise would be entitled to receive a fractional share of BancorpSouth Common Stock an amount in cash equal to the product of (x) the Average BancorpSouth Common Stock Price, times (y) the fraction of a share of BancorpSouth Common Stock which such holder would otherwise be entitled to receive pursuant to
Article I hereof.

         (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Pinnacle for 12 months after the Effective Time shall be paid to BancorpSouth. Any shareholders of Pinnacle who have not theretofore complied with this Article II shall thereafter look only to BancorpSouth for payment of their portion of the Cash Consideration and their shares of BancorpSouth Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on BancorpSouth Common Stock deliverable in respect of each share of Pinnacle Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BancorpSouth, Pinnacle, the Exchange Agent or any other person shall be liable to any former holder of shares of Pinnacle Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BancorpSouth, the posting by such person of a bond in such amount as is customarily required by BancorpSouth and Exchange Agent for other shareholders of BancorpSouth as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of BancorpSouth Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                ARTICLE III. DISCLOSURE SCHEDULES; STANDARDS FOR
                         REPRESENTATIONS AND WARRANTIES

3.1. Disclosure Schedules. On or prior to the date hereof, each of BancorpSouth and Pinnacle has delivered to the other party a schedule (in the case of Pinnacle, the "Pinnacle Disclosure Schedule," and in the case of BancorpSouth, the "BancorpSouth Disclosure Schedule," and, generally, a "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of Pinnacle, or Article V, in the case of BancorpSouth, or to one or more of such party's covenants contained in Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect (as defined in Section 3.2 below) with respect to either Pinnacle or BancorpSouth, respectively.

3.2. Standards.

         (a) No representation or warranty of Pinnacle contained in Article
IV, or of BancorpSouth contained in Article V, shall be deemed untrue or incorrect for any purpose under this Agreement as a consequence of the existence or absence of any fact, circumstance or event, unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article IV, in the case of Pinnacle, or Article V, in the case of BancorpSouth, has had or could be reasonably expected to have a Material Adverse Effect with respect to (i) Pinnacle or (ii) BancorpSouth, respectively.

         (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Pinnacle, (i) a change in the business of Pinnacle or its Subsidiaries which, individually or in the aggregate has resulted or is reasonably expected by BancorpSouth, in its reasonable discretion, to result in losses, damages, liabilities, costs, expenses, judgments or fines in an amount of $1,000,000 or greater; or (ii) a material adverse effect on (A) the business, results of operations or financial condition of Pinnacle and its Subsidiaries taken as a whole or (B) the ability of Pinnacle and its Subsidiaries to consummate the transactions contemplated hereby; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (2) any change in generally accepted accounting principles ("GAAP") or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of Pinnacle or any Subsidiary of Pinnacle taken with the express prior written consent of BancorpSouth, (4) any expenses incurred by Pinnacle where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, (5) the fact that Pinnacle does not meet the revenue, profit or balance sheet predictions set forth in Pinnacle's internal projections separately delivered to BancorpSouth, (6) any changes in general economic conditions or changes affecting the banking industry generally, including adverse changes in the banking or financial markets (provided such changes do not affect Pinnacle in a materially disproportionate manner), or (7) other than those employees listed on Schedule 3.2(b), any termination or resignation of employment by any employee of Pinnacle or Pinnacle Bank as a result of the pendency of the Merger, including any termination arising as a result of the employment package (including title, level of responsibility, location of employment or compensation) offered to such employees by BancorpSouth or BancorpSouth Bank.

         (c) As used in this Agreement, the term "Material Adverse Effect" means, with respect to BancorpSouth, a material adverse effect on (i) the business, results of operations or financial condition of BancorpSouth and its Subsidiaries taken as a whole or (ii) the ability of BancorpSouth and its Subsidiaries to consummate the transactions contemplated hereby; provided that Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (A) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally,
(C) any action or omission of BancorpSouth or any Subsidiary of BancorpSouth taken with the express prior written consent of Pinnacle, (D) any expenses incurred by BancorpSouth where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, (E) the announcement of the pendency of the Merger, or (F) any changes in general economic conditions or changes affecting the banking industry generally, including adverse changes in the banking or financial markets (provided such changes do not affect BancorpSouth in a materially disproportionate manner). Changes in the market price of BancorpSouth Common Stock shall not be considered Material Adverse Effects or otherwise considered a material change or circumstance for any purpose.

         (d) As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership, limited liability company or other person, entity or organization, whether incorporated or unincorporated, with respect to which such party owns, directly or indirectly, 50% or more of the equity or ownership interests, or an amount of voting securities or ownership interests sufficient to elect at least a majority of its board of directors or other governing body.

             ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PINNACLE

         Subject to Article III, Pinnacle hereby represents and warrants to BancorpSouth as follows:

4.1. Corporate Organization.

         (a) Pinnacle is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Pinnacle has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Pinnacle is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Articles of Incorporation and Bylaws of Pinnacle, copies of which have previously been provided or will be provided to BancorpSouth within seven days following the date hereof, are true and correct copies of such documents as currently in effect. Pinnacle has no Subsidiaries other than Pinnacle Bank and the following subsidiaries of Pinnacle
Bank: Pinnacle Bank Home Loan Company, Inc. ("Pinnacle Mortgage") and Pinnacle Capital Resources, Inc. ("PCR") and, except for such entities, Pinnacle does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly (other than as set forth in Section 4.1(a) of the Pinnacle Disclosure Schedule), any shares of capital stock or any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

         (b) Pinnacle Bank is an Arkansas state bank duly organized, validly existing and in good standing under the laws of the State of Arkansas. The deposit accounts of Pinnacle are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Pinnacle Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Association and Bylaws of Pinnacle Bank, copies of which have previously been provided or will be provided to BancorpSouth within seven days following the date hereof, are true and correct copies of such documents as currently in effect. Except for Pinnacle Mortgage and PCR, Pinnacle Bank has no Subsidiaries and does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

         (c) Pinnacle Mortgage is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Pinnacle Mortgage has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and Bylaws of Pinnacle Mortgage, copies of which have previously been provided or will be provided to BancorpSouth within seven days following the date hereof, are true and correct copies of such documents as currently in effect. Pinnacle Mortgage has no Subsidiaries and does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

         (d) PCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. PCR has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and Bylaws of PCR, copies of which have previously been provided or will be provided to BancorpSouth within seven days following the date hereof, are true and correct copies of such documents as currently in effect. PCR has no Subsidiaries and does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

         (e) The minute books of Pinnacle and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

4.2. Capitalization.

         (a) The authorized capital stock of Pinnacle consists of 100,000 shares of Pinnacle Common Stock, $10.00 par value. There are 17,137 shares of Pinnacle Common Stock issued and outstanding and 915 shares of Pinnacle Common Stock held by Pinnacle as treasury stock. There are no shares of Pinnacle Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 1,721 shares of Pinnacle Common Stock reserved for issuance under Pinnacle's Stock Option Plan, adopted August 30, 1996 and Pinnacle's Non-Employee Director Stock Option Plan, effective as of January 1, 1998 (collectively, the "Pinnacle Option Plan"). There are no shares of Pinnacle Preferred Stock issued or outstanding, held in Pinnacle's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Pinnacle Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and were issued in compliance with and are currently free of all preemptive rights, with no personal liability attaching to the ownership thereof. Except for options outstanding under the Pinnacle Option Plan to purchase a total of 1,721 shares of Pinnacle Common Stock (the "Plan Options"), Pinnacle does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Pinnacle Common Stock or Pinnacle Preferred Stock or any other equity security or capital stock of Pinnacle or any securities representing the right to purchase or otherwise receive any shares of Pinnacle Common Stock or any other equity security or capital stock of Pinnacle. Set forth in Section 4.2(a) of the Pinnacle Disclosure Schedule is a complete and correct list, for each of the Plan Options, of the names of the optionees, the date of grant, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised.

         (b) Except as set forth in Section 4.2(b) of the Pinnacle Disclosure Schedule, Pinnacle owns, directly or indirectly, all of the issued and outstanding shares of the capital stock and equity securities of each of Pinnacle's Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by applicable federal law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Pinnacle's Subsidiaries are not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of any of Pinnacle's Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any of Pinnacle's Subsidiaries. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Pinnacle or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or equity securities of any of Pinnacle's Subsidiaries.

4.3. Authority; No Violation.

         (a) Pinnacle has full corporate power and authority to execute and deliver this Agreement and, upon the receipt of requisite approval by the shareholders of Pinnacle of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Pinnacle. The Board of Directors of Pinnacle has directed that this Agreement and the transactions contemplated hereby be submitted to Pinnacle's shareholders for approval at a meeting of such shareholders, and Pinnacle has approved, or promptly after the date hereof and prior to the Closing Date will approve, this Agreement and the transactions contemplated hereby, and the Board of Directors of Pinnacle has directed officers of Pinnacle to so approve this Agreement and the transactions contemplated herein in its capacity as the sole shareholder of Pinnacle Bank. Except for the adoption of this Agreement by the requisite vote of Pinnacle's shareholders, no other proceedings on the part of Pinnacle or its Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby, except for the approval, which will occur promptly after the date hereof, of this Agreement by the board of directors of each of Pinnacle's Subsidiaries as set forth in Section 6.3 herein. This Agreement has been duly and validly executed and delivered by Pinnacle, and this Agreement constitutes a valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Neither the execution and delivery of this Agreement, nor the consummation by Pinnacle of the transactions contemplated hereby, nor compliance by Pinnacle with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Pinnacle or the articles of incorporation, bylaws or similar governing documents of any of Pinnacle's Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Pinnacle or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or, except as provided in Section 4.14, the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under (except as provided in Section 4.14), accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Pinnacle or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Pinnacle or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Federal Trade Commission (the "FTC") and the Department of Justice ("DoJ"), and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with, and declaration of effectiveness by, the United States Securities and Exchange Commission ("SEC") of a registration statement on Form S-4 (such registration statement and any post-effective amendment thereto relating to this transaction, or any other registration statement on Form S-4 used in connection with the Merger, the "S-4") in which will be included as a prospectus a definitive proxy statement relating to the meeting of shareholders of Pinnacle to be held in connection with this Agreement and the transactions contemplated herein (the "Proxy Statement"), (d) the approval of this Agreement by the requisite vote of the shareholders of Pinnacle, (e) the filing of the Articles of Merger with, as applicable, the Mississippi Secretary, the Arkansas Secretary, the Mississippi Department and the Arkansas Department and (f) approval for listing of BancorpSouth Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (i) the execution and delivery by Pinnacle of this Agreement and (ii) the consummation by Pinnacle and its Subsidiaries of the Merger and the other transactions contemplated hereby.

4.5. Reports. Pinnacle and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any Federal Reserve Bank, (iv) any state banking commissions, including without limitation the Arkansas Department or any other state regulatory authority (each a "State Regulator") and (v) any self-regulatory organization (collectively, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Pinnacle and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Pinnacle, investigation into the business or operations of Pinnacle or any of its Subsidiaries since December 31, 1995. There is no unresolved outstanding violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Pinnacle or any of its Subsidiaries that cannot be resolved with reasonable effort and within a reasonable time.

4.6. Financial Statements. The unaudited consolidated financial statements of Pinnacle and its subsidiaries for the fiscal years ended December 31, 2000, 1999 and 1998, and for the nine-month period ended September 30, 2001 (collectively, the "Pinnacle Financial Statements"), including consolidated statements of condition and statements of earnings, copies of which have been previously provided to BancorpSouth, fairly present the consolidated financial position of Pinnacle and its Subsidiaries as of the respective dates thereof, and fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial position of Pinnacle and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such Pinnacle Financial Statements (including the related notes, where applicable) complies with applicable accounting requirements with respect thereto; and each of such Pinnacle Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Pinnacle and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.7. Broker's Fees. Other than Stephens Inc., neither Pinnacle nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

4.8. Absence of Certain Changes or Events.

         (a) Except as set forth in Section 4.8(a) of the Pinnacle Disclosure Schedule, since September 30, 2001, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Pinnacle.

         (b) Except as set forth in Section 4.8(b) of the Pinnacle Disclosure Schedule, since September 30, 2001, Pinnacle and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

         (c) Section 4.8(c) of the Pinnacle Disclosure Schedule sets forth a true and correct list of all stock options granted since September 30, 2001. Since September 30, 2001, except as set forth in Section 4.8(c) of the Pinnacle Disclosure Schedule, neither Pinnacle nor any of its Subsidiaries has increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2001, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in cash and in the ordinary course of business consistent with past practices) or granted any stock option.

4.9. Legal Proceedings. Section 4.9 of the Pinnacle Disclosure Schedule lists all pending or, to Pinnacle's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Pinnacle or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of Pinnacle or any of its Subsidiaries. Neither Pinnacle nor any of its Subsidiaries is a party to any, and there are no pending or, to Pinnacle's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Pinnacle or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of Pinnacle or any of its Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect with respect to Pinnacle. There is no injunction, order, judgment, decree or unique regulatory restriction imposed upon Pinnacle, any of its Subsidiaries or the assets of Pinnacle or any of its Subsidiaries.

4.10. Taxes.

         (a) (i) Each of Pinnacle and its Subsidiaries has duly and timely filed all Tax Returns (as defined in this Section below) that it was required to file, and all such Tax Returns are true, complete and accurate; (ii) Pinnacle and each of its Subsidiaries has paid all Taxes (as defined in this Section below) required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party; (iii) there are no pending or, to the knowledge of Pinnacle, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Pinnacle or any Subsidiary of Pinnacle; (iv) there are no liens for Taxes upon the assets of Pinnacle or any Subsidiary of Pinnacle, other than liens for current Taxes not yet due; (v) neither Pinnacle nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (vi) with respect to each taxable period of Pinnacle and its Subsidiaries, the federal and state income Tax Returns of Pinnacle and its Subsidiaries have either been audited by the Internal Revenue Service (the "IRS") or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, except as disclosed in Section 4.10(a) of the Pinnacle Disclosure Schedule; (vii) neither Pinnacle nor any of its Subsidiaries has any liability for Taxes of any person (other than Pinnacle and its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any comparable provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise; and (viii) neither Pinnacle nor any Subsidiary of Pinnacle is a party to any tax allocation or sharing agreement.

         (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report or similar statement (including any related or supporting information) required to be filed with respect to any Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

4.11. Employees.

         (a) Section 4.11(a) of the Pinnacle Disclosure Schedule sets forth a true, complete and correct list (all of which are collectively referred to as the "Employee Plans") of all "employee benefit plans" as defined by section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, "ERISA"), all specified fringe benefit plans as defined in section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, or welfare plan, or employment, consulting, change in control, independent contractor, professional services, confidentiality, or non-competition agreement or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which
(i) is now or was for the last five (5) years maintained or contributed to by Pinnacle or an ERISA Affiliate (as hereinafter defined), or (ii) with respect to which Pinnacle or any ERISA Affiliate has any obligations to any current or former officer, Employee, service provider, or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of any liability or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise, and whether or not now due or to become due to Pinnacle or any ERISA Affiliate.

         (b) Pinnacle has heretofore provided to BancorpSouth, with respect to each of the Employee Plans, true and correct copies of each of the following documents, as applicable: (i) the Employee Plan document, (ii) the actuarial report, if any, for such Employee Plan for each of the last three (3) years,
(iii) the most recent determination letter from the IRS for such Employee Plan,
(iv) the IRS Form 5500 annual reports for such Employee Plan for each of the last three (3) years, and (v) the most recent summary plan description and related summaries of material modifications.

         (c) Neither Pinnacle nor any ERISA Affiliate has been liable at any time for contributions to a Plan that is subject to section 412 of the Code, section 302 of ERISA and/or Title IV of ERISA.

         (d) The form and operation of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Employee Plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Pinnacle nor any fiduciary of an Employee Plan has violated the requirements of section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS and the United States Department of Labor (the "DOL") and distributed as required to all participants and beneficiaries, and all notices required by ERISA or the Code with respect to the Employee Plans have been appropriately given. There have been no prohibited transactions with respect to the Employee Plans.

         (e) Each Employee Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS, and neither Pinnacle nor ERISA Affiliate has any knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under section 501(a) of the Code, and Pinnacle is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Plan that is an employee welfare benefit plan (as defined in section 3(1) of ERISA) that utilizes a funding vehicle described in section 501(c)(9) of the Code or is subject to the provisions of section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under section 501(c)(9) of the Code or that the Employee Plan complies with section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any tax under section 511 of the Code.

         (f) There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of Pinnacle, none are threatened.

         (g) No written or oral representations have been made to any Employee or former Employee of Pinnacle or any ERISA Affiliate promising or guaranteeing any employer payment or funding, and no Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any former Employee of Pinnacle or any ERISA Affiliate for any period of time beyond the end of the current plan year (except to the extent of coverage required under Title I, Part 6, of ERISA).

         (h) Except for the possibility of full vesting of Code section 401(a) plan account balances which may be necessitated by Code section 411(d)(3) in order for tax-qualified status to be retained, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any Employee, officer, former Employee or former officer of Pinnacle or any ERISA Affiliate. Except as set forth in Section 4.11(h) of the Pinnacle Disclosure Schedule, no wages, salaries, compensation, bonus, pension or other payments to any employee, affiliate, officer, director or broker of Pinnacle or Pinnacle Bank will be triggered by or result from the consummation of the transactions contemplated by this Agreement. No Employee Plan or other contracts or arrangements, including those contemplated in this Agreement, provide for payments or other benefits that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under section 4999 of the Code (i.e., "golden parachute" taxes). All compensation amounts that have been paid or are payable are or will become deductible by Pinnacle or BancorpSouth pursuant to section 162 of the Code.

         (i) Pinnacle and each ERISA Affiliate have at all times complied and currently comply in all material respects with the applicable continuation requirements for their welfare benefit plans, including (1) section 4980B of the Code (as well as its predecessor provision, section 162(k) of the Code) and sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Section 3.7(i) lists all of the former employees of Pinnacle or any ERISA Affiliate and their beneficiaries who have elected or are eligible to elect COBRA continuation of health insurance coverage under any Plan offering health insurance or medical benefits.

         (j) Neither Pinnacle nor any ERISA Affiliate has incurred any liability to the DOL, the Pension Benefit Guaranty Corporation (the "PBGC") or the IRS in connection with any of the Employee Plans, and, to the best knowledge of Pinnacle, no condition exists that presents a risk to Pinnacle or any ERISA Affiliate of incurring any liability to the DOL, the PBGC or the IRS.

         (k) For the purpose of this Section 4.11, the term "ERISA Affiliate" shall mean (i) any related company or trade or business that is required to be aggregated with Pinnacle under Code sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Plan; and (iii) any predecessor or successor company or trade or business of Pinnacle or any entity described in 4.11(k)(i) and (k)(ii).

         (l) For the purpose of this Section 4.11, the term "Employee" shall be considered to include common law employees of Pinnacle or any ERISA Affiliate, individuals rendering personal services to Pinnacle or any ERISA Affiliate as independent contractors and leased employees of Pinnacle or any ERISA Affiliate as defined in Code section 414(n) and the regulations promulgated pursuant thereto.

         (m) No lien, security interests or other encumbrances exist with respect to any of the assets of Pinnacle or any ERISA Affiliate which were imposed pursuant to the terms of the Code or ERISA and, to the knowledge of Pinnacle, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Employee Plans.

4.12. Pinnacle Information. The information relating to Pinnacle and its Subsidiaries which is provided to BancorpSouth by Pinnacle or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 and the Proxy Statement (except for such portions thereof that relate only to BancorpSouth or any of its Subsidiaries) will comply with the provisions of the Securities Act of 1933, as amended

(the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder.

4.13. Compliance with Applicable Law. Pinnacle and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Pinnacle or any of its Subsidiaries, and neither Pinnacle nor any of its Subsidiaries has received notice, and Pinnacle does not know, of any violations of any of the above.

4.14. Certain Contracts.

         (a) Set forth in Section 4.14(a) of the Pinnacle Disclosure Schedule is a list of any contract or agreement (whether written or oral) to which, Pinnacle or any of its Subsidiaries is a party to or bound by any contract or agreement (whether written or oral) (i) with respect to the employment of any employees, officers, directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from BancorpSouth, Pinnacle, the Surviving Corporation or any of their respective Subsidiaries to any employee, officer, director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC to be performed after the date of this Agreement, (iv) which is not terminable on 90 days or less notice involving the payment of more than $100,000 per annum, or
(v) which materially restricts the conduct of any line of business by Pinnacle or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) is referred to herein as a "Pinnacle Contract." Pinnacle has previously provided to BancorpSouth true and correct copies of each Pinnacle Contract.

         (b) Each Pinnacle Contract described in clause (iii) of Section 4.14(a) is valid and binding and in full force and effect with respect to the obligations of Pinnacle or its Subsidiaries and, to the knowledge of Pinnacle, is valid and binding and in full force and effect with respect to the obligations of the counterparties thereto. Pinnacle and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Pinnacle Contract described in clause (iii) of Section 4.14(a). Except as set forth in Section 4.14(b) of the Pinnacle Disclosure Schedule, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Pinnacle or any of its Subsidiaries under any Pinnacle Contract described in clause (iii) of Section 4.14(a). No other party to any Pinnacle Contract described in clause (iii) of Section 4.14(a) is, to the knowledge of Pinnacle, in default in any respect thereunder.

4.15. Agreements with Regulatory Agencies. Neither Pinnacle nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "Regulatory Agreement") any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Pinnacle or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.16. Business Combination Provision; Takeover Laws. Pinnacle, its Subsidiaries, and this Agreement and the transactions contemplated hereby, are not subject to or are exempt from the requirements of any "moratorium", "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws").

4.17. Environmental Matters.

         (a) Except as disclosed in Section 4.17(a) of the Pinnacle Disclosure Schedule, each of Pinnacle and its Subsidiaries and, to the knowledge of Pinnacle, each of the Participation Facilities and the Loan Properties (each as defined below), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

         (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Pinnacle, threatened, before any Governmental Entity or other forum in which Pinnacle, any of its Subsidiaries, or, to the knowledge of Pinnacle, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or
(ii) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Pinnacle or any of its Subsidiaries, any Participation Facility or any Loan Property;

         (c) Except as disclosed in Section 4.17(c) of the Pinnacle Disclosure Schedule, to the knowledge of Pinnacle, during the period of (i) Pinnacle's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) Pinnacle's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) Pinnacle's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of Pinnacle, prior to the period of (i) Pinnacle's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) Pinnacle's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) Pinnacle's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

         (d) The following definitions apply for purposes of this Section 4.17:
(i) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (ii) "Loan Property" means any property in which Pinnacle or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (iii) "Participation Facility" means any facility in which Pinnacle or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

4.18. Approvals. Pinnacle knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Holding Company Merger and the Bank Merger) should not be obtained.

4.19. Insurance. Pinnacle and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as Pinnacle's management reasonably has determined to be prudent in accordance with industry practices. All of such policies are in full force and effect; Pinnacle and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by Pinnacle have been filed in due and timely fashion.

4.20 Loan Portfolio.

         (a) Except for matters disclosed in Section 4.20 of the Pinnacle Disclosure Schedule, Pinnacle Bank is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor was, as of September 30, 2001, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) as of September 30, 2001, Loan with any director, executive officer or five percent (5%) or greater shareholder of Pinnacle, or to the knowledge of Pinnacle, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20 of the Pinnacle Disclosure Schedule sets forth (i) all of the Loans of Pinnacle Bank that, as of September 30, 2001, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Pinnacle Bank that, as of September 30, 2001, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Pinnacle Bank that, as of September 30, 2001, was classified as "Other Real Estate Owned" and the book value thereof.

         (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) to the knowledge of Pinnacle, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.21 Property. Pinnacle has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the statement of financial condition of Pinnacle as of December 31, 2001 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement or the marketability thereof, (iv) dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which Pinnacle or any of its Subsidiaries as lessee leases real or personal property are valid and enforceable in accordance with their respective terms, and neither Pinnacle nor any of its Subsidiaries is, nor to the knowledge of Pinnacle, is any other party thereto, in default thereunder.

4.22. Reorganization. Pinnacle has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.


            ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH

         Subject to Article III, BancorpSouth hereby represents and warrants to Pinnacle as follows:

5.1. Corporate Organization.

         (a) BancorpSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. BancorpSouth is duly registered as a bank holding company under the BHC Act. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth (the "BancorpSouth Governing Documents"), copies of which have previously been made available to Pinnacle, are true and correct copies of such documents as in effect as of the date of this Agreement.

         (b) BancorpSouth Bank is a Mississippi state bank validly existing and in good standing. The deposit accounts of BancorpSouth Bank are insured by the FDIC through the BIF or Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of BancorpSouth's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth Bank (the "BancorpSouth Bank Governing Documents"), copies of which have previously been made available to Pinnacle, are true and correct copies of such documents as in effect as of the date of this Agreement.

5.2. Capitalization.

         (a) The authorized capital stock of BancorpSouth consists of 500,000,000 shares of BancorpSouth Common Stock. As of November 13, 2001, 85,793,477 shares of BancorpSouth Common Stock were issued, 4,426,812 shares of BancorpSouth Common Stock were held in BancorpSouth's treasury and 81,366,665 shares of BancorpSouth Common Stock were outstanding. As of the date of this Agreement, no shares of BancorpSouth Common Stock were reserved for issuance, except shares reserved for issuance pursuant to employee benefit plans, stock option plans and BancorpSouth's shareholder rights plan pursuant to which holders of BancorpSouth Common Stock are granted certain attached rights that are exercisable under certain circumstances (the "BancorpSouth Rights"). All of the issued and outstanding shares of BancorpSouth Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the plans and arrangements referred to above with respect to reserved shares and BancorpSouth's dividend reinvestment plan, BancorpSouth does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BancorpSouth Common Stock or any other equity securities of BancorpSouth or any securities representing the right to purchase or otherwise receive any shares of BancorpSouth Common Stock. The shares of BancorpSouth Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         (b) Exhibit 21 to BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 2000 sets forth a true and correct list of all material Subsidiaries of BancorpSouth as of the date of this Agreement. BancorpSouth owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of BancorpSouth, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary owned as of the date hereof by BancorpSouth has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of BancorpSouth calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.3. Authority; No Violation.

         (a) BancorpSouth has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of BancorpSouth. BancorpSouth has approved, or promptly after the date hereof and prior to the Closing Date will approve, this Agreement and the transactions contemplated hereby, and the Board has directed officers of BancorpSouth to so approve this Agreement and the transactions contemplated herein in its capacity as the sole shareholder of the BancorpSouth Bank. Other than the approval of the Board of Directors of BancorpSouth Bank, no other corporate proceedings on the part of BancorpSouth or BancorpSouth's Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BancorpSouth and constitutes a valid and binding obligation of BancorpSouth, enforceable against BancorpSouth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Neither the execution and delivery of this Agreement by BancorpSouth, nor the consummation by BancorpSouth of the transactions contemplated hereby, nor compliance by BancorpSouth with any of the terms or provisions hereof or thereof, will (i) violate any provision of the BancorpSouth Governing Documents or the BancorpSouth Bank Governing Documents, or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancorpSouth or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of BancorpSouth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BancorpSouth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the FDIC, the FTC, and the DoJ, and approval of such applications and notices, (b) such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with, and declaration of effectiveness by, the SEC of the S-4, (d) the filing of the Articles of Merger with the Mississippi Secretary, the Arkansas Secretary, the Mississippi Department and the Arkansas Department, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of BancorpSouth Common Stock pursuant to this

Agreement, (f) approval for listing of the BancorpSouth Common Stock to be issued in the Merger on the NYSE, and (g) approval of the Board of Directors of BancorpSouth Bank, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with
(i) the execution and delivery by BancorpSouth of this Agreement and (ii) the consummation by BancorpSouth and BancorpSouth Bank of the Merger and the other transactions contemplated hereby.

5.5. Reports. BancorpSouth and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of BancorpSouth and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of BancorpSouth, investigation into the business or operations of BancorpSouth or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of BancorpSouth or any of its Subsidiaries.

5.6. Reorganization. BancorpSouth has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.7. Financial Statements; SEC Reports.

         (a) The consolidated financial statements of BancorpSouth and its subsidiaries (the "BancorpSouth Financial Statements"), including consolidated statements of condition, statements of earnings, changes in shareholders' equity and cash flows and related notes, included in the BancorpSouth SEC Reports (as defined in this section below) fairly present the consolidated financial position of BancorpSouth and its Subsidiaries as of the respective date thereof, and fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial position of BancorpSouth and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such BancorpSouth Financial Statements (including the related notes, where applicable) complies with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such BancorpSouth Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC Form 10-Q. The books and records of BancorpSouth and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         (b) BancorpSouth's Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 1999 and 1998, and all other reports, registration statements, definitive proxy statements or information statements filed by BancorpSouth or any of its Subsidiaries subsequent to December 31, 2000 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, or under the securities regulations of the SEC, in the form filed (collectively, the "BancorpSouth SEC Reports") with the SEC as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. BancorpSouth has timely filed all BancorpSouth SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all BancorpSouth SEC Reports complied with the published rules and regulations of the SEC with respect thereto.

5.8. Absence of Certain Changes or Events. Except as disclosed in any BancorpSouth SEC Report filed with the SEC prior to the date of this Agreement, since December 31, 2000, BancorpSouth and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

5.9. Legal Proceedings. Except as set forth in a BancorpSouth SEC Report, neither BancorpSouth nor any of its Subsidiaries is a party to any and there are no pending or, to BancorpSouth's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BancorpSouth or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of BancorpSouth or any of it Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction imposed upon BancorpSouth, any of its Subsidiaries or the assets of BancorpSouth or any of its Subsidiaries.

5.10. BancorpSouth Information. The information relating to BancorpSouth and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 and the Proxy Statement (except for such portions thereof that relate only to Pinnacle or any of its Subsidiaries) will comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

5.11. Compliance with Applicable Law. BancorpSouth and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BancorpSouth or any of its Subsidiaries, and neither BancorpSouth nor any of its Subsidiaries knows of, or has received notice, and BancorpSouth does not know, of any violations of any of the above.

5.12. Approvals. BancorpSouth knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Holding Company Merger and the Bank Merger) should not be obtained.

             ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Covenants of Pinnacle. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of BancorpSouth, Pinnacle and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Pinnacle Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by BancorpSouth, Pinnacle shall not, and shall not permit any of its Subsidiaries to:

         (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock during any period, other than dividends or distributions by a Subsidiary of Pinnacle to Pinnacle;

         (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in
Section 1.4(b) hereof) any shares of the capital stock of Pinnacle or any Subsidiary of Pinnacle, or any securities convertible into or exercisable for any shares of the capital stock of Pinnacle or any Subsidiary of Pinnacle, (ii) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses
(ii) and (iii), for the issuance of Pinnacle Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to the Pinnacle Option Plans all to the extent outstanding and in existence on the date of this Agreement and in accordance with their current terms;

         (c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

         (d) directly or indirectly, (i) solicit, initiate, encourage, facilitate, entertain or accept any Acquisition Proposal (as defined in this subsection below), or (ii) participate or engage in any discussions or negotiations with any person or entity other than BancorpSouth or BancorpSouth Bank relating or with respect to any Acquisition Proposal, or (iii) provide any nonpublic information to any person or entity other than BancorpSouth or BancorpSouth Bank relating or with respect to any Acquisition Proposal, or (iv) make any Acquisition Proposal to any person or entity other than BancorpSouth and BancorpSouth Bank, or (v) enter into any agreement with respect to any Acquisition Proposal, or (vi) otherwise facilitate any effort or attempt to make an Acquisition Proposal, or (vii) authorize or permit any of its officers, directors, employees, representatives or agents to do any of the foregoing; provided, however, that in response to an unsolicited, bona-fide written Acquisition Proposal, Pinnacle, after giving notice of such to BancorpSouth, may do the following if the Board of Directors of Pinnacle determines in good faith that it must do so to comply with its fiduciary duties: (i) communicate information about such Acquisition Proposal to Pinnacle's shareholders if required under applicable law, and (ii) authorize and permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants, financial advisors, or agents to (A) participate or engage in such discussions or negotiations, or (B) provide or cause to be provided nonpublic information. Pinnacle will immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations previously or currently conducted with any persons or entities other than BancorpSouth and BancorpSouth Bank with respect to any Acquisition Proposal or any of the foregoing. Pinnacle will notify BancorpSouth immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Pinnacle, and Pinnacle will promptly (within 24 hours) inform BancorpSouth in writing of all of the relevant details with respect to the foregoing, including the material terms and conditions of such request or Acquisition Proposal and the identity of the person or group making such request or proposal. Pinnacle will keep BancorpSouth fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal. Notwithstanding the foregoing, Pinnacle must submit the Merger contemplated by this Agreement to its shareholders for approval prior to the submission of any other Acquisition Proposal. In the event this Agreement is terminated for any reason other than BancorpSouth's failure to perform its obligations hereunder, after the expiration of any applicable cure periods (if BancorpSouth fails to cure any such breach), if an Acquisition Proposal has been made or is made at any time within a six (6) month period after such termination of this Agreement, Pinnacle shall pay $500,000 in cash to BancorpSouth on demand. For purposes of this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Pinnacle or any Subsidiary of Pinnacle or any proposal, inquiry or offer to acquire in any manner all or 10% or greater equity interest in, or all or a substantial portion of the assets of, Pinnacle or any Subsidiary of Pinnacle, other than the transactions contemplated or permitted by this Agreement;

         (e) make any capital expenditures other than those which are (i) set forth in Section 6.1 of the Pinnacle Disclosure Schedule or (ii) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $250,000 in the aggregate, or except as necessary to comply with applicable regulatory guidelines or requirements;

         (f) enter into any new line of business;

         (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or entity or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to Pinnacle, or which could reasonably be expected to impede or delay consummation of the Merger, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

         (h) except as contemplated by Article III hereof or this Article VI, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

         (i) change its methods of accounting in effect at December 31, 2000, except as required by changes in GAAP or regulatory accounting principles as concurred to by Pinnacle's independent auditors;

         (j) except as set forth in Section 7.7 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code,
(i) adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between Pinnacle or any Subsidiary of Pinnacle and one or more of its current or former directors, officers or employees, (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the cash compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof, or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

         (k) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

         (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

         (m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

         (n) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Pinnacle or any of its Subsidiaries is a party or by which Pinnacle or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date, or amend or waive the provisions of any confidentiality or standstill agreement to which Pinnacle or any of its affiliates is a party as of the date hereof;

         (o) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

         (p) enter or commit to enter into any new loans outside their ordinary course of business, consistent with past practice, or in an original principal amount in excess of $750,000, or renew, or commit to renew, any existing loans in a principal amount in excess of $750,000, or enter into new loan transactions subject to the requirements of Regulation O of the Federal Reserve Board, 12 C.F.R. ss. 215 (or the equivalent) in excess of $500,000 in the aggregate (each, an "Insider Loan") without having provided prior written notice to BancorpSouth of the persons to whom such Insider Loans are made and the terms and purposes of such Insider Loans; or

         (q) agree or commit to do any of the foregoing.

6.2. Covenants of BancorpSouth. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of Pinnacle, BancorpSouth and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in
Section 6.2 of the BancorpSouth Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by Pinnacle, BancorpSouth shall not, and shall not permit any of its Subsidiaries to:

         (a) except as contemplated by Article III hereof, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

         (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval;

         (c) change its methods of accounting in effect at December 31, 2000, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by BancorpSouth's independent auditors; or

         (d) agree or commit to do any of the foregoing.

6.3. Mutual Covenant. Each of Pinnacle and BancorpSouth shall cause the boards of directors of each of Pinnacle's Subsidiaries and BancorpSouth Bank, respectively, to consider and act to approve this Agreement promptly after the date hereof and prior to the Closing Date.

                       ARTICLE VII. ADDITIONAL AGREEMENTS

7.1. Regulatory Matters.

         (a) BancorpSouth and Pinnacle shall promptly prepare and file with the SEC the Proxy Statement, and BancorpSouth shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Pinnacle and BancorpSouth shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Pinnacle shall thereafter mail the Proxy Statement to its shareholders as promptly as practicable. BancorpSouth shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Holding Company Merger and the Bank Merger). Pinnacle and BancorpSouth shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Pinnacle or BancorpSouth, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (c) BancorpSouth and Pinnacle shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BancorpSouth, Pinnacle or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

         (d) BancorpSouth and Pinnacle shall promptly furnish each other with copies of written communications received by BancorpSouth or Pinnacle, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2. Access to Information.

         (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Pinnacle shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, attorneys, financial advisors and other representatives (each, a "Representative") of BancorpSouth, access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to BancorpSouth all information concerning its business, properties and personnel as BancorpSouth may reasonably request. In addition, Pinnacle and each of its Subsidiaries shall permit a Representative of BancorpSouth to have access to the premises and observe the operations of Pinnacle or any of its Subsidiaries, as the case may be, without interfering with the operations of Pinnacle or any of its Subsidiaries and only during normal business hours, and to attend each meeting of their respective Boards of Directors and committees thereof (other than during discussions regarding this Agreement and the transactions contemplated hereby). Neither Pinnacle nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably violate or prejudice the rights of its customers or its relationship with such customers, reasonably jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Pinnacle shall identify the nature of any such limitation on access and disclosure, and the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) BancorpSouth agrees that it will not use Confidential Information related to Pinnacle or its Subsidiaries or their predecessor entities, subsidiaries or affiliates for any purpose other than assisting BancorpSouth in consummating the transactions contemplated hereby. BancorpSouth agrees not to disclose or allow disclosure to others of any such Confidential Information, except that BancorpSouth may disclose Confidential Information to its directors, officers, employees, partners, affiliates, agents, advisors or representatives (collectively, "BancorpSouth Representatives"), to the extent necessary to permit such BancorpSouth Representatives to assist BancorpSouth in consummating the transactions contemplated hereby; provided, however, that BancorpSouth shall require each such BancorpSouth Representative to be bound by the terms of this Section to the same extent as if they were parties hereto, and BancorpSouth shall be responsible for any breach of this Section by any of the BancorpSouth Representatives. In addition, BancorpSouth agrees that it will not make any disclosure that it is having or has had discussions concerning the transactions contemplated hereby or any terms which have been or are being discussed, that it has received Confidential Information or that it is considering the transactions contemplated hereby; provided that it may make such disclosure if it has received the written opinion of its counsel that such disclosure must be made by it in order that it not commit a violation of law and, prior to such disclosure, it promptly advises and consults with Pinnacle and its legal counsel concerning the information it proposes to disclose. In the event that BancorpSouth or anyone to whom BancorpSouth transmits any Confidential Information in accordance with this Section is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, BancorpSouth will give Pinnacle prompt written notice of such request or requirement so that Pinnacle may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Section, and BancorpSouth will cooperate with Pinnacle to obtain such protective order. In the event that such protective order or other remedy is not obtained or Pinnacle waives compliance with the relevant provisions of this Section, BancorpSouth (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the written opinion of BancorpSouth's counsel, is legally required to be disclosed and, upon Pinnacle's request, will use BancorpSouth's best efforts to obtain assurances that confidential treatment will be accorded to such information.

         (c) Pinnacle and its Subsidiaries agree that they will not use Confidential Information related to BancorpSouth or its Subsidiaries or their predecessor entities, subsidiaries or affiliates for any purpose other than assisting Pinnacle in consummating the transactions contemplated hereby. Pinnacle and its Subsidiaries agree not to disclose or allow disclosure to others of any such Confidential Information, except that Pinnacle may disclose Confidential Information to its directors, officers, employees, partners, affiliates, agents, advisors or representatives (collectively, "Pinnacle Representatives") only upon obtaining the prior written consent of BancorpSouth with respect to any disclosure of such information to a particular Pinnacle Representative, to the extent necessary to permit such Pinnacle Representatives to assist Pinnacle in consummating the transactions contemplated hereby; provided, however, that Pinnacle shall require each such Pinnacle Representative to be bound by the terms of this Section to the same extent as if they were parties hereto, and Pinnacle shall be responsible for any breach of this Section by any of the Pinnacle Representatives. In addition, Pinnacle and their Subsidiaries agree that they will not make any disclosure that they are having or have had discussions concerning the transactions contemplated hereby or any terms which have been or are being discussed, that they have received Confidential Information or that they are considering the transactions contemplated hereby; provided that they may make such disclosure if they have received the written opinion of their counsel that such disclosure must be made by them in order that they not commit a violation of law and, prior to such disclosure, they promptly advise and consult with BancorpSouth and its legal counsel concerning the information they propose to disclose. In the event that Pinnacle or one of its Subsidiaries or anyone to whom Pinnacle or one of its Subsidiaries transmits any Confidential Information in accordance with this Section is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, Pinnacle will give BancorpSouth prompt written notice of such request or requirement so that BancorpSouth may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Section, and Pinnacle will cooperate with BancorpSouth to obtain such protective order. In the event that such protective order or other remedy is not obtained or BancorpSouth waives compliance with the relevant provisions of this Section, Pinnacle (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the written opinion of Pinnacle's counsel, is legally required to be disclosed and, upon BancorpSouth's request, will use Pinnacle's best efforts to obtain assurances that confidential treatment will be accorded to such information.

         (d) For purposes of this Section, "Confidential Information" will be deemed to include: (a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of Pinnacle or BancorpSouth, respectively, any predecessor entity or any subsidiary or other affiliate of Pinnacle or BancorpSouth (whether prepared by Pinnacle or BancorpSouth or by any other person and whether or not in written form) that is, has been or will be made available to another party hereto or its Representative by or on behalf of Pinnacle or BancorpSouth or any Representative of Pinnacle or BancorpSouth; (b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is, has been or will be prepared by or for Pinnacle or BancorpSouth or any Representative of Pinnacle or BancorpSouth and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause (a) of this sentence; (c) the existence and terms of this Agreement and the proposed terms of any other agreement contemplated hereby and the fact that information of the type referred to in clause (a) of this sentence has been made available to Pinnacle or BancorpSouth or any of their respective Representatives; and (d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving Pinnacle and BancorpSouth and the proposed terms of any such transaction. "Confidential Information" will not be deemed to include: (i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by either a party hereto or by any of such party's Representatives in violation of the terms hereof; (ii) any information that was in a disclosing party's possession prior to the time it was first made available to such party or any of such party's Representatives by or on behalf of the other parties hereto or any of the other party's Representatives, provided that the source of such information was not and is not bound by any contractual or other obligation of confidentiality to the person to whom such information relates or any other person with respect to any of such information; or (iii) any information that becomes available on a non-confidential basis from a source other than the other parties hereto, provided that such source is not bound by any contractual or other obligation of confidentiality to the party to whom the information relates or any other person with respect to any of such information.

         (e) If the transactions contemplated hereby are not consummated or if, at any time, either Pinnacle or BancorpSouth (each a "Requesting Party") requests, the other party and its Representatives will promptly deliver to the Requesting Party any Confidential Information (and all copies thereof) obtained or possessed by such other party or any of its Representatives. Notwithstanding the delivery to the Requesting Party of Confidential Information pursuant to this Section, the parties and their Representatives will continue to be bound by their confidentiality obligations and other obligations under this Section.

         (f) Notwithstanding anything in any other agreement to the contrary, no investigation by BancorpSouth or its Representatives shall affect the representations, warranties, covenants or agreements of Pinnacle set forth herein, and the parties shall remain responsible to the extent provided herein, subject to Section 10.2.

         (g) The parties agree that the provisions of this Section 7.2 shall supersede any prior agreements between the parties with respect to the subject matter hereof; provided however, that the provisions of the last paragraph on page 2 of the Confidentiality Agreement, dated October 10, 2001, between Pinnacle and BancorpSouth, shall survive the execution (or termination) of this Agreement and remain in full force and effect for the term thereof.

7.3. Shareholder Meeting. Pinnacle shall take all steps in accordance with applicable law necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement. Pinnacle will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement; provided, however, that Pinnacle's Board of Directors may submit this Agreement and the transactions contemplated herein to its shareholders for approval without recommendation pursuant to Section 4-27-1103 of the ABCA if Pinnacle's Board of Directors determines in good faith that it must do so in order to comply with its fiduciary duties.

7.4. Legal Conditions to Merger. Each of BancorpSouth and Pinnacle shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Pinnacle or BancorpSouth or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.5. Affiliates. Pinnacle shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of such party to deliver to BancorpSouth, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5.

7.6. NYSE Listing. BancorpSouth shall make all filings required of it to cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

7.7. Employee Benefit Plans; Existing Agreements.

         (a) As of the Effective Time, to the extent permissible under the terms of the BancorpSouth Plans, the employees of Pinnacle and its Subsidiaries (the "Pinnacle Employees") shall be eligible to participate in BancorpSouth's employee benefit plans in which similarly situated employees of BancorpSouth or BancorpSouth Bank participate, to the same extent as similarly situated employees of BancorpSouth or BancorpSouth Bank (it being understood that inclusion of Pinnacle Employees in BancorpSouth's employee benefit plans may occur at different times with respect to different plans).

         (b) With respect to each BancorpSouth Plan that is an "employee benefit plan," as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for vesting or accrual of pension benefits) service with Pinnacle (or predecessor employers to the extent Pinnacle provides past service credit) shall be treated as service with BancorpSouth; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each BancorpSouth Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Pinnacle Plan. Pinnacle Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the BancorpSouth Plan.

         (c) As of the Effective Time, except as described in Section 8.2(d) below and except as otherwise agreed, BancorpSouth shall assume and honor and shall cause the appropriate Subsidiaries of BancorpSouth to assume and to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Pinnacle or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Pinnacle Disclosure Schedule.

         (d) BancorpSouth and Pinnacle agree to cooperate and take all reasonable actions to effect the merger of any employee benefit plan that is intended to be qualified under section 401(a) of the Code into the appropriate tax-qualified retirement plan of BancorpSouth after the Merger is completed, so that such plan merger satisfies the requirements of section 414(l) of the Code; provided, however, that BancorpSouth shall not be obligated to effect such a merger of a plan unless such plan is fully funded under section 412 of the Code and section 302 of ERISA, to the extent applicable, and the merger would not jeopardize the tax-qualified status of any BancorpSouth Plan.

         (e) Notwithstanding the preceding paragraph, if requested by BancorpSouth, prior to the Effective Time, Pinnacle shall freeze, terminate, amend or take other action with respect to any Plan that BancorpSouth, in its sole discretion, deems advisable and not inconsistent with this Agreement, and provide all required notices to participants and appropriate governmental agencies.

7.8. Indemnification of Pinnacle Directors and Officers.

         (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Pinnacle or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Pinnacle, any of the Subsidiaries of Pinnacle or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, BancorpSouth shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth; provided, however, that (1)

BancorpSouth shall have the right to assume the defense thereof and, upon such assumption, BancorpSouth shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BancorpSouth elects not to assume such defense or if counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between BancorpSouth and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth, and BancorpSouth shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) BancorpSouth shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (unless an ethical conflict of interest arises for such firm of counsel in representing all Indemnified Parties), (3) BancorpSouth shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) BancorpSouth shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify BancorpSouth thereof; provided that the failure to so notify shall not affect the obligations of BancorpSouth under this Section 7.8 except to the extent such failure to notify materially prejudices BancorpSouth. BancorpSouth's obligations under this Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time.

         (b) BancorpSouth shall cause each person serving as a director or officer of Pinnacle immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by Pinnacle (provided that BancorpSouth may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall BancorpSouth be required to expend on an annual basis more than 150% of the current amount expended by Pinnacle (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if BancorpSouth is unable to maintain or obtain the insurance called for by this Section 7.8(b), BancorpSouth shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

         (c) In the event BancorpSouth or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of BancorpSouth assume the obligations set forth in this Section.

         (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.9. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BancorpSouth.

7.10. Coordination of Dividends. After the date of this Agreement each of BancorpSouth and Pinnacle shall coordinate with the other the declaration of any dividends in respect of Pinnacle Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Pinnacle Common Stock may (to the extent allowed by law and declared) receive one, but not more than one, dividend for any calendar quarter or other period with respect to their shares of Pinnacle Common Stock and any shares of BancorpSouth Common Stock any holder of Pinnacle Common Stock receives in exchange thereof in the Merger.

7.11. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of BancorpSouth and Pinnacle agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.12. Tax-Free Qualification. Each of BancorpSouth and Pinnacle shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                       ARTICLE VIII. CONDITIONS PRECEDENT

8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite votes of the shareholders of Pinnacle under applicable law.

         (b) Listing of Shares. The shares of BancorpSouth Common Stock which shall be issued to the shareholders of Pinnacle upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

         (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) Minimum Age Requirements. All minimum age requirements with respect to Pinnacle Bank arising under Section 23-48-503(a)(2) of the ABA shall have lapsed.

         (f) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2. Conditions to Obligations of BancorpSouth. The obligation of BancorpSouth to effect the Merger is also subject to the satisfaction or waiver by BancorpSouth at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Pinnacle set forth in Sections 4.2 and 4.8 of this Agreement shall be true and correct in all respects without giving effect to Section 3.2 of this Agreement, and those set forth elsewhere in this Agreement shall be true and correct after giving effect to Section 3.2, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. BancorpSouth shall have received a certificate signed on behalf of Pinnacle by the Chief Executive Officer and the Chief Financial Officer of Pinnacle to the foregoing effect.

         (b) Performance of Obligations of Pinnacle. Pinnacle shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BancorpSouth shall have received a certificate signed on behalf of Pinnacle by the Chief Executive Officer and the Chief Financial Officer of Pinnacle to such effect.

         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (d) Employment Agreements. The written employment agreements with the employees listed on Schedule 3.2(b) (collectively, the "Employment Agreements"), executed as of the date hereof, shall remain in full force and effect, and BancorpSouth shall have no reasonable basis to believe that there is a currently existing or anticipated breach of such Employment Agreements by any such employees.

         (e) Federal Tax Opinion. BancorpSouth shall have received an opinion from Waller Lansden Dortch & Davis, PLLC, counsel to BancorpSouth ("BancorpSouth's Counsel"), in form and substance reasonably satisfactory to BancorpSouth, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Holding Company Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code and that BancorpSouth and Pinnacle will each be a party to that reorganization. In rendering such opinion, BancorpSouth's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, Pinnacle and others, reasonably satisfactory in form and substance to such counsel. BancorpSouth and Pinnacle will cooperate with each other and BancorpSouth's Counsel in executing and delivering to BancorpSouth's Counsel customary representations letters in connection with such opinion.

8.3. Conditions to Obligations of Pinnacle. The obligation of Pinnacle to effect the Merger is also subject to the satisfaction or waiver by Pinnacle at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of BancorpSouth set forth in this Agreement shall be true and correct after giving effect to Section 3.2 of this Agreement as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Pinnacle shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the Chief Financial Officer of BancorpSouth to the foregoing effect.

         (b) Performance of Obligations of BancorpSouth. BancorpSouth shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Pinnacle shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the Chief Financial Officer of BancorpSouth to such effect.

         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (d) Federal Tax Opinion. Pinnacle shall have received an opinion from Kutak Rock LLP ("Pinnacle's Counsel"), or other counsel reasonably satisfactory to Pinnacle, in form and substance reasonably satisfactory to Pinnacle, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Holding Company Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that BancorpSouth and Pinnacle will each be a party to that reorganization. In rendering such opinion, Pinnacle's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, Pinnacle and others, reasonably satisfactory in form and substance to such counsel. BancorpSouth and Pinnacle will cooperate with each other and Pinnacle's Counsel in executing and delivering to Pinnacle's Counsel customary representations letters in connection with such opinion.

                     ARTICLE IX. TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Pinnacle:

         (a) By mutual consent of Pinnacle and BancorpSouth in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) By either BancorpSouth or Pinnacle upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

         (c) By BancorpSouth or Pinnacle upon written notice to the other party if the Merger shall not have been consummated on or before April 30, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) By BancorpSouth upon written notice to Pinnacle (provided that BancorpSouth may not terminate if it is in material breach of any of its obligations under Section 7.3) if any approval of the shareholders of Pinnacle required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a respective duly held meeting of such shareholders or at any adjournment or postponement thereof;

         (e) By either BancorpSouth or Pinnacle upon written notice to the other party (provided that the terminating party is not then in breach of any representation or warranty (after giving effect to Section 3.2) or material breach of any covenant or other agreement contained herein) in the event of either: (i) if any of the representations or warranties set forth in this Agreement on the part of the other party hereto shall be or become untrue or incorrect (after giving effect to Section 3.2 hereof as provided in Article VIII), and such representation is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to the party making such representation; or (ii) a material breach by the other party of any of the covenants or agreements contained in this Agreement, and such breach is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to such other party; or

         (f) By BancorpSouth upon written notice to Pinnacle if Pinnacle's Board of Directors shall have failed to recommend in the Proxy Statement that Pinnacle's shareholders approve and adopt this Agreement, or Pinnacle's Board of Directors shall have withdrawn, modified or changed, in a manner adverse to BancorpSouth, its approval or recommendation of this Agreement and the transactions contemplated hereby, or if Pinnacle enters into any letter of intent, agreement in principle, or acquisition or similar agreement related or with respect to any Acquisition Proposal.

9.2. Effect of Termination. In the event of termination of this Agreement by either BancorpSouth or Pinnacle as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b)-(e) and (g),
9.2 and 10.3 shall survive any termination of this Agreement (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement, and Pinnacle shall not be relieved or released from any obligation to make payment to BancorpSouth pursuant to Section 6.1(d) hereof.

9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Pinnacle; provided, however, that after any approval of the transactions contemplated by this Agreement by Pinnacle's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to such shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                          ARTICLE X. GENERAL PROVISIONS

10.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Central
Time) on the first day which is at least two business days after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at the offices of Waller Lansden Dortch & Davis, PLLC,

511 Union Street, Suite 2100, Nashville, Tennessee 37219, or at such other time, date and place as is agreed to by the parties hereto.

10.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than Section 10.3 hereof) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3. Expenses. All costs and expenses, including legal, accounting and financial advisory fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to BancorpSouth, to:         BancorpSouth, Inc.
                                             One Mississippi Plaza
                                             Tupelo, Mississippi 38804
                                             Attention: Chief Executive Officer
                                             Facsimile: (662) 680-2006

         with a copy (which shall not
         constitute notice) to:              Waller Lansden Dortch & Davis,
                                               A Professional Limited Liability Company
                                             511 Union Street, Suite 2100
                                             Nashville, Tennessee 37219
                                             Attention: Ralph W. Davis, Esq.
                                             Facsimile: (615) 244-6804

         and

         (b) if to Pinnacle, to:             Pinnacle Bancshares, Inc.
                                             2610 Cantrell Road
                                             Little Rock, Arkansas 72202
                                             Attention: Robert Althoff
                                             Facsimile: (501) 614-5005

         with a copy (which shall not
         constitute notice) to:              Kutak Rock LLP
                                             Suite 1100, 425 West Capitol Avenue
                                             Little Rock, Arkansas 72201-3409
                                             Attention: Jeffrey J. Gearhart, Esq.
                                             Facsimile: (501) 975-3001

10.5. Interpretation.

         (a) In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) when a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement, as applicable. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 14, 2001. Unless the context otherwise requires, when used in this Agreement, (i) the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require, and (ii) the term "or" shall mean "and/or." For purposes of this Agreement, "knowledge" means, with respect to an individual, such individual is actually aware, after reasonable inquiry, of the particular fact, matter, circumstance or other item, and, with respect to any party, entity or other person other than an individual, any individual who is serving as a director, chairman, chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, controller, chief credit officer, general counsel, senior or executive vice president, or regional chairman of such party, entity or other person or other officer, regardless of title, thereof charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates, has or at any time had "knowledge" of such fact, matter, circumstance or other item. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time. References to any party to this Agreement shall include references to its respective successors and permitted assigns. References to law are references to that law as amended, consolidated, supplemented or replaced from time to time, and shall include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, rule of common law and of equity and judgment and shall include the requirements of any applicable stock exchange. References to a judgment shall include references to any order, injunction, decree, determination or award of any court or tribunal. References to any Governmental Entity or Regulatory Agency include any successor to that Governmental Entity or Regulatory Agency.

         (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

10.6. Defined Terms. Certain terms used in this Agreement have the meanings ascribed thereto herein, and shall be applicable to the singular and the plural forms of such terms, except as otherwise provided herein.

10.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other party hereto, it being understood that all parties need not sign the same counterpart.

10.8. Entire Agreement. This Agreement (including the schedules, exhibits, documents and instruments referred to herein) constitutes the entire agreement and, except as specifically provided herein, supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without regard to the conflicts of laws principles of any jurisdiction.

The parties agree that the venue for resolution of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Mississippi.

10.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, without having to post bond therefor or prove actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.12. Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither BancorpSouth nor Pinnacle shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which such consent shall not be unreasonably withheld or delayed.

10.13. Assignment; Successors; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.


                   [THE FOLLOWING PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written for themselves and their respective Subsidiaries.

                                       BANCORPSOUTH, INC.



                                       By: /s/ Aubrey B. Patterson
                                           -------------------------------------
                                           Aubrey B. Patterson
                                           Chairman and Chief Executive Officer



                                       PINNACLE BANCSHARES, INC.



                                       By: /s/ Robert M. Althoff
                                           -------------------------------------
                                           Robert M. Althoff
                                           President and Chief Executive Officer

                                                                         ANNEX B

                    ARKANSAS BUSINESS CORPORATION ACT OF 1987
                                  SUBCHAPTER 13
                               DISSENTERS' RIGHTS

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

4-27-1301. DEFINITIONS.

In this subchapter:

        1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

        2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 4-27-1302 and who exercises that right when and in the manner required by ss.ss. 4-27-1320 - 4-27-1328;

        3. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

        4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

        5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

        6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

        7. "Shareholder" means the record shareholder or the beneficial shareholder.

4-27-1302. RIGHT OF DISSENT.

A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

        1. Consummation of a plan of merger to which the corporation is a party:

                (i) If shareholder approval is required for the merger by ss. 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                (ii) If the corporation is a subsidiary that is merged with its parent under ss. 4-27-1104;

        2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

        4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                (i) Alters or abolishes a preferential right of the shares;

                (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ss. 4-27-604; or

        5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

4-27-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

        1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


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

PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

4-27-1320. NOTICE OF DISSENTERS' RIGHTS.

A. If proposed corporate action creating dissenters' rights under ss. 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

B. If corporate action creating dissenters' rights under ss. 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 4-27-1322.

4-27-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

A. If proposed corporate action creating dissenters' rights under ss. 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (2) Must not vote his shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.

4-27-1322. DISSENTERS' NOTICE.

A. If proposed corporate action creating dissenters' rights under ss. 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss. 4-27-1321.

B. The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection A. of this section is delivered; and

         (5) Be accompanied by a copy of this subchapter.



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

4-27-1323. DUTY TO DEMAND PAYMENT.

A. A shareholder sent a dissenters' notice described in ss. 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss. 4-27-1322B.3, and deposit his certificates in accordance with the terms of the notice.

B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

4-27-1324. SHARE RESTRICTIONS.

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ss. 4-27-1326.

B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

4-27-1325. PAYMENT.

A. Except as provided in ss. 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ss. 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

B.       The payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3) An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under ss. 4-27-1328; and

         (5) A copy of this subchapter.

4-27-1326. FAILURE TO TAKE ACTION.

A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ss. 4-27-1322 and repeat the payment demand procedure.

4-27-1327. AFTER-ACQUIRED SHARES.

A. A corporation may elect to withhold payment required by ss. 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

B. To the extent the corporation elects to withhold payment under subsection A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 4-27-1328.

4-27-1328. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under ss. 4-27-1325), or reject the corporation's offer under ss. 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount paid under ss. 4-27-1325 or offered under ss. 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under ss. 4-27-1325 within sixty (60) days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment for his shares.

JUDICIAL APPRAISAL OF SHARES

4-27-1330. COURT ACTION.

A. If a demand for payment under ss. 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

E.       Each dissenter made a party to the proceeding is entitled to judgment:

         (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

         (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss. 4-27-1327.

4-27-1331. COURT COSTS AND COUNSEL FEES.

A. The court in an appraisal proceeding commenced under ss. 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ss. 4-27-1328.

B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss.ss. 4-27-1320 - 4-27-1328; or

         2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.





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